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TABLE OF CONTENTS 2

As filed with the Securities and Exchange Commission on April 6, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Stroud Energy, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	20-3216550 (I.R.S. Employer Identification Number)
801 Cherry Street Suite 3800, Unit 19 Fort Worth, Texas 76102 (817) 882-8000 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)	Patrick J. Noyes
Chief Executive Officer
801 Cherry Street
Suite 3800, Unit 19
Fort Worth, Texas 76102
(817) 882-8000
(Name, Address, Including Zip Code, and Telephone Number, including
Area Code, of Agent for Service)

Copies to:
Joe Dannenmaier Thompson & Knight LLP 1700 Pacific Avenue, Suite 3300 Dallas, Texas 75201 (214) 969-1700	Michael L. Bengtson Baker Botts L.L.P. 98 San Jacinto Boulevard Austin, Texas 78701 (512) 322-2500

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $.001 per share	$79,350,000	$8,491

Rights to purchase Series A Junior Participating Preferred Stock, par value $.001 per share	(3)	(3)

(1)
Includes common stock issuable upon the exercise of the underwriters' over-allotment option.
(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)
Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 6, 2006

PROSPECTUS

Shares

Stroud Energy, Inc.

Common Stock

        We are selling                shares of our common stock. The selling stockholders identified in this prospectus are selling an additional              shares. We will not receive any of the proceeds from the sale of shares being sold by the selling stockholders. We have applied to list our common stock on The Nasdaq National Market under the symbol "STRO."

        This is our initial public offering, and no public market currently exists for our shares. We expect the public offering price to be between $         and $         per share.

        Investing in our common stock involves risk. You should consider the risks which we have described in "Risk Factors" beginning on page 13 before investing in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$

        The underwriters may purchase up to an additional             shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

        You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares to the purchasers on or before                          , 2006.

RAYMOND JAMES

A.G. EDWARDS

PETRIE PARKMAN & CO.

The date of this prospectus is                    , 2006

Stroud Energy, Inc.

        (1)    Pro forma for the 2006 Barnett Shale acquisition. See description on page 4.

WHERE YOU CAN FIND INFORMATION

        We have filed with the SEC, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        After effectiveness of the registration statement, which includes this prospectus, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

ii

PROSPECTUS SUMMARY

        This prospectus summary highlights selected information contained elsewhere in this prospectus, but does not contain all information you should consider before investing in the shares. You should read the entire prospectus carefully, including the "Risk Factors" beginning on page 13 of this prospectus, the historical and pro forma financial statements and the notes to those financial statements. Estimates of our proved reserves as of December 31, 2003, 2004 and 2005 included in this prospectus are based on reserve reports prepared by T.J. Smith & Company, Inc. (2003) and Cawley, Gillespie & Associates, Inc. (2004 and 2005), both independent petroleum engineers. A summary of Cawley, Gillespie & Associates, Inc.'s report on our proved reserves as of December 31, 2005 is attached to this prospectus as Appendix B. We have provided definitions of some of the oil and gas industry terms used in this prospectus in the "Glossary of Natural Gas and Oil Terms" in Appendix A.

        Stroud Energy, Inc. was incorporated in July 2005. Subsequent to our formation, Stroud Oil Properties, Inc., an Oklahoma corporation, and both of its subsidiaries, Stroud Energy, Ltd., a Texas limited partnership, and Stroud Energy Management, Ltd., a Texas limited partnership and the general partner of Stroud Energy, Ltd. (collectively, the "Combining Entities"), combined with us, and we issued common stock to the equity holders of the Combining Entities and replacement stock options to the option holders of Stroud Oil Properties, Inc. (the "Combination"). Additionally, on July 27, 2005, we acquired Barnett Shale assets in the Fort Worth Basin through a business acquisition for $29.6 million plus $5.6 million in closing adjustments (the "2005 Acquisition"). In September and October 2005, we completed a private equity placement (the "Private Placement") of an aggregate of 6,250,000 shares of our common stock exempt from registration under the Securities Act. Several of our stockholders also sold an aggregate of 4,560,000 shares of our common stock in the Private Placement. On March 2, 2006, we acquired Barnett Shale assets in the Fort Worth Basin through a business acquisition for $61.0 million, subject to closing adjustments (the "2006 Acquisition" and, together with the 2005 Acquisition, the "Acquisitions").

        References in this prospectus to "Stroud Energy, Inc.," "we," "us" or like terms when used in the present tense, prospectively or for historical periods refer to the assets and operations of Stroud Energy, Inc. and its consolidated subsidiaries and their predecessors.

Stroud Energy, Inc.

        We are an independent energy company engaged in the acquisition, development, exploitation, exploration and production of natural gas and oil. Our operational focus is primarily concentrated in the Fort Worth Basin (Barnett Shale formation), the central Gulf Coast Basin (Austin Chalk formation) and the East Texas Basin (Cotton Valley Sands formation). We have a management team and technical staff with extensive experience in developing unconventional natural gas reserves and horizontal drilling. We believe that this experience base enables us to exploit our acreage positions in our core operating areas.

        From January 1, 2003 through December 31, 2005, we drilled and completed 51 out of 51 wells, including three wells acquired as part of the 2005 Acquisition that were previously drilled by the seller and completed by us. As management implemented its strategy of diversifying and building our production and reserve base in the Barnett Shale and East Texas, our net production increased from an average of 12.5 MMcfe per day for 2002 to an average of 23.9 MMcfe per day for 2005 and 33.3 MMcfe per day for the first two months of 2006. On a pro forma basis for the Acquisitions, our net production increased from an average of 29.7 MMcfe per day for 2005 to an average of 37.5 MMcfe per day for the first two months of 2006. As of December 31, 2005, pro forma for the 2006 Acquisition, we had 204 identified drilling locations, 84 of which were located in the Barnett Shale and 79 of which were located in East Texas.

        We focus our operations in areas where our management team has developed significant geological and operational expertise. Our senior geological, engineering and land management team and many of our professionals are former employees of Mitchell Energy Company, L.P. and Union Pacific Resources Group Inc. Prior to the acquisition of Mitchell Energy Company by Devon Energy Corporation, Mitchell Energy Company was well known for its expertise in developing unconventional, complex reserves and was the largest driller and producer in the Barnett Shale. Before the acquisition of Union Pacific Resources by Anadarko Petroleum Corporation, Union Pacific Resources was one of the most active drillers in the Austin Chalk and pioneered the use of horizontal drilling in this area. Our technical staff also has extensive experience in East Texas. Additionally, our management has substantial experience in the application of various advanced completion techniques, procedures that are often necessary in order to profitably develop natural gas and oil reserves in unconventional reservoirs and in the more mature producing areas of the United States.

        We believe that our leasehold interests in approximately 30,000 gross (approximately 25,000 net) undeveloped acres in our three core areas, which includes 204 currently identified drilling locations, provides us with numerous opportunities for future growth. We have a capital budget of approximately $194.3 million for 2006 as detailed in the following table, which sets forth certain summary information attributable to our core geographical areas of operation:

	As of December 31, 2005						2006 Capital Budget
			Undeveloped Acres				Wells Planned for Drilling
	Developed Acres					Proved Undeveloped Drilling Locations
					Identified Drilling Locations				Capital Expenditures (in millions)
	Gross	Net	Gross	Net			Gross	Net
By geographic area:
Fort Worth Basin (Barnett Shale)	3,668	3,229	7,885	5,858	34	11	11	10.3	$29.1
2006 Acquisition (Barnett Shale)	1,893	1,559	6,520	5,760	50	13	21	17.2	101.4	(1)

Total Barnett Shale	5,561	4,788	14,405	11,618	84	24	32	27.5	130.5
Central Gulf Coast Basin (Austin Chalk)	30,162	26,365	13,400	11,253	41	25	6	5.4	28.8
East Texas Basin (Cotton Valley Sands)	4,694	3,640	2,290	1,837	79	16	15	11.1	19.8
Other	642	188	7,351	4,357	—	—	—	—	—
Land and seismic	—	—	—	—	—	—	—	—	15.2

Total	41,059	34,981	37,446	29,065	204	65	53	44.0	$194.3

(1)
Includes the $61.0 million purchase price for the 2006 Acquisition.

        The final determination with respect to the drilling of any well, including those currently budgeted, will depend on a number of factors, including the results of our development and exploration efforts, the availability of sufficient capital resources to us and other participants for drilling prospects, economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews, our financial results and the availability of leases on reasonable terms, lease expiration dates and permitting for the potential drilling locations.

        As of December 31, 2005, our estimated proved pro forma reserves were 159.4 Bcfe with a PV-10 of $479.1 million (Standardized Measure of $346.8 million) after giving effect to the 2006 Acquisition, 45.7% of which was proved developed producing, 10.8% of which was proved developed non-producing and 95.9% of which was natural gas. As of December 31, 2005, pro forma for the 2006 Acquisition, we operated 113 of our 121 gross producing wells and approximately 99.0% of the net present value of our proved reserves. The following table summarizes our proved reserves, PV-10 and average daily production for the fourth quarter of 2005 on a pro forma basis for the 2006 Acquisition for our core geographical areas of operation.

	Pro forma for the 2006 Acquisition
	As of December 31, 2005
	Proved Reserves (Bcfe)	Percent of Total	PV-10(1) (In millions)	Average Daily Production—Fourth Quarter 2005 (MMcfe per day)	Percent of Total
By geographic area:
Fort Worth Basin (Barnett Shale)	42.4	26.6%	$98.0	10.6	30.1%
2006 Acquisition (Barnett Shale)	27.9	17.5%	75.1	4.0	11.4%

Total Barnett Shale	70.3	44.1%	173.1	14.6	41.5%

Central Gulf Coast
(Austin Chalk)	72.4	45.4%	257.3	18.5	52.6%
East Texas (Cotton Valley Sands)	16.4	10.3%	47.5	2.0	5.7%
Other	0.3	0.2%	1.2	0.1	0.2%

Total	159.4	100.0%	$479.1	35.2	100.0%

(1)
The present value of estimated future net revenues ("PV-10") is an estimate of future net revenues from natural gas and oil properties at the date indicated, without giving effect to commodity price risk management activities, and after deducting production and ad valorem taxes, projected capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil, natural gas and NGL prices and operating costs at the date indicated. The prices used to calculate the PV-10 in this table were the December 31, 2005 NYMEX spot prices of $10.08 per Mmbtu for natural gas and $57.75 per Bbl for oil, adjusted for historical differentials between NYMEX and local prices for every property. Market prices for oil and natural gas are volatile. See "Risk factors—Risks Related to the Natural Gas and Oil Industry and Our Business" beginning on page 13 of this prospectus. We believe that PV-10 before income taxes, while not a financial measure in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions, because the tax characteristics of comparable companies can differ materially. The total Standardized Measure for our proved reserves as of December 31, 2005 was $286.1 million ($346.8 million pro forma for the 2006 Acquisition). The Standardized Measure represents the PV-10 after giving effect to income taxes, and is calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 69, Disclosures About Oil and Gas Producing Activities ("SFAS No. 69"). The amount of estimated future capital costs, the PV-10 of these costs and the Standardized Measure were determined by us. The following table provides a reconciliation of our PV-10 to our Standardized

  Measure as of December 31, 2005 for all properties owned and on a pro forma basis for the 2006 Acquisition:

		Pro Forma
	As of December 31, 2005	As of December 31, 2005
Standardized measure	$286.1	$346.8
Discounted future income taxes	117.9	132.3

PV-10	$404.0	$479.1

Recent Developments

  Operational Update

        Since the beginning of 2006, we have spudded 13 wells, nine in the Barnett Shale, one in the Austin Chalk and three in the East Texas Cotton Valley. Including wells that were spudded in 2005, in the Barnett Shale during the first two months of 2006, we have completed and production has commenced on one well and our net production has averaged 17.3 MMcfe per day, pro forma for the 2006 Acquisition. During the same period in the Austin Chalk, we have completed and production has commenced on one well and our net production has averaged 17.5 MMcfe per day. In the East Texas Cotton Valley for the first two months of 2006, we have completed and production has commenced on two wells and our net production has averaged 2.6 MMcfe per day.

  Our Barnett Shale Acquisitions

        Consistent with our focus and the experience and expertise of our management team and technical staff, we have made two recent acquisitions of primarily natural gas assets in the Barnett Shale in the Fort Worth Basin, where we believe our horizontal drilling expertise can be effectively applied. Both of these Acquisitions include assets located in areas that have existing production, gathering lines and other infrastructure. On March 2, 2006 we purchased certain Barnett Shale properties in Denton, Johnson, Parker, Tarrant and Wise Counties, Texas from a group of sellers led by Joint Resources Company for approximately $61.0 million, plus closing adjustments based on an effective date of January 1, 2006. As of December 31, 2005, the 2006 Acquisition properties had approximately 27.9 Bcfe of estimated proved reserves and an associated PV-10 of approximately $75.1 million. The 2006 Acquisition properties include approximately 8,413 gross acres (approximately 1,900 of which are developed acres) with 25 producing wells, 13 proved undeveloped locations and an additional 37 unproved drilling locations currently identified.

        On July 27, 2005, we acquired natural gas assets located in the Barnett Shale in Denton County, Texas from a group of sellers led by Dan A. Hughes Company. The purchase price for the 2005 Acquisition was $29.6 million and had closing adjustments of an additional $5.6 million, principally from continued drilling from the effective date to closing. The 2005 Acquisition was effective March 1, 2005. As of the effective date, the 2005 Acquisition properties included nine producing wells and another ten drilling locations, five of which have now been drilled.

  New Credit Facility

        On March 2, 2006 and in connection with the 2006 Acquisition, we amended and refinanced our existing credit agreement to create a new credit facility with five banks and to increase our borrowing base from $72.0 million to a conforming borrowing base of $134 million and a total borrowing base of $147.0 million ($77.0 million of which was available after the closing of the 2006 Acquisition). We drew $70.0 million under the new credit facility to finance the 2006 Acquisition and to pay off the prior credit facility.

Our Business Strategy

        Our business objective is to increase stockholder value by investing our capital in projects that lead to increases in our production, reserves and cash flow. We seek to achieve this goal through the application of the following strategies:

  •
  Grow through the Drillbit.  We plan to continue to grow our production and reserves through the drillbit. Our inventory of drilling prospects includes opportunities that are not included in our proved reserve base. We will actively pursue these and other drilling opportunities to expand our reserve base and increase our production and cash flow.

  •
  Exploit and Develop Existing Properties.  We seek to add proved reserves to and increase production from our existing properties through the application of advanced technologies, including horizontal drilling and sophisticated completion techniques.

  •
  Acquire Strategic Assets.  We maintain a disciplined, opportunistic acquisition approach and seek to acquire producing properties, leasehold acreage and drilling prospects, with a focus on our existing areas of operation where we believe we can successfully implement our strengths as a development driller.

  •
  Maintain a Low Cost Structure.  We intend to maintain a low cost structure through efficient operations and operating control. We operate almost all of our properties, enabling us to better manage expenses, capital allocation and decision-making processes.

  •
  Focus on Natural Gas.  We have concentrated primarily on the development and production of natural gas reserves, and we have a strong belief in the favorable long-term fundamentals of natural gas.

Our Strengths

        We believe that we have a variety of strengths that will help us achieve our business goals.

        Drilling Inventory.    We believe we have assembled a large and attractive inventory of drilling opportunities. As of December 31, 2005, pro forma for the 2006 Acquisition, we had identified 204 future drilling locations, of which 65 were located in our proved reserve base, and we had leasehold interests in approximately 30,000 gross (approximately 25,000 net) undeveloped acres in our three core geographical areas of operation. Our inventory and our degree of operating control provide us with flexibility in project selection and the timing of our drilling projects. We intend to drill approximately 53 gross (44.0 net) wells in 2006. During 2005 we drilled 27 wells, including three wells acquired as part of the 2005 Acquisition that were previously drilled by the seller and completed by us. In addition, as of December 31, 2005, we had two wells that were in the process of being drilled and two wells that were in the process of being completed. As of March 15, 2006, we had six rigs running.

        Operating Control.    We operate almost all of our properties. By maintaining operating control, we are able to more effectively control our expenses, capital allocation and the timing and method of exploitation and development of our properties. As of December 31, 2005, pro forma for the 2006 Acquisition, we operated 113 of our 121 gross producing wells and 99.0% of the net present value of our proved reserves.

        Operations in Prolific Basins.    We believe that our operations are located in hydrocarbon-rich basins known for having well-established production histories. Our management team has substantial knowledge and expertise in the basins in which we operate. We intend to continue our growth in these areas through exploitation and development drilling and complementary acquisitions.

        Experienced and Motivated Management Team.    Our management team has an average of over 25 years of experience in acquiring, developing and operating natural gas and oil properties. As of March 15, 2006, our management owned approximately 10.8% of our common stock.

        Experience with Advanced Technology.    Our management team has extensive experience and technical talent in developing unconventional natural gas reserves and drilling horizontal wells.

Risk Factors

        We face risks in operating our business, including risks that may prevent us from achieving our business strategy. You should consider these risks before investing in us. For a discussion of the significant risks associated with operating our business or investing in our common stock, please read the section titled "Risk Factors."

Our Offices

        Our offices are located at 801 Cherry Street, Suite 3800, Fort Worth, Texas 76102. Our telephone number is (817) 882-8000.

The Offering

Common stock offered by us	shares, excluding shares of common stock issuable pursuant to the over-allotment option granted to the underwriters.
Common stock offered by selling stockholders	shares
Common stock to be outstanding after this offering	shares, excluding shares of common stock issuable pursuant to the over-allotment option granted to the underwriters.
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $ . We intend to use the net proceeds from this offering to repay a portion of the borrowings under our credit facility, including borrowings related to the 2006 Acquisition and for general corporate purposes, if applicable. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds" for additional information.
Listing	We have applied to list our common stock on The Nasdaq National Market under the symbol "STRO."
Dividend Policy	We do not expect to pay dividends in the near future.
Risk Factors	An investment in our shares involves risks. Please read "Risk Factors" beginning on page 13 of this prospectus.

Summary Historical and Pro Forma Financial Data

        The following tables set forth summary consolidated historical financial data of Stroud Energy, Inc. and its subsidiaries as of and for the periods indicated. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 are derived from the audited consolidated financial statements of Stroud Energy, Inc. included elsewhere in this prospectus.

        The summary pro forma financial data of Stroud Energy, Inc. are derived from our unaudited pro forma combined financial statements included elsewhere in this prospectus and should be read in conjunction with those statements, including the notes thereto. The summary pro forma statement of operations data reflect the formation of Stroud Energy, Inc., the Acquisitions, the Combination, the Private Placement and the application of the net proceeds received by us therefrom as if each had occurred on January 1, 2005. The summary pro forma balance sheet reflects the 2006 Acquisition and this offering and the application of the net proceeds therefrom as if each had occurred on December 31, 2005. The summary pro forma financial data are not necessarily indicative of the results that actually would have been achieved during 2005 or that may be achieved in the future. The summary historical and pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

Statement of Operations Data:

				Pro Forma(1)
	Year Ended December 31,
				Year Ended December 31, 2005
	2003	2004	2005
	(in thousands, except shares and per share amounts)
Revenues:
Gas sales	$34,859	$43,710	$62,061	$74,745
Oil sales	2,807	2,701	2,757	3,104
Commodity price risk management activities	(1,143)	(4,263)	(9,517)	(9,517	)(2)
Other	265	181	289	289

Total revenues	36,788	42,329	55,590	68,621
Expenses:
Lease operating	2,731	3,227	5,011	7,504
Depreciation, depletion and amortization	12,900	17,515	20,089	26,588

Excess of revenues over direct operating expenses	N/A	N/A	N/A	$34,529

General and administrative	2,471	3,551	6,161
Stock compensation expense(3)	1,401	715	20,146
Litigation settlement expense(4)	—	6,019	—

Total expenses	19,503	31,027	51,407

Operating income	17,285	11,302	4,183

Other income (expense):
Interest expense, net	(5,306)	(4,370)	(4,278)
Gain (loss) on interest rate swap	14	40	(1)
Gain (loss) on extinguishment of debt(5)	36,330	(1,258)	—
Loss on repurchase of mandatorily redeemable preferred units(6)	—	—	(6,241)

Total other income (expense)	31,038	(5,588)	(10,520)

Income (loss) before income taxes and minority interest	48,323	5,714	(6,337)
Current income taxes	—	—	265
Deferred income taxes(7)	—	—	24,787

Income (loss) before minority interest	48,323	5,714	(31,389)
Minority interest(8)	(4,389)	(4,262)	(185)

Net income (loss)	$43,934	$1,452	$(31,574)

Net income (loss) per common share
Basic	$9.17	$0.26	$(3.59)
Diluted	$7.84	$0.25	$(3.59)
Weighted average shares outstanding
Basic	4,793,461	5,543,483	8,806,752
Diluted	5,602,857	5,721,742	8,806,752

(1)
See also "Unaudited Pro Forma Financial Data."

(2)
No adjustments for commodity price risk management activities related to the Acquisitions have been made.

(3)
Stock compensation expense includes, for 2003 and 2004, amounts relating to the issuance of shares and granting of options at prices that were determined to have been below fair value using a retrospective valuation applied before the Combination. For 2005, stock compensation expense includes approximately $18.3 million for unrestricted shares and approximately $1.7 million for restricted shares issued to management and directors arising from the Combination. See the description of the Promote Interest contained in Notes 12 and 2 to the Stroud Energy, Inc. Consolidated Financial Statements.

(4)
In 2004, we settled a lawsuit brought against us in 2002 by a former operating partner in connection with a breach of contract dispute. See Note 2 to the Stroud Energy, Inc. Consolidated Financial Statements.

(5)
We recorded a gain of approximately $36.3 million in 2003 and a loss of approximately $1.3 million in 2004 in connection with retirements of indebtedness. See Note 9 to the Stroud Energy Inc. Consolidated Financial Statements.

(6)
The mandatorily redeemable preferred units represent an investment made in Stroud Energy, Ltd. by EnCap in January 2004 which was repurchased in 2005 in the Combination.

(7)
Stroud Oil Properties, Inc. was a subchapter "S" corporation and passed through its taxable income to its owners for tax purposes, so no tax provision was recognized for the financial statements. The results for Stroud Energy, Inc. for the year ended December 31, 2005 include the effect of recognition of the cumulative net deferred tax liabilities at the date of conversion from a subchapter "S" corporation to a taxable subchapter "C" corporation.

(8)
Minority interest represented outside direct ownership in Stroud Energy, Ltd., our operating subsidiary that was puchased in the Combination in September 2005. See Note 2 to the Stroud Energy Inc. Consolidated Financial Statements. Following the Combination, all of the subsidiaries are wholly-owned.

Other Financial Data:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Net cash provided by operating activities	$28,062	$25,429	$41,757
Net cash used by investing activities	(25,245)	(30,602)	(98,775)
Net cash provided by financing activities	2,889	990	54,866

Balance Sheet Data:

	As of December 31,		Pro Forma
	2004	2005	As of December 31, 2005
	(in thousands)
Cash and cash equivalents	$2,721	$569
Property and equipment, net	86,114	215,583	276,839
Total assets	101,631	245,513
Long-term debt, including current portion	21,800	10,100	—
Minority interest(1)	17,161	—	—
Mandatorily redeemable preferred units(2)	20,546	—	—
Total stockholders' equity	28,827	155,368

(1)
Minority interest represented outside direct ownership in Stroud Energy, Ltd., our operating subsidiary. In connection with the Combination in September 2005, we exchanged our common shares with the minority equity holders, thus eliminating the minority interest. This was recorded as a purchase using the value of the shares issued less the historical carrying amount of the minority interest, resulting in approximately $44.6 million of property additions and recognition of deferred tax liability in the amount of approximately $10.6 million.

(2)
We used approximately $27.3 million of the net proceeds of the Private Placement to purchase the mandatorily redeemable preferred units of our operating subsidiary, Stroud Energy, Ltd.

Summary Historical Reserve and Operating Data

        The following tables present summary information regarding our estimated net proved natural gas and oil reserves as of December 31, 2003, 2004 and 2005, and our historical operating data for the years ended December 31, 2003, 2004 and 2005. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. Our December 31, 2004 and 2005 estimates of net proved reserves are from reserve reports prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum consultants. Our December 31, 2003 estimates of net proved reserves are from a reserve report prepared by T.J. Smith & Company, Inc., an independent petroleum consultant.

        The pro forma data reflect the 2006 Acquisition as if it had occurred as of December 31, 2005 for the reserve data and reflect the Combination and the Acquisitions as if each had occurred as of January 1, 2005 for the operating data. The pro forma estimates of net proved reserves combine the information based on the December 31, 2005 reserve report prepared by Cawley, Gillespie & Associates, Inc. for the Company and for the 2006 Acquisition. Appendices B and C to this prospectus contain letters prepared by Cawley, Gillespie & Associates, Inc. summarizing their reserve reports. For additional information regarding our reserves, please see "Business and Properties—Our Natural Gas and Oil Reserves" and Note 19 to the Stroud Energy, Inc. Consolidated Financial Statements.

Reserve Data:

				Pro Forma
	As of December 31,
				As of December 31, 2005
	2003	2004	2005
Estimated net proved reserves:
Natural gas (MMcf)	74,645	87,763	125,628	152,785
Oil (Mbbls)	1,421	1,052	967	1,100

Natural gas equivalent (MMcfe)(1)	83,171	94,075	131,428	159,383

Proved developed producing (MMcfe)	25,171	29,349	62,596	72,798
Proved developed non-producing (MMcfe)	9,778	10,774	12,497	17,278

Total proved developed (MMcfe)	34,949	40,123	75,093	90,076
Proved undeveloped (MMcfe)	48,222	53,952	56,335	69,307

Total proved (MMcfe)	83,171	94,075	131,428	159,383

PV-10 (in thousands)(2)	$204,727	$181,118	$403,996	$479,097

Standardized measure (in thousands)(3)	$204,727	$181,118	$286,139	$346,843

(1)
Determined using the ratio of six Mcf of natural gas to one Bbl of crude oil.

(2)
The present value of estimated future net revenues attributable to our reserves was prepared using constant prices, as of the calculation date, discounted at 10% per year on a pre-tax basis, and was determined based on the market prices for natural gas and oil on December 31 of each year without giving effect to any financial derivative positions held by the Company. The average market price for our natural gas production on December 31, 2005, after basis adjustments, was $7.53 per Mcf, $7.55 per Mcf pro forma for the 2006 Acquisition. The average market price for our oil production on December 31, 2005, after basis adjustments, was $58.73 per Bbl, $58.73 per Bbl pro forma for the 2006 Acquisition. Prices are held constant in accordance with SEC guidelines. We believe that PV-10 before income taxes, while not a financial measure in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent natural gas and oil producers for evaluating the relative significance of natural gas and oil acquisitions because the tax characteristics of comparable companies can differ materially. The PV-10 for December 31, 2005 includes discounted future general and administrative costs of approximately $5.1 million for the Company and approximately $1.1 million for the 2006 Acquisition (approximately $9.7 million and $2.1 million, respectively, undiscounted). These expenses relate to costs associated with natural gas and oil producing activities.

(3)
The Standardized Measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved natural gas and oil reserves discounted at 10% after giving effect to income taxes, and as calculated in accordance with SFAS No. 69. Stroud Oil Properties, Inc. was a subchapter "S" corporation, and its subsidiaries were partnerships, all of which passed through their taxable income to their owners. Accordingly, no federal or state corporate income taxes were provided in the determination of the Standardized Measure of discounted future net cash flows before the Combination. Subsequent to the Combination, the Standardized Measure as of December 31, 2005 includes income taxes of $117,857 ($132,254 pro forma for the 2006 Acquisition).

Operating Data:

				Pro Forma
	Year Ended December 31,
				Year Ended December 31, 2005
	2003	2004	2005
Net Production Data:
Natural gas (MMcf)	7,319	8,306	8,418	10,504
Oil (Mbbls)	92	67	51	57
Natural gas equivalent (MMcfe)	7,871	8,708	8,724	10,846
Average daily volumes (MMcfe/day)	21.6	23.8	23.9	29.7
Average Sales Price(1):
Natural gas (per Mcf)	$4.76	$5.26	$7.37	$7.12
Oil (per Bbl)	30.51	40.31	54.06	54.46
Average equivalent price (per Mcfe)	4.79	5.33	7.43	7.18
Expenses (per Mcfe):
Lease operating expenses(2)(3)	$.25	$.25	$.41	$.47
Production and ad valorem taxes(3)	.09	.12	.16	.22
General and administrative	.31	.41	.71	N/A	(4)
Depreciation, depletion and amortization(5)	1.64	2.01	2.30	2.44

(1)
Excludes effects of commodity price risk management activities.

(2)
Excludes production and ad valorem taxes.

(3)
Lease operating expenses and production and ad valorem taxes are combined in the financial statements.

(4)
General and administrative expenses for the Acquisitions for periods prior to their respective closing dates are not determinable.

(5)
Depreciation, depletion and amortization for 2005 includes $839,000 attributable to the purchase of minority interests in Stroud Energy, Ltd. ($.10 per Mcfe for 2005 and $.27 per Mcfe for the period of 2005 following the Combination).

RISK FACTORS

        You should carefully consider the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. Our business, financial condition or results of operations could be harmed by events arising out of any of these risks. Similarly, any of these risks could cause the market value of our common stock to decline, and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

Risks Related to the Natural Gas and Oil Industry and Our Business

Natural gas and oil prices are volatile. A substantial or extended decline in natural gas and oil prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations and our ability to meet our capital expenditure obligations and financial commitments and to implement our business strategy.

        Our business is heavily dependent upon the prices of, and demand for, natural gas and oil. Historically, the prices for natural gas and oil have been volatile and are likely to remain volatile in the future. The prices we receive for our natural gas and oil production and the level of such production will be subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

  •
  the domestic and foreign supply of natural gas and oil;

  •
  the price and quantity of imports of natural gas and crude oil;

  •
  political conditions and events in other natural gas-producing and oil-producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

  •
  the actions of the Organization of Petroleum Exporting Countries, or OPEC;

  •
  domestic government regulation, legislation and policies;

  •
  the level of global natural gas and oil inventories;

  •
  weather conditions;

  •
  the level of consumer product demand;

  •
  the availability of pipeline capacity;

  •
  the effect of worldwide energy conservation measures;

  •
  technological advances affecting energy consumption;

  •
  the price and availability of alternative fuels; and

  •
  overall economic conditions.

Any continued and extended decline in the price of natural gas or crude oil will adversely affect:

  •
  our revenues, profitability and cash flow from operations;

  •
  the value of our proved natural gas and oil reserves;

  •
  the economic viability of certain of our drilling projects;

  •
  our borrowing capacity; and

  •
  our ability to obtain additional capital.

        We have entered into natural gas price hedging arrangements (collars and swaps) for a significant portion of our anticipated sales during the next two years. Such arrangements may reduce our exposure to price risks, however such arrangements may limit our ability to benefit from increases in natural gas prices, including when:

  •
  there is an increase in the expected difference between the underlying price in the hedging agreement and actual prices received; or

  •
  a sudden unexpected event materially increases natural gas prices.

In addition, these hedging arrangements expose us to risk of financial loss in some circumstances, including when:

  •
  production is less than expected; or

  •
  the counterparties to our hedging agreements fail to perform under the contracts.

        Presently, all of our hedging arrangements are with two counterparties, both of which are lenders in our revolving credit facility. If either counterparty fails to perform its obligations, we may suffer financial loss or be prevented from realizing the benefits of favorable price changes in the physical market.

        The result of natural gas market prices exceeding our swap prices or collar ceilings requires us to make payment for the settlement of our hedge derivatives, if owed by us, generally up to three business days before we receive market price cash payments from our customers. One swap for 2,000 MMBTU (approximately 2,000 MCF) per day for July 2005 through June 2006 requires settlement approximately 55 days before market price cash payments will be received. This could have a material adverse effect on our cash flows for the period between hedge settlement and payment for revenues earned.

Ineffective internal control over financial reporting could have an adverse effect on our ability to provide accurate financial information on a timely basis.

        We are responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

        In August 2005, in connection with their audit of our consolidated financial statements for the year ended December 31, 2004, and in March 2006 in connection with their audit of our consolidated financial statements for the year ended December 31, 2005, our independent registered accounting firm reported to our management and our board of directors a control deficiency that constitutes a material weakness in internal control over financial reporting that affects our ability to produce and issue financial statements free from material misstatements. Our independent registered accounting firm reported that our accounting and financial operations did not maintain a sufficient complement of personnel commensurate with our financial reporting requirements. This control deficiency resulted in audit adjustments to the 2005 annual consolidated financial statements. Additionally, this control deficiency could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

        Any failure to remediate the material weakness, to implement required new or improved controls or to maintain an adequate system of internal controls, could cause us to inaccurately report our operating results, cause failure to comply with timely reporting obligations or result in material misstatements in financial statements.

        Although we have taken various measures to improve our internal control over financial reporting, had we or our independent registered accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified that could have also represented one or more material weaknesses.

        Failure to implement effective controls could lead our management to conclude that we do not have effective internal control over financial reporting for purposes of the attestation required by Item 308 of Regulation S-K or Section 404 of the Sarbanes-Oxley Act. Such conclusion would be required to be disclosed in our Annual Report on Form 10-K for the year ending December 31, 2007 and may impact the reliability of our financial reporting.

Approximately 54% of our total pro forma proved reserves as of December 31, 2005 consist of undeveloped and developed non-producing reserves, and those reserves may not ultimately be developed or produced.

        Approximately 43% of our total pro forma proved reserves are undeveloped and approximately 11% are developed non-producing. While we plan to develop and produce all of our proved reserves, these reserves may not ultimately be developed or produced. Furthermore, not all of our undeveloped or developed non-producing reserves may be ultimately produced at the time periods we have planned, at the costs we have budgeted, or at all.

We need to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace our reserves would result in decreasing reserves and production over time.

        Unless we conduct successful exploration and development activities or acquire properties containing proven reserves, our proved reserves will decline as reserves are produced. We may not be able to find, develop or acquire additional reserves to replace our current and future production. Accordingly, our future natural gas and oil reserves and production, and therefore our cash flow and income, are dependent on our success in economically finding or acquiring new reserves and efficiently developing our existing reserves.

        Approximately 46% of our pro forma proved reserves, including approximately 46% of our pro forma proved undeveloped reserves, are located in the Central Gulf Coast (Austin Chalk). Wells completed in this area are typically characterized by high initial production rates followed by steep declines in production, resulting in a reserve life shorter than the industry average. This production volatility has impacted, and in the future may impact, our quarterly and annual production levels. Despite production contributions of 2,033 MMcf from Barnett Shale wells and 457 MMcf from East Texas wells, our natural gas production was almost unchanged from the year ended December 31, 2005 versus December 31, 2004. Our oil production decreased 16 Mbbls, or 23.9%, for the year ended December 31, 2005 to 51 Mbbls from 67 Mbbls for the year ended December 31, 2004. These impacts on production were primarily attributable to declines from our wells in the Austin Chalk.

        We generally must locate and develop or acquire new natural gas and oil reserves to replace those being depleted by production and, more particularly, to replace our Austin Chalk reserves. Without successful drilling and exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be successful in extending our reserve life for our properties generally, and our Austin Chalk properties in particular. Our current strategy includes increasing our reserve base through drilling activities on our existing Austin Chalk properties and properties located in our other core operating areas which have historically had longer-lived reserves. Our existing and future exploration and development projects may not result in significant additional reserves and we may not be able to drill productive wells at economically viable costs.

        Our future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of natural gas and oil and our success in locating and producing new reserves. If our revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and our access to capital were limited, we would have a reduced ability to replace our reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time.

Substantial exploration and development activities could require significant outside capital, which could change our risk profile and which may not be available.

        We expect to make substantial capital expenditures on the exploration for and development of natural gas and oil reserves. We have budgeted capital expenditures for 2006 of approximately $194.3 million, including $61.0 million for the 2006 Acquisition. We intend to finance our capital expenditures in the future through cash flow from operations and the incurrence of additional indebtedness under our existing credit facility. Our business may not continue to generate cash flow at or above current levels. Future cash flows and the availability of financing will be subject to a number of variables such as:

  •
  the level of production from existing wells;

  •
  prices of natural gas and oil;

  •
  our results in locating and producing new reserves;

  •
  the success and timing of development of proved undeveloped reserves; and

  •
  general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

        If we are unable to fund our planned activities with the combination of cash flow from operations and availability under our existing line of credit, we may have to obtain additional financing through the issuance of debt and/or equity. Any additional financing may not be available to us on acceptable terms. Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our stockholders. The level of our debt financing could also materially affect our operations and significantly affect our financial risk profile.

        If our revenues were to decrease due to lower natural gas and oil prices, decreased production or other reasons, and if we could not obtain capital through our credit facility or otherwise, our ability to execute our development and acquisition plans, replace our reserves or maintain production levels could be greatly limited.

The natural gas and oil business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

        Our future success will depend on the success of our exploration and development activities. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reserves will be discovered. In addition, these activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their costs, unsuccessful wells can hurt our efforts to replace production and reserves.

        The natural gas and oil business involves a variety of operating risks, including:

  •
  fires;

  •
  explosions;

  •
  blow-outs and surface cratering;

  •
  uncontrollable flows of natural gas, oil and formation water;

  •
  natural disasters, such as adverse weather conditions;

  •
  pipe, cement, well or pipeline failures;

  •
  casing collapses;

  •
  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

  •
  abnormally pressured formations; and

  •
  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations. We could also incur substantial losses as a result of:

  •
  injury or loss of life;

  •
  severe damage to and destruction of property, natural resources and equipment;

  •
  pollution and other environmental damage;

  •
  clean-up responsibilities;

  •
  regulatory investigation and penalties;

  •
  suspension of our operations; and

  •
  repairs to resume operations.

Drilling locations that we decide to drill may not yield natural gas or oil in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

        Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular drilling location will yield natural gas or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether natural gas or oil will be present or, if present, whether natural gas or oil will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of natural gas and oil and, therefore, we may not achieve a targeted rate of return or have a positive rate of return on investment.

Drilling wells is speculative, often involves significant costs and may not result in additions to our production or reserves.

        Developing and exploring for natural gas and oil reserves involves a high degree of operating and financial risk. The actual costs of drilling, completing and operating wells may exceed our budget for such costs and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, mechanical difficulties, and faulty assumptions about geological features. Moreover, the drilling of a productive oil or natural gas well does not ensure a profitable investment. A variety of factors, including geological and market-related, can cause a well to become uneconomical or only marginally economic. In addition to their cost, unsuccessful wells can hurt our efforts to replace reserves.

        We are in the process of expanding our drilling efforts to include wells in the Barnett Shale. As of the date of this prospectus, we have only drilled 13 wells in the Barnett Shale. We cannot be certain that we will be able to profitably develop our existing Barnett Shale properties or the properties we acquired in the Acquisition.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

        Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. As a result of historically strong prices of natural gas and oil, the demand for oilfield services has risen, and the costs of these services are increasing. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in Texas, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

We are vulnerable to operational, regulatory and other risks associated with Texas because we operate and produce almost exclusively in Texas.

        Our operations and revenues are significantly impacted by conditions in Texas because we operate and produce almost exclusively in Texas. This concentration of activity makes us more vulnerable than many of our competitors to the risks associated with Texas, including:

  •
  delays or decreases in production, the availability of equipment, facilities or services;

  •
  delays or decreases in the availability of capacity to transport, gather or process production;

  •
  changes in the regulatory environment; and

  •
  adverse weather conditions.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations.

        The natural gas and oil industry is highly competitive in the acquisition of, exploration for and development of reserves. Our competitors include companies that have greater financial and personnel resources than we do. As a result, our competitors may be better able to withstand sustained periods of unsuccessful drilling or low commodity prices. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploitation and development projects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and projects than we can. Our ability to exploit and develop natural gas and oil and to acquire additional properties in the future will depend on our ability to profitably conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our competitors may use superior technology which we may be unable to afford or which would require costly investment by us in order to compete.

        If our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advances and may in the future allow them to implement new technologies before we can. We may be unable to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete.

Any failure to meet our debt obligations would adversely affect our business and financial condition.

        As a result of our indebtedness, we will need to use a portion of our net cash flow to pay principal and interest, which will reduce the amount available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate. Our indebtedness under our credit facility is at a variable interest rate; therefore, a rise in interest rates will generate greater interest expense to the extent we do not have applicable interest rate protection hedges. The amount of our debt may also cause us to be more vulnerable to economic downturns and adverse developments in our business.

        We may incur substantially more debt in the future. To the extent new debt is added to our current debt levels, the risks resulting from indebtedness could substantially increase.

        Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. If our net cash flow is not sufficient to service our debt, we may be required to refinance the debt, sell assets or sell shares of common stock on terms that we do not find attractive if it can be done at all.

The terms of our credit facility restrict our operational flexibility.

        We are subject to operational and financial covenants and other restrictions under our credit facility. These covenants limit our ability to, among other things:

  •
  borrow additional money;

  •
  merge, consolidate or dispose of assets;

  •
  make certain types of investments;

  •
  enter into transactions with our affiliates; and

  •
  pay dividends and distributions.

        Our failure to comply with any of these covenants would cause a default under our credit facility. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that we otherwise would not take or not take actions that we otherwise would take. In addition, our obligations under our credit facility are secured by substantially all of our assets. An event of default under our credit facility would permit the lenders to proceed to directly foreclose on those assets.

If natural gas and oil prices decrease, we may be required to impair the carrying value of our natural gas and oil properties and/or lower the estimates of total reserves of our natural gas and oil properties.

        Accounting rules require that we review periodically the carrying value of our natural gas and oil properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to impair the carrying value of our natural gas and oil properties. An impairment constitutes a non-cash charge to earnings. We may incur non-cash impairment charges in the future, which could have a material adverse effect on our results of operations and financial condition in the period taken. We may also reduce our estimates of the reserves that may be economically recovered, which could have the effect of reducing the total value of our reserves. Such a reduction in carrying value could impact our borrowing ability and may result in accelerating the repayment date of any outstanding debt.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        Reserve engineering is a complex process of estimating the recovery from underground accumulations of natural gas and oil that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree imprecise, the quantities of natural gas and oil that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future natural gas and oil prices may all differ materially from those assumed in these estimates. Reserves in the Austin Chalk area are susceptible to revisions due to the estimation techniques that are used, which are decline curve analysis and analogy. The information regarding present value of the future net cash flows attributable to our proved natural gas and oil reserves are estimates only and should not be construed as the current market value of the estimated natural gas and oil reserves attributable to our properties. Thus, such information includes revisions of certain reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock, and we may be required to impair the carrying value of our natural gas and oil properties.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

        A significant portion of our recent growth is due to acquisitions of producing properties and undeveloped leaseholds, including the assets acquired by us in the Acquisition. We expect acquisitions will also be a part of our ongoing business strategy. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration and development potential, future oil and gas prices, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. Our review of properties to be acquired may not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise.

        We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties.

        Competition for producing oil and gas properties is intense, and many of our competitors have financial and other resources that are substantially greater than those available to us. Therefore, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

        Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions.

There are risks in acquiring producing properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention and costs of increased scope, geographic diversity and complexity of our operations.

        Increasing our reserve base through acquisitions is an important part of our business strategy. Our failure to integrate acquired properties, including properties acquired in the Acquisition, successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in our incurring unanticipated expenses and losses. In addition, we may have to assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

        In connection with the Acquisition and future acquisitions, the process of integrating acquired properties into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations.

        Possible future acquisitions could require significant outside capital and could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

If we are unsuccessful at marketing our natural gas and oil at commercially acceptable prices, our profitability will decline.

        Our ability to market natural gas and oil at commercially acceptable prices depends on, among other factors, the following:

  •
  the availability and capacity of gathering systems and pipelines;

  •
  federal and state regulation of production and transportation;

  •
  changes in supply and demand; and

  •
  general economic conditions.

        Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

Our customer base is concentrated, and the loss of any of our key customers could therefore adversely affect our financial results.

        In 2005, ETC Texas Pipeline, Ltd. and Duke Energy Field Services accounted for approximately 66% and 15%, respectively, of our total gas and oil sales. To the extent that these and other customers reduce their purchases of oil or natural gas or default on their obligations to us, we would be adversely affected unless we were able to make comparably favorable arrangements with other customers.

Market conditions or operational impediments may hinder our access to natural gas and oil markets or delay our production.

        Market conditions or the unavailability of satisfactory natural gas and oil transportation arrangements may hinder our access to natural gas and oil markets or delay our production. The availability of a ready market for our natural gas and oil production depends on a number of factors, including the demand for and supply of natural gas and oil and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in a substantial part on the availability and capacity of gathering systems, pipelines and processing facilities, in some cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of pipelines or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

We will depend on our key management personnel and the loss of any of these individuals could have a material adverse effect on our operations.

        We believe that the success of our business strategy and our ability to operate profitably will depend on the continued employment of Patrick J. Noyes, our Chairman, President and Chief Executive Officer, and our other senior management. Loss of the services of any of these individuals could have a material adverse effect on our operations. We currently have an employment agreement only with Patrick J. Noyes. We do not maintain key person life insurance on any of our personnel. See "Management—Employment Agreement and Other Arrangements."

Our insurance coverage may not be sufficient or may not be available to cover some liabilities or losses that we may incur.

        If we suffer a significant accident or other loss, our insurance coverage will be net of our deductibles and may not be sufficient to pay the full current market value or current replacement value of our lost investment, which could result in a material adverse impact on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third-party drilling contractors are used to drill our wells, we may not realize the full benefit of workers' compensation laws in dealing with their employees. In addition, some risks, including pollution and environmental risks, generally are not fully insurable.

Title to the properties in which we have an interest may be impaired by title defects.

        We generally obtain title opinions on significant properties that we drill or acquire. However, we may suffer a monetary loss from title defects or failure. Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We are subject to extensive governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

        Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, natural gas and oil, and operating safety. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may encounter reductions in reserves or be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

  •
  price control;

  •
  taxation;

  •
  lease permit restrictions;

  •
  drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

  •
  spacing of wells;

  •
  unitization and pooling of properties;

  •
  safety precautions; and

  •
  regulatory requirements.

Under these laws and regulations, we could be liable for:

  •
  personal injuries;

  •
  property and natural resource damages;

  •
  well reclamation costs; and

  •
  governmental sanctions, such as fines and penalties.

        Our operations could be significantly delayed or curtailed, and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our operations may incur substantial liabilities to comply with environmental and operational safety laws and regulations.

        Our natural gas and oil operations are subject to a wide array of stringent federal, state and local laws and regulations, which have tended to become increasingly strict over time, relating to the release or disposal of materials into the environment and otherwise relating to environmental protection and operational safety. These laws and regulations:

  •
  require the acquisition of a permit before drilling commences;

  •
  restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

  •
  limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, coastal regions and other protected areas;

  •
  require remedial measures to mitigate pollution from former operations;

  •
  increase the costs of planning, designing, installing, and operating natural gas and oil wells; and

  •
  impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in:

  •
  the assessment of administrative, civil and criminal penalties;

  •
  the incurrence of investigatory or remedial obligations; and

  •
  the imposition of injunctive relief, limiting or ceasing operations.

        Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.

Risks Related to our Common Stock

An active market for our common stock may not develop. The initial public offering price of our common stock may not be indicative of the market price of our common stock and the market price of our common stock may be highly volatile.

        Prior to the effectiveness of the registration statement of which this prospectus forms a part, we were a private company and there was no public market for our common stock. An active market for our common stock may not develop or may not be sustained after this offering. In addition, we cannot assure you as to the liquidity of any such market that may develop or the price that our stockholders may obtain for their shares of our common stock. The initial public offering price of our common stock will be determined by negotiations between representatives of the underwriters and us, and this price may not be indicative of the market price for our common stock after this offering. Even if an active trading market develops, the market price for shares of our common stock may be highly volatile and may decline below the initial public offering price. Therefore, you may not be able to resell your shares at or above the initial public offering price. Some of the factors that could negatively affect our share price include:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  changes in oil and gas prices;

  •
  changes in our funds from operations or earnings estimates;

  •
  publication of research reports about us or the energy industry;

  •
  increases in market reports about us or the exploration and production industry;

  •
  changes in applicable laws or regulations, court rulings and enforcement and legal actions;

  •
  changes in market valuations of similar companies;

  •
  additions or departures of key management personnel;

  •
  actions by our stockholders;

  •
  speculation in the press or investment community; and

  •
  general market and economic conditions.

We do not intend to pay, and are restricted in our ability to pay, any dividends on our common stock.

        We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion. The declaration and payment of any dividends on our common stock will be restricted by the terms of our credit facility.

We will incur increased costs as a result of being a public company.

        As a privately held company, we have not been responsible for the corporate governance and financial reporting practices and policies required of a publicly-traded company. Following the earlier of the completion of our proposed initial public offering or the effectiveness of this registration statement, we will be a public company and will incur significant legal, accounting and other expenses that we did not incur in the past. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC and the Nasdaq National Market, requires changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

Broad market fluctuations and failure to meet market expectations could harm the value of our common stock.

        The stock market has experienced extreme price and volume fluctuations that have affected the market prices of the stock of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the value of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of comparable companies, which could harm the value of our common stock.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public markets.

        Sales of a substantial number of shares of our common stock in the public market after this offering or the perception that these sales may occur could cause the market price of our common stock to decline. See "Shares Eligible for Future Sale" for a more detailed description of possible future sales of common stock.

        After this offering, we will have outstanding                shares of common stock. Of these shares, the            shares we and the selling stockholders are selling in this offering, or            shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act except for any shares purchased by one of our "affiliates" as defined in Rule 144 under the Securities Act. All of the other shares outstanding (a total of            shares) are "restricted securities" within the meaning of Rule 144 under the Securities Act. We believe that substantially all of the 5,180,058 shares of our common stock held by the prior owners of Stroud Oil Properties, Inc. and its subsidiaries will be eligible for sale under Rule 144 beginning September 23, 2006, subject to volume limitations and other restrictions contained in Rule 144 and the lock-up arrangements described below. The holders of these shares will also have, until we become eligible to use Form S-3 for a registration of shares of our common stock, demand registration rights for two separate registrations beginning six months after the effective date of the registration statement of which this prospectus forms a part. After we become eligible to use Form S-3 for a registration of shares of our common stock, the holders of these shares will have demand registration rights for five separate registrations, less the number of registrations that were effected prior to such date as a result of the exercise of such demand rights. See "Description of Our Capital Stock—Registration Rights—Registration Rights of Our Pre-Private Placement Stockholders."

        In connection with this offering, we and our executive officers, directors and certain of our existing stockholders (including the selling stockholders) will have agreed prior to the commencement of this offering not to, for a period of 180 days after the date of this prospectus, offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, other than in this offering and subject to certain exceptions, without the prior written consent of Raymond James & Associates, Inc. See "Underwriting" for a description of these lock-up arrangements. Upon the expiration of these lock-up arrangements,

shares, or            shares if the underwriters exercise their over-allotment option in full, will be eligible for sale in the public market under Rule 144 of the Securities Act, subject to volume limitations and other restrictions contained in Rule 144.

        In connection with the Private Placement, we agreed to file with the Securities and Exchange Commission as soon as reasonably practicable, but in no event later than 90 days following the completion of such private placement, a registration statement registering for resale the shares of our common stock sold in the Private Placement and to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable after filing. The holders of these shares have agreed not to effect any sales of such shares during the 60 days following the effectiveness of this registration statement. Once this registration statement has become effective and this 60-day period has expired, the holders of these shares may sell large numbers of shares into the open market, which may cause the price of our common stock to decline.

        We may file one or more registration statements with the Securities and Exchange Commission on Form S-8 providing for the registration of up to            shares of our common stock issued or reserved for issuance under the Stroud Energy, Inc. 2005 Stock Incentive Plan and the Stroud Energy, Inc. Restricted Stock Plan. Subject to the exercise of unexercised options or the expiration or waiver of vesting conditions for restricted stock and the expiration of lock-ups we and certain of our stockholders have entered into, shares registered under these registration statements on Form S-8 will be available for resale immediately in the public market without restriction.

        Options covering 880,342 shares of our common stock are currently outstanding under our 2005 Stock Incentive Plan, 22,965 shares of which are exercisable for $0.48 per share, 20,877 of which are exercisable for $1.92 per share, 730,000 of which are exercisable for the price per share that our common stock was sold in the Private Placement, or $16.00 per share, and 106,500 of which are exercisable at $19.10 per share. As of the date of this prospectus, options to purchase 7,655 shares of our common stock were vested.

If securities or industry analysts do not publish research or reports about our business or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our stock could decrease, which could cause our stock price or trading volume to decline.

Certain provisions of Delaware law, our certificate of incorporation, bylaws and potential stockholder rights plan could hinder, delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

        Certain provisions of Delaware law, our certificate of incorporation, bylaws and potential stockholder rights plan have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of our company. Delaware law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our certificate of incorporation and bylaws include the following provisions:

  •
  Classified Board of Directors.  Our board of directors will be divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of our directors make it more difficult for a third party to gain control of our board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of the board of directors.

  •
  Removal of Directors.  Under our certificate of incorporation, a director may be removed only for cause and only by the affirmative vote of at least 67% of the voting power of the outstanding shares of our capital stock.

  •
  Number of Directors, Board Vacancies, Term of Office.  Our certificate of incorporation and our bylaws provide that only the board of directors may set the number of directors. We have elected to be subject to certain provisions of Delaware law which vest in the board of directors the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. When effective, these provisions of Delaware law, which are applicable even if other provisions of Delaware law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualifies.

  •
  Call of Special Meetings of Stockholders.  Our bylaws provide that special meetings of stockholders may be called at any time only by the board of directors acting pursuant to resolution adopted by the board of directors and not the stockholders.

  •
  Advance Notice Provisions for Stockholder Nominations and Proposals.  Our bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of stockholders. This bylaw provision limits the ability of stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

  •
  Amending the Bylaws.  Our certificate of incorporation permits our board of directors to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Our certificate of incorporation also provides that our bylaws may be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our capital stock.

  •
  Authorized but Unissued Shares.  Under our certificate of incorporation, our board of directors has authority to cause the issuance of preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of our stockholders. Nothing in our certificate of incorporation precludes future issuances without stockholder approval of the authorized but unissued shares of our common stock.

        Our board of directors has adopted, a preferred share purchase rights plan that would make it difficult to acquire more than 15% of our common stock without the prior consent of our board of directors. As a result, it is highly unlikely that any person would make an unsolicited offer to acquire our company. See "Description of Our Capital Stock" for more information. Any one or more of these factors could have the effect of delaying or preventing a change in control or the removal of management, and deterring potential acquirers from making an offer to our stockholders.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus under the captions "Summary," "Risk Factors," "Business and Properties" and elsewhere, may be forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are generally intended to identify forward looking statements, such as statements relating to:

  •
  the potential for future or undiscovered reserves;

  •
  the availability of exploitation, development and exploration opportunities;

  •
  the anticipated accounting effects of the Combination and the Private Placement;

  •
  the amount, nature and timing of future capital expenditures;

  •
  the amount and timing of future production of natural gas and oil;

  •
  our anticipated capital expenditures, including, without limitation, the number of anticipated wells to be drilled after the date hereof;

  •
  our future financial or operating results;

  •
  future cash flow and anticipated liquidity;

  •
  future operating costs such as finding and development costs, lease operating expenses, administrative costs and other expenses;

  •
  our business strategy; and

  •
  other plans and objectives for future operations.

        Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors include, among others:

  •
  the risks described in "Risk Factors;"

  •
  the timing and success of our drilling activities;

  •
  the volatility of prices and supply of, and demand for, natural gas and oil;

  •
  the numerous uncertainties inherent in estimating quantities of natural gas and oil reserves and actual future production rates and associated costs;

  •
  our ability to effectively integrate the acquisition of Barnett Shale assets or other acquisitions into our operations;

  •
  the usual hazards associated with the natural gas and oil industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

  •
  our ability to effectively market our natural gas and oil;

  •
  the availability of rigs, equipment, supplies and personnel;

  •
  our ability to develop, discover or acquire additional reserves;

  •
  our ability to satisfy future capital requirements;

  •
  changes in regulatory requirements;

  •
  general economic and competitive conditions;

  •
  our ability to retain key members of our senior management and key employees; and

  •
  continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage.

        These forward-looking statements are based on our current beliefs, assumptions and expectations, taking into account information that we reasonably believe to be reliable. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectation with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

        Market data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.

USE OF PROCEEDS

        We estimate that net proceeds we will receive from the sale of            shares of our common stock in this offering will be approximately $                   (or $                  if the underwriters fully exercise their over-allotment option), in each case assuming an initial public offering price of $                  per share, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $                  payable by us.

        We intend to use the net proceeds from this offering to repay a portion of the borrowings under our credit facility, including borrowings related to the 2006 Acquisition, and for general corporate purposes, including working capital. We will not receive any of the net proceeds from the sale of the shares by the selling stockholders.

        As of March 31, 2006, total borrowings under our credit facility were approximately $82.0 million out of a borrowing base of $147.0 milion with a weighted average interest rate of 6.45%. We incurred all of the debt under our credit facility for acquisitions, capital expenditures and working capital purposes. We believe approximately $                  million will be outstanding under our credit facility at the completion of this offering, leaving us with approximately $                  million available for future borrowings. Indebtedness under our credit facility will bear interest at a base rate (the higher of the administrative agent's reference rate or 0.50% above the federal funds rate) plus 0.00% to 1.00% or LIBOR plus 1.25% to 2.50%. Our credit facility will mature on September 23, 2009. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Description of Credit Facility" for a description of our credit facility.

DIVIDEND POLICY

        We presently intend to retain available funds and any future earnings, if any, for the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend on our results of operations, capital requirements, financial condition and such other factors as our board of directors may deem relevant. In addition, the declaration and payment of any dividends on our common stock is presently restricted by the terms of our credit facility.

CAPITALIZATION

        The following table sets forth, as of December 31, 2005, a summary of our capitalization:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the consummation of the 2006 Acquisition; and

  •
  on a pro forma as adjusted basis to give effect to the 2006 Acquisition, this offering and the application of the net proceeds of approximately $                        therefrom as set forth under "Use of Proceeds."

        You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	As of December 31, 2005,
	Actual	Pro Forma	Pro Forma as Adjusted
	(In thousands)
Cash and cash equivalents	$569	$569	$

Long-term debt	$10,100	$71,121		$—
Stockholders' equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding actual, no shares issued and outstanding pro forma and no shares issued and outstanding pro forma as adjusted	—	—		—
Common stock, $.001 par value, 75,000,000 shares authorized, 16,066,824 shares issued and outstanding actual, 16,066,824 shares issued and outstanding pro forma and shares issued and outstanding pro forma as adjusted	16	16
Additional paid-in capital	169,488	169,488
Unearned stock compensation	(8,553)	(8,553)		(8,553)
Accumulated deficit	(5,583)	(5,583)		(5,583)

Total stockholders' equity	155,368	155,368

Total capitalization	$165,468	$226,489	$

HOLDERS OF OUR COMMON STOCK

        At the close of business on March 31, 2006, there were approximately 34 stockholders of record and approximately 475 beneficial owners of our common stock.

UNAUDITED PRO FORMA FINANCIAL DATA

        The following unaudited pro forma combined balance sheet at December 31, 2005 has been prepared based on our consolidated historical balance sheet included elsewhere in this prospectus and reflects the 2006 Acquisition and related assumptions set forth in the accompanying footnotes. The following unaudited combined statement of operations and unaudited pro forma combined statement of revenues less direct operating expense for the year ended December 31, 2005 has been prepared based on our consolidated historical statements of operations and the statements of revenues and direct operating expenses of the 2005 Acquisition and the 2006 Acquisition.

        The unaudited pro forma statements of operations for the year ended December 31, 2005 assumes that our formation, the Combination, the Private Placement and the application of the net proceeds received by us therefrom and this offering and the application of the net proceeds therefrom occurred on January 1, 2005. The unaudited pro forma combined statement of revenues less direct expenses for the year ended December 31, 2005 further assume the 2005 Acquisition and the 2006 Acquisition occurred on January 1, 2005. The unaudited pro forma combined balance sheet as of December 31, 2005 assumes that the 2006 Acquisition and this offering and the application of the net proceeds therefrom each occurred on December 31, 2005. We believe the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to such transactions. The pro forma data are not necessarily indicative of the financial results or financial condition that would have been attained had the transactions occurred on the date referenced above, and should not be viewed as indicative of operations or financial condition in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Accounting and Financial Consequences of the Acquisition, the Combination, the Private Placement and Becoming a Public Company." The unaudited pro forma combined financial data should be read in conjunction with the pro forma notes thereto, our financial statements and the statement of revenues and direct operating expenses of the 2005 Acquisition and the 2006 Acquisition, included elsewhere in this prospectus.

STROUD ENERGY, INC.
Unaudited Pro Forma Combined Balance Sheet
December 31, 2005
(in thousands)

	Historical	2006 Acquisition Adjustments		IPO Adjustments			Pro Forma
Assets
Current assets
Cash and equivalents	$569	$—		$		(c) (d)	$
Accounts receivable—revenue	15,439	—			—			15,439
Accounts receivable—joint interest owners	6,673	—			—			6,673
Severance tax receivable	3,094	—			—			3,094
Prepaid expenses and other current assets	230	—			—			230
Deferred tax asset	1,811	—			—			1,811
Fair value of derivative instruments	443	—			—			443

Total current assets	28,259	—

Property and equipment:
Natural gas and oil properties, using the full cost method of accounting:
Properties being amortized	243,310	46,277	(a)		—			289,587
Unevaluated properties excluded from amortization	13,070	14,979	(a)		—			28,049
Other property and equipment	778	—			—			778
Less accumulated depreciation, depletion and amortization	(41,575)	—			—			(41,575)

Property and equipment, net	215,583	61,256			—			276,839

Fair value of derivative instruments	775	—			—			775
Severance tax receivable	113	—			—			113
Debt issuance costs, net	764	—			—			764
Other assets	19	—			—			19

Total assets	$245,513	$61,256		$			$

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$11,986	$—			$—			$11,986
Accrued liabilities	10,517	—			—			10,517
Royalties and revenues payable	9,768	—			—			9,768
Fair value of derivative instruments	5,617	—			—			5,617
Interest payable	5	—			—			5
Income taxes payable	265	—			—			265

Total current liabilities	38,158	—			—			38,158

Long-term debt	10,100	61,021	(a)			(d)
Fair value of derivative instruments	3,479	—			—			3,479
Asset retirement obligation	1,228	235	(a)		—			1,463
Deferred tax liability	37,180	—			—			37,180

Total liabilities	90,145	61,256

Stockholders' equity:
Common stock	16	—				(b)
Additional paid-in capital	169,488	—				(b)
Unearned stock compensation	(8,553)	—			—			(8,553)
Retained earnings (deficit)	(5,583)	—			—			(5,583)

Total stockholders' equity	155,368	—

Total liabilities and stockholders' equity	$245,513	$61,256		$			$

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(dollars in thousands)

  a.
  Represents the payment of $61,021, before closing adjustments, for the 2006 Acquisition. The payment was funded by borrowings under our long-term credit facility. The purchase price has been allocated as follows:

Properties being amortized	$46,277
Unevaluated properties	14,979
Asset retirement obligation	(235)

$61,021

  b.
  Represents the sale of            shares at a price of $    per share, with gross proceeds of $            , less offering costs of $            , resulting in entries of            common stock at par value of $0.001 per share and            additional paid in capital.

  c.
  Represents net proceeds from the sales of shares as follows:

Gross proceeds of the offering	$
Expenses of the offering

$

  d.
  Represents the use of proceeds for repayment of outstanding indebtedness under the credit facility.

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

Unaudited Pro Forma Combined Statement of Operations and Unaudited Pro Forma Combined
Statement of Revenues Less Direct Operating Expenses
Year ended December 31, 2005
(in thousands, except share and per share amounts)

	Historical	Combination Adjustments		Private Placement Adjustments		IPO Adjustments		ProForma for the Combination, Private Placement and IPO	2005 Acquisition Adjustments		2006 Acquisition Adjustments		ProForma for the Acquisitions(t)
Revenues:
Gas sales	$62,061	$—		$—		$—		$62,061	$3,079	(o)	9,605	(q)	$74,745
Oil sales	2,757	—		—		—		2,757	—		347	(q)	3,104
Commodity price risk management activities	(9,517)	—		—		—		(9,517)	—		—		(9,517)	(u)
Other	289	—		—		—		289	—		—		289

Total revenues	55,590	—		—		—		55,590	3,079		9,952		68,621

Expenses:
Lease operating	5,011	—		—		—		5,011	796	(o)	1,697	(q)	7,504
Depreciation, depletion and amortization	20,089	1,591	(a)	—		—		21,680	1,623	(p)	3,285	(r)	26,588

Excess of revenues over direct operating expenses	N/A	N/A		N/A		N/A		N/A	$660		4,970		$34,529

General and administrative	6,161	—		—		—		6,161
Stock compensation expense	20,146	—		4,563 (18,273)	(f) (g)	—		6,436

Total expenses	51,407	1,591		(13,710)		—		39,288

Operating income (loss)	4,183	(1,591)		13,710		—		16,302
Other income (expense):
Interest expense, net	(4,278)	—		1,453 2,465 65	(h) (i) (j)	295	(m)	—
Gains (loss) on interest rate swap	(1)	—		—		—		(1)
Loss on repurchase of mandatorily redeemable preferred units	(6,241)	—		6,241	(k)	—		—

Total other income (expense)	(10,520)	—		10,224		295		(1)

Income (loss) before income taxes and minority interest	(6,337)	(1,591)		23,934		295		16,301
Income tax expense (benefit)	25,052	(557 (18,705 1,552	)(b) )(c) (d)	(1,089	)(l)	103	(n)	6,356

Income (loss) before minority interest	(31,389)	16,119		25,023		192		9,945
Minority interest	(185)	185	(e)	—		—		—

Net income (loss)	$(31,574)	$16,304		$25,023		$192		$9,945

Net income (loss) per common
Basic	$(3.59)							$0.62

Diluted	$(3.59)							$0.61

Weighted average shares outstanding(s)
Basic	8,806,752							16,036,084

Diluted	8,806,752							16,403,324

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
AND UNAUDITED PRO FORMA COMBINED STATEMENT OF REVENUES LESS DIRECT
OPERATING EXPENSES

(dollars in thousands)

a.
Represents additional depreciation, depletion and amortization, attributable to the stepped-up basis arising from the minority interest purchase, using the units-of-production method under the full cost method of accounting.

b.
Represents the tax benefit of the additional depreciation, depletion and amortization of the stepped-up basis at an incremental rate of 35%.

c.
As a result of changing to a taxable corporation in connection with the Combination, the Company recorded a deferred income tax liability of $18,705 and a current benefit of $1,613 that represents the tax effect of 35% on the cumulative historical temporary differences between book and tax bases of assets and liabilities that will result in a tax benefit or expense as such differences reverse. This adjustment represents the elimination of this one-time impact, non-recurring, federal income tax charge resulting from the Combination.

d.
Represents the federal income tax provision for the period from January 1, 2005 to September 22, 2005 (the date prior to the Combination) that considers an effective tax rate that includes the effect of non-deductible stock compensation expense, non-deductible preferred stock return distributions and related deferred costs plus non-deductible offering costs.

e.
Eliminates the minority interest purchased as a result of the Combination.

f.
Represents the compensation expense related to the issuance of restricted stock to management and employees in connection with the Private Placement that will vest one third each year over the next three years. The expense is effectively recognized on an accelerated basis in accordance with Example 2 of Financial Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, with the first tranche vesting over one year, the second tranche over two years and the third tranche over three years.

g.
The Combination and the Private Placement resulted in a qualifying event under a stockholder agreement that resulted in the issuance of unrestricted shares to management. A charge of $18,273 from the issuance of those unrestricted shares to management is reflected in the historical operations for the year ended December 31, 2005, and has been removed for pro forma presentation as a non-recurring, one-time impact, item. See the description of the Promote Interest contained in Notes 12 and 2 to the Stroud Energy, Inc. Consolidated Financial Statements.

h.
Represents the estimated reduction in interest expense to give effect to the debt repayments from the net proceeds used to repay our credit facility of $54,500 from the Private Placement, using an estimated interest rate (an average of 5.57% for the year ended December 31, 2005) applicable under our credit facility. Incremental interest expense as a result of the Acquisitions is not considered (see Note (t)).

i.
Represents the reversal of the return on mandatorily redeemable preferred units repurchased with proceeds from the Private Placement (interest at a rate of 8% per year ($1,568) to preferred holders plus discount accretion, on an effective yield basis, of $897).

j.
Represents the elimination of amortization of debt issuance costs associated with the purchase of our mandatorily redeemable preferred units.

k.
In connection with the Private Placement, we paid off the outstanding mandatorily redeemable preferred units at par and incurred a loss on its redemption of $6,241. This entry eliminates the loss on purchase of mandatorily redeemable preferred units as a non-recurring item resulting from the Combination.

l.
Represents the estimated federal income tax expense (benefit) on adjustments relating to the Private Placement at a marginal rate of 35%, calculated as follows:

Pro-forma income before income tax	$23,934
Non-deductible preferred distributions and deferred costs	(27,044)

$(3,110)

Tax benefit at 35%	$(1,089)

m.
Represents the estimated reduction in interest expense associated with debt repayments assuming the IPO occurred January 1, 2005. Incremental interest expense as a result of the Acquisitions is not considered (see Note (t)).

n.
Represents tax expense at 35% rate on interest reduction.

o.
Represents the historical revenues and lease operating expenses of the properties acquired in the 2005 Acquisition. The 2005 Acquisition closed on July 27, 2005, and results of operations from that date are included in the historical financial operations of the Company. The table below reconciles to the June 30, 2005 reviewed statements of combined revenues and direct operating expenses shown on page F-50 of this prospectus as follows:

	Six Months Ended June 30, 2005	26 Days Ended July 26, 2005	Total
Revenues	$2,738	$341	$3,079
Direct Operating Expenses	528	268	796
p.
Represents the estimated depreciation, depletion and amortization expense to give effect to the properties acquired in the 2005 Acquisition, using the units-of-production method under the full cost method of accounting.

q.
Represents the historical revenues and lease operating expenses of the properties acquired in the 2006 Acquisition, which closed on March 2, 2006.

r.
Represents the estimated depreciation, depletion and amortization expense to give effect to the properties acquired in the 2006 Acquisition, using the units-of-production method under the full cost method of accounting.

s.
Weighted average shares outstanding—pro forma

Year ended December 31, 2005
Historical weighted average shares outstanding	8,806,752
Effect of Combination as if completed January 1, 2005	2,678,946
Effect of the Private Placement as if completed January 1, 2005	4,550,386

Weighted average shares outstanding—pro forma—basic	16,036,084

Effect of dilutive securities:
Restricted shares	208,901
Options	158,339

Weighted average shares outstanding—pro forma fully diluted	16,403,324

t.
Prior to the Acquisitions, the properties representing the Acquisitions were not accounted for or operated separately. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties. Accordingly, the pro forma financial information after the Acquisitions includes only revenue and direct operating expenses, including estimated depreciation, depletion and amortization resulting from the Acquisition.

  Excluded from the pro forma presentation are incremental interest costs associated with the Acquisitions as if the Acquisitions had each occurred on January 1, 2005 as follows:

Year ended December 31, 2005
Estimated interest expense from borrowings necessary to complete the Acquisitions at an average interest rate of 5.57% for the year ended December 31, 2005	$5,362

u.
No adjustments for commodity price risk management activities have been made.

Pro Forma Reserve Data:

        The following table presents summary information regarding our estimated net proved natural gas and oil reserves as of December 31, 2005. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC, and, except as otherwise indicated, give no effect to federal or state income taxes. Our December 31, 2005 estimates of net proved reserves are from a reserve report prepared by Cawley, Gillespie & Associates, Inc., our independent petroleum consultants.

        Our pro forma reserve data reflect the 2006 Acquisition as if it had occurred at December 31, 2005. The pro forma data combine the information based on the December 31, 2005 reserve reports prepared by Cawley, Gillespie & Associates, Inc. for us and for the 2006 Acquisition. Appendices B and C to this prospectus contain letters prepared by Cawley, Gillespie & Associates, Inc. summarizing its reserve reports.

	As of December 31, 2005
	Stroud Energy, Inc.	2006 Acquisition	Stroud Energy, Inc. Pro Forma for the 2006 Acquisition
Estimated net proved reserves:
Natural gas (MMcf)	125,628	27,157	152,785
Oil (Mbbls)	967	133	1,100

Natural gas equivalent (MMcfe)(1)	131,428	27,955	159,383

Proved developed producing (MMcfe)	62,596	10,202	72,798
Proved developed non-producing (MMcfe)	12,497	4,781	17,278

Total proved developed (MMcfe)	75,093	14,983	90,076
Proved undeveloped (MMcfe)	56,335	12,972	69,307

Total (MMcfe)	131,428	27,955	159,383

PV-10 (in thousands)(2)	$403,996	$75,101	$479,097

Standardized measure (in thousands)(3)	$286,139	$60,704	$346,843

(1)
Determined using the ratio of six Mcf of natural gas to one Bbl of crude oil.

(2)
The present value of estimated future net revenues attributable to our reserves was prepared using constant prices, as of the calculation date, discounted at 10% per year on a pre-tax basis, and was determined based on the market prices for natural gas and oil on December 31, 2005 without giving effect to any financial derivative positions held by the Company. The average market price received for our natural gas production on December 31, 2005, after basis adjustments, was $7.53 per Mcf, $7.55 per Mcf pro forma for the 2006 Acquisition. The average market price for our oil production on December 31, 2005, after basis adjustments, was $58.73 per Bbl, $58.73 per Bbl pro forma for the 2006 Acquisition. Prices are held constant in accordance with SEC guidelines. We believe that PV-10 before income taxes, while not a financial measure in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent natural gas and oil producers for evaluating the relative significance of natural gas and oil acquisitions because the tax characteristics of comparable companies can differ materially. The PV-10 for December 31, 2005 includes discounted future general and administrative costs of approximately $5.1 million for us and $1.1 million for the 2006 Acquisition (approximately $9.7 million and $2.1 million, respectively, undiscounted).

(3)
Although Stroud Oil Properties, Inc. was a subchapter "S" corporation and its subsidiaries were partnerships, all of which passed through their taxable income to their owners, and no federal or state corporate income taxes were provided in the determination of the Standardized Measure of discounted future net cash flows for the reserve information prior to the Combination, the pro forma Standardized Measure of discounted future net cash flows presented above represents the present value of future cash flows attributable to our proved natural gas and oil reserves discounted at 10% after giving effect to income taxes, and is calculated in accordance with SFAS No. 69. For the three years ended December 31, 2005 presented elsewhere herein, Stroud Oil Properties, Inc. had no ceiling test impairment. Had the pro forma Standardized Measure of discounted future net cash flows been used in our ceiling tests in those periods, the outcome of those tests would remain unchanged.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables set forth selected historical financial data of Stroud Energy, Inc., as of and for the periods indicated. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 are derived from the audited consolidated financial statements of Stroud Energy, Inc. included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 2002 and the consolidated balance sheet data as of December 31, 2003 are derived from the audited consolidated financial statements of Stroud Energy, Inc. The consolidated statement of operations data for the year ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2001 and 2002 are derived from the unaudited consolidated financial statements of Stroud Energy, Inc.

        The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands except shares and per share amounts)
Statement of Operations Data:
Revenues:
Gas sales	$676	$11,941	$34,859	$43,710	$62,061
Oil sales	304	3,302	2,807	2,701	2,757
Commodity price risk management activities	—	(379)	(1,143)	(4,263)	(9,517)
Other	507	631	265	181	289

Total revenues	1,487	15,495	36,788	42,329	55,590

Expenses
Lease operating	470	2,453	2,731	3,227	5,011
General and administrative	1,470	1,839	2,471	3,551	6,161
Depreciation, depletion and amortization	4,484	7,175	12,900	17,515	20,089
Stock compensation expense(1)	—	—	1,401	715	20,146
Litigation settlement expense(2)	—	—	—	6,019	—

Total expenses	6,424	11,467	19,503	31,027	51,407

Operating income (loss)	(4,937)	4,028	17,285	11,302	4,183
Other income (expense)
Interest expense, net	(913)	(5,226)	(5,306)	(4,370)	(4,278)
Gain (loss) on interest rate swap	—	—	14	40	(1)
Gain (loss) on extinguishment of debt(3)	—	—	36,330	(1,258)	—
Gain on sale	910	—	—	—	—
Loss on repurchase of mandatorily redeemable preferred units(6)	—	—	—	—	(6,241)

Total other income (expense)	(3)	(5,226)	31,038	(5,588)	(10,520)

Income (loss) before income taxes and minority interest	(4,940)	(1,198)	48,323	5,714	(6,337)
Current income taxes	—	—	—	—	265
Deferred income taxes(4)	—	—	—	—	24,787

Income (loss) before minority interest	(4,940)	(1,198)	48,323	5,714	(31,389)
Minority interest(5)	1,899	406	(4,389)	(4,262)	(185)

Net income (loss)	$(3,041)	$(792)	$43,934	$1,452	(31,574)

Net Income (loss) per common share
Basic	$(0.75)	$(0.20)	$9.17	$0.26	$(3.59)

Diluted	$(0.75)	$(0.20)	$7.84	$0.25	$(3.59)

Weighted average shares outstanding
Basic	4,042,071	3,909,667	4,793,461	5,543,483	8,806,752

Diluted	4,042,071	3,909,667	5,602,857	5,721,742	8,806,752

	As of December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,509	$1,198	$6,904	$2,721	$569
Property and equipment, net	23,312	62,456	73,296	86,114	215,583
Total assets	26,955	68,387	91,936	101,631	245,513
Long-term debt	23,449	64,051	34,999	21,800	10,100
Related party debt	—	225	625	—	—
Minority interest(5)	—	—	1,849	17,161	—
Mandatorily redeemable preferred units(6)	—	—	—	20,546	—
Total stockholder's equity (deficit)	(2,098)	(2,890)	39,482	28,827	155,368

(1)
Stock compensation expense includes, for 2003 and 2004, amounts relating to the issuance of shares or granting of options at prices that were determined to have been below fair value using a retrospective valuation applied before the Combination. For 2005, stock compensation expense includes approximately $18.3 million for unrestricted shares and approximately $1.7 million for restricted shares issued to management and directors arising from the Combination. See the description of the Promote Interest contained in Notes 12 and 2 to the Stroud Energy, Inc. Consolidated Financial Statements.

(2)
In 2004, we settled a lawsuit brought against us in 2002 by a former operating partner in connection with a breach of contract dispute. See Note 12 to the Stroud Energy, Inc. Consolidated Financial Statements.

(3)
We recorded a gain of approximately $36.3 million in 2003 and a loss of approximately $1.3 million in 2004 in connection with retirements of indebtedness. See Note 9 to the Stroud Energy, Inc. Consolidated Financial Statements.

(4)
Stroud Oil Properties, Inc. was a subchapter "S" corporation and passed through its taxable income to its owners for tax purposes, so no tax provision was recognized for the financial statements. The results for Stroud Energy, Inc. for the year ended December 31, 2005 include the effect of recognition of the cumulative net deferred tax liabilities at the date of conversion from a subchapter "S" corporation to a taxable subchapter "C" corporation.

(5)
Minority interest represented outside direct ownership in Stroud Energy, Ltd., our operating subsidiary, that was purchased in the Combination in September 2005. See Note 2 to the Stroud Energy, Inc. Consolidated Financial Statements. Following the Combination, all the subsidiaries are wholly-owned.

(6)
The mandatorily redeemable preferred units represent an investment made in Stroud Energy, Ltd. by EnCap in January 2004 which was repurchased in 2005 in the Combination. See Note 11 to the Stroud Energy, Inc. Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the "Selected Historical Financial Data" and the accompanying consolidated financial statements and the notes to those consolidated financial statements included elsewhere in this prospectus. The following discussion includes forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Overview

        Our Business.    We are an independent energy company engaged in the acquisition, development, exploitation, exploration and production of natural gas and oil reserves, with a primary geographic focus in the Fort Worth Basin (Barnett Shale formation), the central Gulf Coast Basin (Austin Chalk formation) and the East Texas Basin (Cotton Valley Sands formation.) We were incorporated as a Delaware corporation in July 2005 to effect a reorganization of Stroud Oil Properties, Inc. and its subsidiaries. Our business objective is to increase stockholder value by investing our capital in projects that lead to increases in our production, reserves and cash flow. To accomplish this objective, we focus on profitably increasing our natural gas and oil reserves through the exploitation and development of our existing properties and maintaining a low cost structure. In addition, we opportunistically pursue complementary acquisitions of properties in our target areas of operation, where we believe we can successfully implement our strengths as a development driller.

        In September 2005, we completed the Private Placement of 6,064,359 shares of our common stock exempt from registration under the Securities Act for aggregate consideration of approximately $97.0 million, or approximately $88.6 million, net of the placement fee and offering expenses. Several of our stockholders also sold an aggregate of 4,560,000 shares of our common stock in the Private Placement. In connection with the Private Placement, in October 2005 we sold an additional 185,641 shares for approximately $3.0 million, or $2.6 million, net of the placement fee and offering expenses. We used $27.3 million of the net proceeds from the offering to purchase the mandatorily redeemable preferred units in our operating subsidiary, Stroud Energy, Ltd., $54.5 million to repay borrowings drawn on our credit facility and the remainder to provide additional working capital.

        We developed our strengths as an exploitation and development driller through our activities in the central Gulf Coast Basin (Austin Chalk formation), which has been a significant source of production for us. While we expect that the Austin Chalk will continue to be important to our overall production, we believe that our expansion into the Fort Worth Basin and East Texas will provide us with additional opportunities to increase our average reserve life and enable us to exploit the substantial experience of our management team in the application of various advanced completion techniques. For a discussion of the risks associated with our reserves, see "Risk Factors—Risks Related to the Natural Gas and Oil Industry and Our Business—We need to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace our reserves would result in decreasing reserves and production over time."

        We believe that our inventory of exploitation, development and exploration opportunities, together with our operating expertise, will provide us with the ability to increase our reserves over the next three to five years. We have a capital budget of approximately $194.3 million for 2006, inclusive of the $61.0 million purchase price for the 2006 Acquisition. We plan to drill approximately 53 gross wells in 2006, 47 of which are to be located in the Fort Worth Basin and East Texas.

        Our ability to increase stockholder value is dependent upon the production achieved from our wells, the revenues we receive from natural gas and oil sales and our operating costs. Our revenues are heavily dependent upon the prices of, and demand for, natural gas and oil. Commodity prices have historically been volatile and are likely to remain volatile in the future. Although we attempt to mitigate the impact of price declines through our hedging strategy, a substantial or extended decline in commodity prices or poor drilling results could have a material adverse effect on our financial position, results of operations and cash flows. Our operating costs are generally comprised of several components including costs of field personnel, repair and maintenance costs, production supplies, compression costs, saltwater disposal costs, transportation costs, production taxes, workover costs and ad valorem taxes. We operate almost all of our properties, which we believe enables us to more effectively control our operating costs on a per unit basis.

        We began operations in 1985. Until 1999, our revenues were primarily derived from operations in the Stroud Prue Sand Unit in Oklahoma and a coal bed methane field in the Raton Basin of Colorado. We subsequently divested those interests and, beginning in 2000, pursued and implemented a horizontal drilling program in the central Gulf Coast Basin (Austin Chalk formation), incurring a substantial amount of indebtedness under a mezzanine facility. Initially, we experienced lower than anticipated production from our Austin Chalk wells. These production results, coupled with the increased costs relating to our newly-incurred indebtedness, resulted in net losses for the years ended December 31, 2000 through December 31, 2002.

        In February 2003, we appointed Patrick J. Noyes as President and Chief Executive Officer. At that time, we had approximately $69.0 million in outstanding indebtedness, causing a severe strain on our overall financial condition. Under the leadership of Mr. Noyes, we sought to improve our overall position by decreasing our dependence on leverage and to improve our operating diversity by expanding our operations outside the central Gulf Coast Basin. In June 2003, we were able to use conventional bank debt, subordinated debt and an equity investment by existing stockholders to retire approximately $69.6 million of indebtedness under our mezzanine facility for approximately $32.6 million. In addition, in January 2004, we secured a $27.0 million private equity investment in an operating subsidiary from EnCap Investments. We subsequently embarked on an aggressive program to acquire oil and gas reserves and undeveloped acreage in the Fort Worth Basin (Barnett Shale) and East Texas. Further, we experienced higher production levels from our newly-drilled Austin Chalk wells than had previously been attained.

        Under the leadership of Mr. Noyes and his team, we have geographically diversified our operations, employed a more sustainable amount and type of leverage and achieved higher rates of production. Our management team believes that these results, together with the Acquisitions and the Private Placement, position us for future growth.

Material Weakness in Internal Controls

        Our independent registered accounting firm has identified control deficiencies that constitute a material weakness in internal control over financial reporting that affects our ability to produce and issue financial statements free from material misstatements. As further described in "Risk Factors—Ineffective internal control over financial reporting could have an adverse effect on our ability to provide accurate financial information on a timely basis," in August 2005, in connection with their audit of our consolidated financial statements for the year ended December 31, 2004, our independent registered accounting firm reported to our management and our board of directors that our accounting and financial operations were not sufficiently resourced and sufficient internal accounting procedures and controls were not present over the periodic closing and financial reporting process to assure with reasonable reliability that our financial statements are materially correct.

        In response to the identified material weakness, we took the following actions:

  •
  We hired a controller, effective September 1, 2005, with over 18 years of experience in accounting and financial reporting in the energy industry.

  •
  We retained a public accounting firm other than our independent auditors to assist with the financial accounting for income taxes.

  •
  We acquired electronic GAAP and SEC accounting resource tools that provide periodic updates and new pronouncements as they are released.

  •
  We engaged a consulting firm to assist us with complying with the Sarbanes-Oxley Act of 2002 and related rules. This project will take several months to complete and will entail documenting all major business processes and establishing appropriate controls. As the first step in that overall project, we have formally documented a set of procedures for controlling monthly and quarterly closings and effecting adequate review and documentation of journal entries and account reconciliations. We began implementation of these procedures during the third quarter of 2005.

        In March 2006, in connection with their audit of our 2005 consolidated financial statements, our independent registered accounting firm reported that our accounting and financial operations did not maintain a sufficient complement of personnel commensurate with our financial reporting requirements. Specifically, this lack of sufficient personnel resulted in the inability to perform appropriate reviews of (i) account reconciliations, (ii) the accuracy and completeness of certain financial information and calculations in spreadsheets; (iii) the pricing information provided to our independent reservoir engineers used to calculate the year end reserve report and (iv) the information received from our outsourced tax function. Additionally, the lack of a sufficient complement of personnel contributed to insufficient control over closing and financial reporting processes to identify errors in the application of generally accepted accounting principles with respect to: (i) the cutoff, accrual and reversal of revenue and costs in the appropriate period and (ii) the calculation of asset retirement obligations.

        With respect to our consolidated financial statements for 2005, to compensate for the material weakness identified above, we made use of supplemental outside accounting personnel with knowledge of the company and the industry to assist us in performing additional analyses and other post-closing procedures. These procedures included a review of all material corporate agreements, the completion of financial reporting checklists, a review of current accounting pronouncements and an analysis of all significant accounts to ensure that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Accordingly, management believes that our consolidated financial statements included in this prospectus fairly present in all material respects our financial position, results of operations and cash flows for the periods presented.

        We have taken the following additional steps to address and correct the 2005 material weakness:

  •
  We hired a financial reporting manager, effective March 20, 2006, with four years of public accounting experience and four years of experience in financial reporting for a public oil and gas company, who will manage the preparation of our monthly, quarterly and yearly financial reporting, and who will serve as the primary person responsible for keeping us updated on all technical financial reporting matters.

  •
  We have completed the implementation of the documented set of procedures for controlling monthly and quarterly closings and effecting adequate review and documentation of journal entries and account reconciliations.

        Additional steps that will be taken in the short term future that are designed to address the specific weakness noted in the audit of our December 31, 2005 financial statements include, but are not necessarily limited to, the following:

  •
  the hiring of additional accounts payable, joint interest and general accounting staff as soon as practicable with the goal of creating more depth and redundancy and allowing for the timely reconciliation of all significant accounts;

  •
  continued evaluation of process and the control environment; and

  •
  the institution of two levels of review for all accounting activities requiring judgment or estimation in the application of generally accepted accounting principles.

        In addition to the above steps, we will put into place procedures to provide for an on-going evaluation of the adequacy of our resources that will be more responsive to future growth and changes in our business activities, quantitatively monitoring workloads. Such procedures will be designed to accommodate on a more proactive basis, significant changes in our business model, either prior to or concurrently with their occurrence such as (1) our pending transformation from a private to a public company; and (2) the significant expansion in our business activities due to the Acquisitions and resulting increase in our drilling activity. We are and will be setting the appropriate tone at the management level to embrace the necessary changes to enhance controls over financial reporting and information.

Accounting and Financial Consequences of the Acquisitions, the Combination, the Private Placement and Becoming a Public Company

        The Acquisitions, the Combination and the Private Placement and becoming a public company have had, and are expected to have, the following effects on our financial reporting and statement of operations for the periods indicated below.

  •
  The Combination resulted in a higher depreciation, depletion and amortization expense due to the recording of a step-up in basis on the natural gas and oil assets of approximately $44.6 million. This step-up in basis arose from purchase accounting treatment of the acquisition of the minority interest ownership of Stroud Energy, Ltd. This created a higher full cost pool basis resulting in additional depreciation, depletion and amortization expense than would otherwise have been recorded and an increased exposure to future full cost ceiling impairments. We received a step-up in basis of $19.0 million for federal income tax purposes.

  •
  In connection with the Combination and the Private Placement, we issued restricted common stock to certain of our employees, including members of our management. The restricted stock vests over a period of three years from September 23, 2005, the date of the initial closing of the Private Placement. The restricted stock grants resulted in non-cash stock compensation expense of approximately $10.3 million, of which approximately $1.7 million was recognized as expense in 2005. The remainder will be recognized over the remainder of the three-year vesting period.

  •
  We will pay bonuses to certain members of management and to other employees subsequent to the effectiveness of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement, which will result in an increase in general and administrative expenses of approximately $160,000 in March 2006 and approximately $760,000 upon that registration statement becoming effective.

  •
  As a result of becoming a public company, we will be adding employees and other costs in recognition of the increased burden of being a public company, which will increase our general and administrative expenses.

        The financial statements included elsewhere in this prospectus and the discussion below are based on our financial condition and results of operations. The general and administrative expenses included in the consolidated financial statements reflect the general and administrative expenses of a privately-held company. Our future general and administrative expenses will likely be higher in the future.

        Until September 23, 2005, the Company was comprised of subchapter "S" corporations and partnerships that pass through their taxable income to their owners. Accordingly, no provision for federal or state corporate income taxes has been made in previous consolidated financial statements. Our taxable earnings subsequent to the Combination are subject to federal, state and local taxes at an estimated combined rate of 35%.

Results of Operations

        Our operating data for the three years ended December 31, 2003, 2004 and 2005 are summarized below:

	Year ended December 31
	2003	2004	2005
	(In thousands, except for production and per unit amounts)
Revenues
Gas sales	$34,859	$43,710	$62,061
Oil sales	2,807	2,701	2,757
Commodity price risk management activities	(1,143)	(4,263)	(9,517)
Other	265	181	289
Expenses:
Lease operating	$2,731	$3,227	$5,011
General and administrative	2,471	3,551	6,161
Depreciation, depletion and amortization	12,900	17,515	20,089
Stock compensation expense	1,401	715	20,146
Litigation settlement expense	—	6,019	—
Net Production Data:
Natural Gas (MMcf)	7,319	8,306	8,418
Oil (MBbls)	91	67	51
Natural Gas equivalent (MMcfe)	7,871	8,708	8,724
Average Sales Price(1):
Natural gas (per Mcf)	$4.76	$5.26	$7.37
Oil (per Bbl)	30.51	40.31	54.06
Average equivalent price (per Mcfe)	4.79	5.33	7.43
Costs and Expenses (per Mcfe):
Lease operating(2)(3)	$.25	$.25	$.41
Production and ad valorem taxes(3)	.09	.12	.16
General and administrative	.31	.41	.71
Depreciation, depletion and amortization(4)	1.64	2.01	2.30

(1)
Excludes effects of derivatives.

(2)
Excludes production and ad valorem taxes.

(3)
Lease operating expenses and production and ad valorem taxes are combined in the consolidated financial statements.

(4)
Depreciation, depletion and amortization for 2005 includes $839,000 attributable to the purchase of minority interests in Stroud Energy, Ltd. ($.10 per Mcfe for 2005 and $.27 per Mcfe for the period of 2005 following the Combination).

Year ended December 31, 2005 Compared to Year ended December 31, 2004

        Gas sales and production.    Our gas sales increased $18.4 million, or 42.0%, for the year ended December 31, 2005 to $62.1 million from $43.7 million for the year ended December 31, 2004. The increase in gas sales principally resulted from a $2.11 per Mcf increase in our average gas price. Our natural gas production increased 112 MMcf, or 1.3%, for the year ended December 31, 2005 to 8,418 MMcf from 8,306 MMcf for the year ended December 31, 2004. The increase in natural gas production was attributable to the 2005 Acquisition (797 MMcf), development of the Barnett Shale area (1,235 MMcf) and development of the East Texas area (214 MMcf). Offsetting these increases was a decline in production in the Austin Chalk area (2,156 MMcf), despite the drilling of new wells in this area. These declines are characteristic of wells in this region.

        Oil sales and production.    Our oil sales increased $56,000, or 2.1%, for the year ended December 31, 2005 to $2.8 million from $2.7 million for the year ended December 31, 2004. The increase in oil sales resulted from a $13.75 per Bbl increase in our average oil price for the year ended December 31, 2005, partially offset by a 23.9% decrease in oil production for the year ended December 31, 2004. Our oil production decreased 16 Mbbls for the year ended December 31, 2005 to 51 Mbbls from 67 Mbbls for the year ended December 31, 2004. The decrease in oil production was primarily attributable to the expected declines from our wells in the Austin Chalk area.

        Commodity price risk management activities.    Commodity price risk management activities decreased our revenues $9.5 million for the year ended December 31, 2005. In comparison, commodity price risk management activities decreased our revenues $4.3 million for the year ended December 31, 2004. The increase resulted from significant increases in gas prices in 2005 coupled with an increase in the quantity of hedged volumes from the establishment of new commodity price trades made in August 2005 in connection with the 2005 Acquisition.

        Lease operating expenses.    Our lease operating expenses, including production and ad valorem taxes, increased $1.8 million, or 55.3%, to $5.0 million for the year ended December 31, 2005 from $3.2 million for the year ended December 31, 2004. The increase was attributable to the 2005 Acquisition ($1.4 million) and development of the Barnett Shale and East Texas areas ($578,000). Offsetting these increases was a decrease in lease operating expenses per Mcfe for the Austin Chalk area ($148,000) on lower volumes. Our lease operating expenses per Mcfe, excluding production and ad valorem taxes, increased $0.16, or 64%, from $0.25 in 2004 to $0.41 in 2005 as a result of our acquisition of additional leases in the 2005 Acquisition, which are located in higher operating cost areas than the Austin Chalk areas.

        General and administrative expenses.    Our general and administrative expenses increased $2.6 million, or 73.5%, to $6.2 million for the year ended December 31, 2005 from $3.6 million for the year ended December 31, 2004. The increase resulted primarily from an increase in legal, accounting and consulting expenses of $1.8 million associated with the Private Placement. Contributing to the increase was $646,000 of accounting fees primarily associated with auditing our consolidated financial statements for 2002, 2003 and 2004.

        Depreciation, depletion and amortization.    Our depreciation, depletion and amortization expense increased $2.6 million, or 14.7%, to $20.1 million for the year ended December 31, 2005 from $17.5 million for the year ended December 31, 2004. Our depreciation, depletion and amortization expense per Mcfe produced increased by $0.29, or 14.4%, to $2.30 for the year ended December 31, 2005, as compared to $2.01 for the year ended December 31, 2004. The increase in the amortization rate was primarily attributable to the 2005 Acquisition. The rate is also slightly increased for the step-up in the cost of the properties related to the purchase of the minority interest, without any corresponding increase in reserves, and which impacted expense by $839,000 ($0.10 per Mcfe for 2005 and $0.27 per Mcfe for the period of 2005 following the Combination).

        Stock compensation expense.    For the year ended December 31, 2005, we recorded stock compensation expense of $20.1 million, compared to $715,000 for the year ended December 31, 2004. The current period expense is comprised primarily of three items: $18.3 million associated with the issuance on September 23, 2005 of 1,142,044 unrestricted shares of common stock to certain members of our management; $1.7 million of amortization of unearned compensation associated with the issuance on September 23, 2005 of 641,253 restricted shares of common stock to certain members of our management and other employees; and $150,000 associated with the issuance of 9,375 shares of stock to our non-employee directors. All of the shares were valued at $16.00 per share, the offering price in the Private Placement. The expense of the unrestricted shares was fully recognized immediately. The unearned compensation expense of $10,260 related to the 641,253 restricted shares is being recognized over the related three-year vesting period, commencing September 23, 2005.

        We adopted SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123(R)"), on January 1, 2006 using the modified prospective application method described in the statement. Under the modified prospective application method, we apply the standard to new awards and to awards modified, repurchased or cancelled after the required effective date. Additionally, compensation cost for the unvested portion of awards outstanding as of the required effective date will be recognized as compensation expense as the requisite service is rendered after the required effective date. SFAS No. 123(R) allows for the use of Black-Scholes or a lattice option-pricing model to value the options for determining compensation cost. We have chosen to use the Black-Scholes option-pricing model. Adoption of this statement will result in our recognizing compensation costs of approximately $1.6 million in 2006 related to unvested stock options granted prior to January 1, 2006.

        Interest expense, net.    Our net interest expense decreased $92,000, or 2.1%, to $4.3 million for the year ended December 31, 2005 from $4.4 million for the year ended December 31, 2004. The decrease was due to a large decrease in our outstanding borrowings in September 2005 giving effect to the repayment of debt and the purchase of the mandatorily redeemable preferred units in connection with the Private Placement, which was partially offset by an increase in interest rates.

        Loss on repurchase of mandatorily redeemable preferred units.    In January 2004, we sold preferred units and recorded the preferred units at $19.5 million, such amount representing their estimated fair market value as determined by us using yield analysis and a retrospective valuation performed by an independent third party. As of September 23, 2005, the date of the redemption of the preferred units, the preferred units had a carrying amount of $21.5 million, having accreted $900,000 during 2005. Following the Combination, we repurchased the preferred units for their redemption amount of $27.3 million. The repurchase of the preferred units resulted in a loss of $6.2 million, which included a write-off of $400,000 of unamortized loan costs.

        Income taxes.    In connection with the Combination, we converted from a subchapter "S" corporation to a subchapter "C" corporation. Accordingly, we established a net deferred federal tax liability at a marginal rate of 35% for the historical cumulative temporary differences in book and tax bases of assets and liabilities, which accounted for $20.3 million of the deferred tax expense. Also included in deferred tax expense is $6.4 million associated with $18.3 million of non-deductible stock compensation expense related to the issuance of 1,142,044 unrestricted shares of stock to certain members of our management. We also recognized $265,000 of current income tax expense for the year ended December 31, 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

        Prior to 2005, the Company's reserves and revenues primarily resulted from the Austin Chalk properties in South Texas. The Company experienced significant downward revisions of reserves in 2004 that related primarily to these Austin Chalk properties. The Austin Chalk properties reserves are estimated using decline curve analysis and analogy because of the unconventional nature of the reservoir. In Grimes County, Texas, on the eastern part of the Company's Austin Chalk holdings, the Company drilled during late 2003 and early 2004 the most productive wells the Company has drilled. Proved undeveloped locations owned by the Company in analogous positions to those drilled were credited with reserves at year end 2003 using the best data available at that time. Subsequently, additional drilling results in the area which were not as productive caused the Company to reevaluate the reserves in those undrilled locations, resulting in downward revisions at the end of 2004. Further, additional regional production data analysis caused the Company to generally lengthen the life of the wells and decrease the rate, further negatively impacting the present value of the reserves.

        Gas sales and production.    Our gas sales increased $8.9 million, or 25.4%, in 2004 to $43.7 million from $34.9 million in 2003. The increase in gas sales principally resulted from a 13.5% increase in gas production and a 10.5% increase in gas prices in 2004 from 2003. Our average realized gas price, ignoring commodity price risk management activities, increased $0.50 per Mcf in 2004 to $5.26 per Mcf from $4.76 per Mcf in 2003. Our gas production increased by 987 MMcf in 2004 to 8,306 MMcf from 7,319 MMcf in 2003. The increase in gas production was primarily attributable to new production in the Austin Chalk in Grimes County, Texas, partially offset by declines in production in other wells.

        Oil sales and production.    Our oil sales decreased $106,000, or 3.8%, in 2004 to $2.7 million from $2.8 million in 2003. The decrease in oil sales was due primarily to lower production, partially offset by higher oil prices. Our average realized oil price increased $9.80 per Bbl, or 32.1%, in 2004 from $30.51 per Bbl in 2003 to $40.31 per Bbl in 2004. Our oil production decreased by 25 Mbbl, or 27.2%, in 2004 to 67 Mbbl from 92 Mbbl in 2003. The decrease in oil production was primarily attributable to declines in older Austin Chalk wells, offset slightly by new production from our wells in East Texas.

        Commodity price risk management activities.    Commodity price risk management activities decreased our revenues $4.3 million in 2004. In comparison, commodity price risk management activities decreased our revenues $1.1 million in 2003. In 2004, significant increases in gas prices were experienced, with a corresponding decrease in revenue from commodity risk management activities. In addition, we increased our volume of outstanding derivatives in 2004 compared to 2003.

        Lease operating expenses.    Our lease operating expenses, including production and ad valorem taxes, increased $496,000, or 18.2%, to $3.2 million in 2004 from $2.7 million in 2003. The increase in lease operating expenses was primarily related to more producing wells. Our lease operating expenses excluding production and ad valorem taxes per Mcfe produced were the same in 2004 and 2003—$0.25 per Mcfe. Production and ad valorem taxes per Mcfe increased $.03, or 33.3%, to $.12 for 2004 from $.09 for 2003.

        General and administrative expenses.    Our general and administrative expenses increased $1.1 million, or 43.7%, to $3.6 million in 2004 from $2.5 million in 2003. The increase relates principally to increased payroll and legal expenses.

        Depreciation, depletion and amortization.    Our depreciation, depletion and amortization expense increased $4.6 million, or 35.8%, to $17.5 million in 2004 from $12.9 million in 2003. Our depreciation, depletion and amortization expense per Mcfe produced increased by $0.37, or 22.6%, to $2.01 for 2004 as compared to $1.64 for 2003. The increase in the amortization rate was primarily attributable to an increase in actual and expected development costs in 2004 and, to a lesser extent, downward reserve revisions in the Austin Chalk. In addition, depreciation, depletion and amortization expense was higher due to an 10.6% increase in production.

        Stock compensation expense.    In connection with the Private Placement, we engaged a professional valuation firm to determine, on a retrospective basis, the fair value of our common stock with respect to our share and option transactions. We recognized stock compensation expense for the sale of shares and the grant of shares or options to directors or employees at prices below the estimated fair market value. In 2004, $685,000 of expense related to the issuance of 410,575 shares to existing stockholders who were directors at a price of $7.71 per share versus estimated fair value of $9.37 per share. This compared to expense of $1.3 million relating to the issuance of 1,362,527 shares in 2003 to existing stockholders who were directors at a price of $1.54 per share versus the estimated fair value of $2.50 per share and an expense of $85,000 in connection with 64,882 shares purchased by an employee.

        Interest expense.    Our interest expense decreased $936,000, or 17.6%, to $4.4 million in 2004 from $5.3 million in 2003. The decrease was due to a large decrease in our outstanding borrowings giving effect to the debt extinguishment in mid-2003 and the extinguishment of outstanding indebtedness, offset by a non-cash interest expense of $1.1 million in 2004 relating to the accretion of discount on the mandatorily redeemable preferred units of our operating subsidiary and by increases in our average interest rates.

        Net income.    Our net income decreased $42.5 million, or 96.7%, in 2004 to $1.5 million from $43.9 million in 2003, attributable in large part to a gain from the extinguishment of debt of approximately $36.3 million in 2003. In 2004, we settled a countersuit in the amount of approximately $6.0 million. This suit was brought against us in 2002 by a former operating partner in connection with a breach of contract dispute.

Liquidity and Capital Resources

        We have been an active exploration and development company since the year 2000, with an expansion beginning in 2004 from the Austin Chalk into the Barnett Shale and East Texas. Funding for our activities has historically been provided by net cash flow from operating activities and from borrowings and sales of equity. In 2005, our net cash flow provided by operating activities totaled $41.8 million, which was an increase of $16.4 million from $25.4 million in 2004 on significantly higher revenues resulting from increased production volumes and higher commodity prices. This increased cash flow from operations and the net proceeds from the Private Placement has allowed us to fund the increased drilling program.

        Our need for capital primarily relates to our exploration for natural gas and oil reserves, the development of our natural gas and oil properties, acquisition of leases and seismic information, acquisition of natural gas and oil producing properties and the repayment of our debt. In 2005, we incurred capital expenditures of $128.1 million for exploration, development and acquisition activities of which there were non-cash additions of $23.6 million associated with the purchase of minority interest, a $5.9 million increase in accrued capital expenditures and a $700,000 increase in asset retirement cost additions and revisions. There was also a decrease of $21.0 million in accumulated depreciation, depletion and amortization associated with the purchase of minority interest.

        Our annual capital expenditure activity for the years ended 2003, 2004 and 2005 is summarized in the following table:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Property acquisitions:
Proved properties	$2,938	$1,201	$37,935	(2)
Proved properties—step-up(1)	—	—	14,584
Unproved properties	5,025	6,062	3,375
Unproved properties—step-up(1)	—	—	9,054
Exploration	—	—	13,511
Development	15,607	23,454	48,982
Asset retirement obligation	306	299	615

Total costs incurred	$23,876	$31,016	$128,056

(1)
The step-up in basis in 2005 of proved properties ($14,584) and unproved properties ($9,054) arose in connection with the purchase of minority interests, recorded using the purchase method (See note 2). Also in connection with this purchase, the Company reduced accumulated depletion, depreciation and amortization by $20,988 for the depreciation, depletion and amortization associated with the minority interest repurchased in the Combination.

(2)
Includes $35.2 million for the purchase price for the 2005 Acquisition.

        We have budgeted $194.3 million for 2006 for capital expenditures, inclusive of the $61.0 million purchase price for the 2006 Acquisition. The remaining amount of $133.3 million is planned to be utilized to drill and complete 53 scheduled wells in 2006, as well as land and geological and geophysical expenditures of approximately $15.2 million. See "Business and Properties—About Stroud."

        The timing of most of our capital expenditures is discretionary, subject to the expiration of leases, because we have no material long-term capital expenditure commitments and we operate all our properties on which drilling is planned. Consequently, we have a significant degree of flexibility to adjust the level of our capital expenditures as circumstances warrant. The final determination with respect to the drilling of any well, including those currently budgeted, will depend on a number of factors, including the results of our development and exploration efforts, the availability of sufficient capital resources by us and other participants for drilling prospects, economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews and our financial resources and results.

Description of Credit Facility

        On March 2, 2006 in connection with the closing of the 2006 Acquisition, we entered into an amended and restated $400.0 million senior secured revolving credit facility with five banks, repaying the amounts outstanding under the previous $200.0 million credit facility. Included in the new credit facility is a $20.0 million subfacility for standby letters of credit. The credit facility may be used for future acquisitions and capital expenditures, as well as general corporate purposes. The aggregate amount of borrowings under the credit facility is subject to a borrowing base determination relating to the collateral value of our oil and gas properties securing the facility as defined in the agreement. The initial conforming borrowing base under typical bank lending parameters is $134.0 million and the initial borrowing base for the credit facility is $147.0 million. The borrowing base will be redetermined semiannually each October 1 and April 1. The facility will mature on September 23, 2009. Amounts borrowed and repaid under the facility may be reborrowed. As of December 31, 2005, we had unused availability under our previous credit facility of $61.9 million. Following the closing of the 2006 Acquisition and the $400.0 million credit facility, we had $70.0 million drawn and $77.0 million of unused availability.

        Our obligations under the credit facility are secured by first priority liens on at least 80% of our reserves as defined in the credit agreement, all of the outstanding equity interests of our direct and indirect subsidiaries, accounts receivable, inventory, contract rights and general intangibles. The facility is guaranteed by us and all of our direct and indirect subsidiaries other than our operating partnership, Stroud Energy, Ltd., which will remain the borrower. We may prepay all loans under the credit facility at any time without premium or penalty (other than customary LIBOR breakage costs).

        Indebtedness under the facility bears interest at the base rate (the higher of the administrative agent's reference rate or 0.50% above the federal funds rate) plus 0.00% to 1.00% or LIBOR plus 1.25% to 2.50%. The applicable margin will vary based on our leverage. We will incur quarterly commitment fees based on the unused amount of the borrowing base which vary from 0.25% to 0.50% per annum.

        The credit agreement prohibits us from making dividends to our stockholders and contains various covenants limiting our ability to:

  •
  incur indebtedness;

  •
  grant or assume liens;

  •
  make certain investments;

  •
  sell, transfer, assign or convey assets, or engage in certain mergers or acquisitions;

  •
  make distributions; or

  •
  engage in transactions with affiliates.

        The credit facility also contains covenants requiring us to maintain:

  •
  a minimum current ratio (as defined in the credit agreement), measured quarterly, of 1 to 1 (for purposes of this test, undrawn availability may be added to current assets and mark-to-market commodity or interest rate assets and liabilities are ignored); and

  •
  a maximum leverage ratio (as defined in the credit agreement) of 3.5 to 1.

        Each of the following will be an event of default under the credit facility:

  •
  failure to pay any principal, interest, fees, expenses or other amounts when due;

  •
  failure to observe any agreement, obligation or covenant in the credit agreement, subject to cure periods for certain failures;

  •
  judgments against us or our subsidiaries, in excess of certain allowances;

  •
  certain ERISA events involving us or our subsidiaries;

  •
  certain bankruptcy or insolvency events involving us or our subsidiaries;

  •
  loss of government authorizations needed for Stroud Energy, Ltd. to operate wells in Texas;

  •
  a change in control (as defined in the credit agreement); and

  •
  the failure of any representation or warranty to be materially true and correct when made.

        Upon the occurrence of any event of default, the unpaid principal amounts of all outstanding loans, interest and other amounts payable shall automatically become due and payable, the lenders may terminate any undrawn letters of credit or unused portion of the credit facility and lenders may exercise all rights and remedies as indicated in the senior secured revolving credit facility.

Contractual Commitments

        The following table summarizes our contractual commitments as of December 31, 2005 by time of maturity:

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Contractual obligations:
Debt	$10,100	$—	$—	$10,100	$—
Operating leases	1,419	166	553	578	122
Interest	2,498	670	1,340	488	—
Other cash commitments:
Asset retirement obligations(1)	1,347	119	54	33	1,141

Total contractual cash commitments	$15,364	$955	$1,947	$11,199	$1,263

(1)
Represents the estimated future asset retirement obligations on an undiscounted basis. The discounted asset retirement obligation of $1,347, as determined under SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"), is further discussed in Note 7 to the Stroud Energy Inc. Consolidated Financial Statements.

Critical Accounting Policies

        Our discussion and analysis of financial condition and results of operations are based upon the information reported in our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. In many cases, the accounting treatment of particular transactions is specifically required by GAAP. The preparation of our financial statements requires us to make estimates and judgments that can affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We analyze our estimates and judgments, including those related to natural gas and oil revenues, oil and gas properties, fair value of derivative instruments, contingencies and litigation, and base our estimates and judgments on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results may vary from our estimates. These significant accounting policies are detailed in Note 1 to Stroud Energy, Inc.'s consolidated financial statements. We have outlined below certain of these policies as being of particular importance to the portrayal of our consolidated financial position and consolidated results of operations and which require the application of significant judgment or estimates by our management.

        Consolidation and Reporting.    Our consolidated financial statements include the accounts of Stroud Energy, Inc. and all of its directly and indirectly wholly-owned subsidiaries, Stroud Oil Properties, LP, Stroud Energy, Ltd., Stroud Energy Management, GP, LLC, Stroud Energy GP, LLC and Stroud Energy GP, LLC after elimination of all significant intercompany accounts, transactions and profits.

        Natural Gas and Oil Properties.    We utilize the full-cost method of accounting for our natural gas and oil properties. Under this method of accounting, all external costs associated with the acquisition, exploration and development of natural gas and oil properties are capitalized as incurred. Internal costs are capitalized only to the extent they are directly related to acquisition, exploration or development activities and do not include any costs related to production, selling or general and administrative activities. If, as of a quarterly or yearly reporting date, the net capitalized costs of evaluated natural gas and oil properties exceed the estimated present value of future net cash flows from proved natural gas and oil properties, discounted at 10% using current prices and costs, such excess is charged to operations as a ceiling write-down. For the years ended December 31, 2003, 2004 and 2005, we were not required to recognize a ceiling write-down of our net capitalized costs.

        Capitalized costs of natural gas and oil properties, including the estimated future costs to develop proved reserves, are amortized on the units-of-production method based on production and estimates of proved reserve quantities. Unevaluated property costs are excluded from the amortization base used to determine depreciation, depletion and amortization. Unevaluated properties are assessed for impairment on a quarterly basis at the balance sheet date. Upon impairment, the costs of unevaluated properties are immediately included in the amortization base. Geological and geophysical costs not associated with a specific unevaluated property are included in the amortization base as incurred.

        Sales of natural gas and oil properties, except those held for resale, are accounted for as adjustments to net capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between net capitalized costs and proved reserves of natural gas and oil. All costs relating to production activities and maintenance and repairs are charged to expense when incurred.

        Revenue Recognition.    We recognize revenues from the sales of natural gas and oil when the products are sold and delivery to the purchaser has occurred. Any amounts due from purchasers of natural gas and oil are included in accounts receivable in our consolidated balance sheet.

        At times, we may sell more or less than our entitled share of gas production. When this happens, we use the entitlement method of accounting for gas sales, based on our net revenue interest in production. Accordingly, revenue would be deferred for gas deliveries in excess of our net revenue interest, while revenue would be accrued for any undelivered volumes.

        Derivative Instruments and Hedging Activities.    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), as amended by SFAS No. 138, Accounting for Certain Hedging Activities ("SFAS No. 138"), requires that all derivative instruments be recorded on the balance sheet at their respective fair values. We utilize swaps, swaptions and collars to reduce our exposure to unfavorable changes in natural gas and oil prices. We also utilize interest rate swaps to reduce our exposure to unfavorable changes in interest rates related to our long-term debt. We recognize all derivative instruments as either an asset or liability based on fair value and recognize subsequent changes in fair value in earnings unless the derivative instrument qualifies as a hedge. The fair value of the derivative instruments is confirmed monthly by the counterparties to the agreement. Management believes that credit and performance risk with our counterparties is minimal.

        We did not designate any of our currently outstanding derivative instruments as hedges.

        Use of Estimates in the Preparation of Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from the estimates used. Significant estimates include gas and oil reserves and related depletion and amortization, impairment of gas and oil properties, severance taxes receivable, estimates of asset retirement obligations, fair value of financial derivative instruments, estimates made in the calculation of income taxes, stock compensation, and accruals related to oil and gas production and revenues, capital expenditures, and lease operating expense.

Recently Issued Accounting Pronouncements

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"). This new standard replaces Accounting Principles Board ("APB") Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle to be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. We believe the adoption of the provisions of SFAS No. 154 will not have a material impact on our results of operations, financial positions or liquidity.

        In December 2004, FASB issued SFAS No. 123(R), which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements. This pronouncement replaces SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and will be effective beginning July 1, 2005. However, in the first quarter of 2005, the Securities and Exchange Commission adopted a new rule to amend the compliance date to the beginning of the Company's next fiscal year (January 1, 2006 for the Company). The Company previously recorded stock compensation pursuant to the intrinsic value method under APB No. 25, whereby no compensation was recognized for stock option awards as long as the exercise price equaled or exceeded the stock price on the date of grant. The Company recognized stock compensation expense for awards whereby the exercise price was less than the estimated stock price at the date of grant. For the pro forma effect of recording compensation for all stock awards at fair value, utilizing the Black-Scholes method, see Note 4 to our consolidated financial statements.

        We adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective application method described in the statement. Under the modified prospective application method, we apply the standard to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the unvested portion of awards outstanding as of the required effective date will be recognized as compensation expense as the requisite service is rendered after the required effective date. We have chosen to use the Black-Scholes option-pricing model. Adoption of this statement will result in our recognizing compensation costs of approximately $1.6 million in 2006 related to unvested stock options granted prior to January 1, 2006.

        In December 2004, FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29 ("SFAS No. 153"), which provides that all nonmonetary asset exchanges that have commercial substance must be measured based on the fair value of the assets exchanged, and any resulting gain or loss recorded. An exchange is defined as having commercial substance if it results in a significant change in expected future cash flows. Exchanges of operating interests by oil and gas producing companies to form a joint venture continue to be exempted. APB Opinion No. 29 previously exempted all exchanges of similar productive assets from fair value accounting, therefore resulting in no gain or loss being recorded for such exchanges. We must implement SFAS No. 153 for any nonmonetary asset exchanges occurring on or after January 1, 2006. This change in accounting is currently not expected to have a significant effect on the reported financial position or results of operations.

Quantitative and Qualitative Disclosures on Market Risks

        Natural Gas and Oil Prices.    Our financial condition, results of operations and capital resources are highly dependent upon the prevailing market prices of natural gas and oil. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond our control. Factors influencing natural gas and oil prices include the level of global demand for crude oil, the global supply of natural gas and oil, the establishment of and compliance with production quotas by oil exporting countries, weather conditions which determine the demand for natural gas, the price and availability of alternative fuels and overall economic conditions. It is impossible to predict future natural gas and oil prices with any degree of certainty. Sustained weakness in natural gas and oil prices would adversely affect our financial condition and results of operations, and may also reduce the amount of natural gas and oil reserves that we can produce economically. Any reduction in our natural gas and oil reserves, including reductions due to price fluctuations, can have an adverse affect on our ability to obtain capital for our exploration and development activities. Similarly, any improvements in natural gas and oil prices can have a favorable impact on our financial condition, results of operations and capital resources. Based on our natural gas and oil production in 2005, a $0.10 change in the price per Mcf of natural gas would have changed our cash flow by approximately $842,000 and a $1.00 change in the price per Bbl of oil would have resulted in a change in our cash flow for such period by approximately $51,000.

        Our primary commodity risk management objective is to reduce volatility in our cash flows. Management makes recommendations on derivative transactions that are approved by the board of directors before implementation. We enter into derivative transactions for natural gas using NYMEX futures or over-the-counter derivative financial instruments with only certain well-capitalized counterparties which have been approved by our board of directors.

        The use of financial instruments may expose us to the risk of financial loss in certain circumstances, including instances when (1) sales volumes are less than expected requiring market purchases to meet commitments, or (2) our counterparties fail to purchase the contracted quantities of natural gas or otherwise fail to perform. To the extent that we engage in derivative transactions we may be prevented from realizing the benefits of favorable price changes in the physical market. However, we are similarly insulated against decreases in such prices. The following table sets forth the hedges we had in place as of January 31, 2006:

Period	Total Volumes (MMbtu)	Weighted Average Floor*	Weighted Average Ceiling*
January 2006-March 2006	1,071,510	6.55	11.15
April 2006-June 2006	1,708,199	6.52	8.67
July 2006-September 2006	1,497,025	6.64	9.89
October 2006-December 2006	1,354,431	6.64	10.86
January 2007-March 2007	1,246,676	6.74	14.10
April 2007-June 2007	1,161,000	7.00	9.80
July 2007-September 2007	1,090,000	7.00	11.49
October 2007-December 2007	1,031,001	7.00	14.62
January 2008-March 2008	981,000	7.00	20.27
April 2008-June 2008	930,999	7.00	10.73
July 2008-September 2008	890,001	7.00	12.16
October 2008-December 2008	855,000	7.00	12.74

*
Prices are per $/MMBTU.

        Presently, all of our derivative arrangements are concentrated with two counterparties, both of which are participants in our bank loan. If either counterparty fails to perform its obligations, we may suffer financial loss or be prevented from realizing the benefits of favorable price changes in the physical market.

        The result of natural gas market prices exceeding our swap prices or collar ceilings requires us to make payment for the settlement of our derivative contracts, if owed by us, generally up to three business days before we receive market price cash payments from our customers. One swap for 2,000 MMBTU (approximately 2,000 MCF) per day through June 2006 requires settlement approximately 55 days before market price cash payments will be received. This could have a material adverse effect on our cash flows for the period between derivative settlement and payment for revenues earned.

        Interest Rates.    At December 31, 2005, we had $10.1 million outstanding under our credit facility, which is subject to floating market rates of interest. Borrowings under our credit facility bear interest at a fluctuating rate that is tied to the Base Rate or LIBOR, at our option. Any increases in these interest rates can have an adverse impact on our results of operations and cash flow. Based on borrowings outstanding at December 31, 2005, a 100 basis point change in interest rates would change our annual interest expense by approximately $101,000.

        From time to time we also may enter into interest rate swaps to make our interest expense more predictable, especially in times of greater leverage for us or when there is a determination that rates seem very likely to rise while we are expecting to maintain significant debt levels. At December 31, 2005, we had no interest rate swaps outstanding.

        Public Company Expenses.    In connection with this offering, we filed a registration statement with the SEC. We believe that our general and administrative expenses will increase in connection with the filing of this registration statement. This increase will consist of legal and accounting fees and additional expenses associated with compliance with the Sarbanes-Oxley Act of 2002 and other regulations, including the Nasdaq National Market listing standards. Following the effectiveness of the registration statement, we anticipate that our on-going general and administrative expenses will also increase as a result of being a publicly-traded company. This increase will be due to the cost of tax return preparations, accounting support services, filing annual and quarterly reports with the SEC, investor relations, directors' fees, directors' and officers' insurance and registrar and transfer agent fees. As a result, we believe that our general and administrative expenses for 2006 will significantly increase. Our consolidated financial statements following the completion of our proposed initial public offering will reflect the impact of these increased expenses and affect the comparability of our financial statements with periods prior to the completion of our proposed initial public offering.

BUSINESS AND PROPERTIES

About Stroud

        We are an independent energy company engaged in the acquisition, development, exploitation, exploration and production of natural gas and oil. Our operations are primarily concentrated in the Fort Worth Basin (Barnett Shale formation), the central Gulf Coast Basin (Austin Chalk formation) and the East Texas Basin (Cotton Valley Sands formation). We have a management team and technical staff with extensive experience in developing unconventional natural gas reserves and horizontal drilling. We believe that this experience base enables us to exploit our acreage positions in our core operating areas.

        From January 1, 2003 through December 31, 2005, we drilled and completed 51 out of 51 wells, including three wells acquired as part of the 2005 Acquisition that were previously drilled by the seller and completed by us. As management continued to implement its strategy of diversifying and building our production and reserve base in the Barnett Shale and East Texas, our net production increased from an average of 12.5 MMcfe per day for 2002 to an average of 23.9 MMcfe per day for 2005 and an average of 33.3 MMcfe per day for the first two months of 2006. On a pro forma basis for the Acquisitions, our net production increased from an average of 29.7 MMcfe per day for 2005 to an average of 37.5 MMcfe per day for the first two months of 2006. As of December 31, 2005, pro forma for the 2006 Acquisition, we had 204 identified drilling locations, 84 of which were located in the Barnett Shale and 79 of which were located in East Texas.

        We focus our operations in areas where our management team has developed significant geological and operational expertise. Our senior geological, engineering and land management team and many of our professionals are former employees of Mitchell Energy Company, L.P. and Union Pacific Resources Group Inc. Prior to the acquisition of Mitchell Energy Company by Devon Energy Corporation, Mitchell Energy Company was well known for its expertise in developing unconventional, complex reserves and was the largest driller and producer in the Barnett Shale. Prior to the acquisition of Union Pacific Resources by Anadarko Petroleum Corporation, Union Pacific Resources was one of the most active drillers in the Austin Chalk and pioneered the use of horizontal drilling in this area. Our technical staff also has extensive experience in East Texas. Additionally, our management has substantial experience in the application of various advanced completion techniques, procedures that are often necessary in order to profitably develop natural gas and oil reserves in unconventional reservoirs and in the more mature producing areas of the United States.

        Consistent with our focus and the experience and expertise of our management team and technical staff, we have made two recent acquisitions of primarily natural gas assets in the Barnett Shale in the Fort Worth Basin, where we believe our horizontal drilling expertise can be effectively applied. Both of these acquisitions include assets located in areas that have existing production, gathering lines and other infrastructure. On March 2, 2006 we purchased certain Barnett Shale properties in Denton, Johnson, Parker, Tarrant and Wise Counties, Texas from a group of sellers led by Joint Resources Company for approximately $61.0 million, plus closing adjustments based on an effective date of January 1, 2006. As of December 31, 2005, the 2006 Acquisition properties had approximately 27.9 Bcfe of estimated proved reserves and an associated PV-10 of approximately $75.1 million. The 2006 Acquisition properties include approximately 8,413 gross acres (approximately 1,900 of which are developed acres) with 25 producing wells, 13 proved undeveloped locations and an additional 37 unproved drilling locations currently identified.

        On July 27, 2005, we acquired natural gas assets located in the Barnett Shale in Denton County, Texas from a group of sellers led by Dan A. Hughes Company. The purchase price for the 2005 Acquisition was $29.6 million and closing adjustments of an additional $5.6 million, principally from continued drilling. The 2005 Acquisition was effective March 1, 2005. As of the effective date, the 2005

Acquisition properties included nine producing wells and another ten drilling locations, five of which have now been drilled.

        The Barnett Shale formation in the Fort Worth Basin has emerged as the largest natural gas field in Texas. We believe the recent success in the Barnett Shale by independent energy companies is attributable to innovations in technology and drilling and completion techniques achieved over the past several years.

        We believe that our leasehold interests in approximately 30,000 gross (approximately 25,000 net) undeveloped acres in our three core areas, which includes 204 currently identified drilling locations, provide us with numerous opportunities for future growth. We have a capital budget of approximately $194.3 million for 2006 as detailed in the following table which sets forth certain summary information attributable to our core geographical areas of operation:

	As of December 31, 2005					2006 Capital Budget
							Wells Planned for Drilling
	Developed Acres		Undeveloped Acres			Proved Undeveloped Drilling Locations
					Identified Drilling Locations				Capital Expenditures (in millions)
	Gross	Net	Gross	Net			Gross	Net
By geographic area:
Fort Worth Basin (Barnett Shale)	3,668	3,229	7,885	5,858	34	11	11	10.3	$29.1
2006 Acquisition (Barnett Shale)	1,893	1,559	6,520	5,760	50	13	21	17.2	101.4	(1)

Total Barnett Shale	5,561	4,788	14,405	11,618	84	24	32	27.5	130.5
Central Gulf Coast Basin (Austin Chalk)	30,162	26,365	13,400	11,253	41	25	6	5.4	28.8
East Texas Basin (Cotton Valley Sands)	4,694	3,640	2,290	1,837	79	16	15	11.1	19.8
Other	642	188	7,351	4,357	—	—	—	—	—
Land and seismic	—	—	—	—	—	—	—	—	15.2

Total	41,059	34,981	37,446	29,065	204	65	53	44.0	$194.3

(1)
Includes the $61.0 million purchase price for the 2006 Acquisition.

        The final determination with respect to the drilling of any well, including those currently budgeted, will depend on a number of factors, including the results of our development and exploration efforts, the availability of sufficient capital resources to us and other participants for drilling prospects, economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews, our financial results and the availability of leases on reasonable terms, lease expiration dates and permitting for the potential drilling locations.

        As of December 31, 2005, our estimated proved pro forma reserves were 159.4 Bcfe with a PV-10 of $479.1 million (Standardized Measure of $346.8 million) after giving effect to the 2006 Acquisition, 45.7% of which was proved developed producing, 10.8% of which was proved developed non-producing and 95.9% of which was natural gas. As of December 31, 2005, pro forma for the 2006 Acquisition, we operated 113 of our 121 gross producing wells and approximately 99.0% of the net present value of our proved reserves. The following table summarizes our proved reserves, PV-10 and average daily production for the fourth quarter of 2005 on a pro forma basis for the 2006 Acquisition for our core geographical areas of operation.

	As of December 31, 2005
				Average Daily Production—Fourth Quarter 2005 (MMcfe per day)
	Proved Reserves (Bcfe)	Percent of Total	PV-10(1) (In millions)		Percent of Total
By geographic area:
Fort Worth Basin (Barnett Shale)	42.4	26.6%	$98.0	10.6	30.1%
2006 Acquisition (Barnett Shale)	27.9	17.5%	75.1	4.0	11.4%

Total Barnett Shale	70.3	44.1%	173.1	14.6	41.5%

Central Gulf Coast (Austin Chalk)	72.4	45.4%	257.3	18.5	52.6%
East Texas (Cotton Valley Sands)	16.4	10.3%	47.5	2.0	5.7%
Other	0.3	0.2%	1.2	0.1	0.2%

Total	159.4	100.0%	$479.1	35.2	100.0%

(1)
The present value of estimated future net revenues ("PV-10") is an estimate of future net revenues from natural gas and oil properties at the date indicated, without giving effect to commodity price risk management activities, and after deducting production and ad valorem taxes, projected capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil, natural gas and NGL prices and operating costs at the date indicated. The prices used to calculate the PV-10 in this table were the December 31, 2005 NYMEX spot prices of $10.08 per Mmbtu for natural gas and $57.75 per Bbl for oil, adjusted for historical differentials between NYMEX and local prices for every property. Market prices for oil and natural gas are volatile. See "Risk factors—Risks Related to the Natural Gas and Oil Industry and Our Business" beginning on page 13 of this prospectus. We believe that PV-10 before income taxes, while not a financial measure in accordance with generally accepted account principles, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions, because the tax characteristics of comparable companies can differ materially. The total Standardized Measure for our proved reserves as of December 31, 2005 was $286.1 million ($346.8 million pro forma for the 2006 Acquisition). The Standardized Measure represents the PV-10 after giving effect to income taxes, and is calculated in accordance with SFAS No. 69. The amount of estimated future capital costs, the PV-10 of these costs and the Standardized Measure were determined by us. The following table provides a reconciliation of our PV-10 to our Standardized Measure as of

  December 31, 2005 for all properties owned and on a pro forma basis to include the 2006 Acquisition:

		Pro Forma
	As of December 31, 2005	As of December 31, 2005
Standardized Measure	$286.1	$346.8
Discounted Future Income Taxes	117.9	132.3

PV-10	$404.0	$479.1

Operational Update

        Since the beginning of 2006, we have spudded 13 wells, nine in the Barnett Shale, one in the Austin Chalk and three in the East Texas Cotton Valley properties. Including wells that were spudded in 2005, in the Barnett Shale during the first two months of 2006, we have completed and production has commenced on one well and our net production has averaged 17.3 MMcfe per day, pro forma for the 2006 Acquisition. During the same period in the Austin Chalk, we have completed and production has commenced on one well, and our net production has averaged 17.5 MMcfe per day. In the East Texas Cotton Valley for the first two months of 2006, we have completed and production has commenced on two wells and our net production has averaged 2.6 MMcfe per day.

History

        We began operations in 1985. Until 1999, our revenues were primarily derived from operations in the Stroud Prue Sand Unit in Oklahoma and a coal bed methane field in the Raton Basin of Colorado. We subsequently divested those interests and, beginning in 2000, pursued a horizontal drilling program in the Central Gulf Coast (Austin Chalk). In February 2003, we named Patrick J. Noyes as Chief Executive Officer to implement a fundamental change in growth strategy. Mr. Noyes and his management team are responsible for diversifying our holdings and growing the company. During Mr. Noyes' tenure as Chief Executive Officer, the following have been accomplished:

  •
  a $27 million private equity investment by EnCap Investments was secured in 2004 and repaid in September 2005;

  •
  51 out of 51 wells have been drilled and completed from January 1, 2003 through December 31, 2005, including three wells acquired as part of the 2005 Acquisition that were previously drilled by the seller and completed by us;

  •
  production increased from 12.5 MMcfe per day in 2002 to 23.9 MMcfe per day in 2005;

  •
  we have entered two new areas—the Fort Worth Basin (Barnett Shale) and East Texas;

  •
  natural gas assets in the Fort Worth Basin (Barnett Shale) with approximately 51 Bcfe of estimated proved reserves and an associated PV-10 of approximately $104 million were acquired; and

  •
  a $173 million private equity placement was completed with $100 million gross ($91.2 million net) raised for the Company.

        In July 2005, we were incorporated in Delaware with a plan to combine with Stroud Oil Properties, Inc. and its subsidiaries through the Combination. Prior to the Combination, Stroud Oil Properties, Inc. owned the majority interests in both Stroud Energy, Ltd. (holding 60.5015% limited partnership interest as a limited partner) and Stroud Energy Management, Ltd. (holding 96% of the Class A interests and 41.25% of the Class B interests as the sole general partner). In the Combination, the stockholders of Stroud Oil Properties, Inc., together with the holders of the minority equity interests in each of Stroud Energy, Ltd. and Stroud Energy Management, Ltd., contributed their equity interests in each of the various entities to us in exchange for shares of our common stock. Subsequently, we reorganized our resulting wholly-owned subsidiaries. Stroud Oil Properties, Inc. was merged with and into a newly-formed limited partnership, Stroud Oil Properties, LP, with all of the partnership interests being held by two of our newly formed wholly-owned subsidiaries that are limited liability companies. Stroud Energy Management, Ltd. was converted to a limited liability company, Stroud Energy Management GP, LLC, and we transferred all of its membership interests to Stroud Oil Properties, LP. 0.1% of the partnership interests in Stroud Energy, Ltd. were transferred to Stroud Energy Management GP, LLC, as sole general partner, and 99.9% of the partnership interests in Stroud Energy, Ltd. were transferred to Stroud Oil Properties, LP, as sole limited partner. The exchange of the pre-existing minority equity interest in Stroud Energy, Ltd. and Stroud Energy Management, Ltd. was accounted for as a purchase and stepped up to the fair market value on the date of exchange, September 23, 2005. The exchange of the majority interests was accounted for in a manner similar to transactions between entities under common control on a historical cost carryover basis.

Our Business Strategy

        Our business objective is to increase stockholder value by investing our capital in projects that lead to increases in our production, reserves, and cash flow. We seek to achieve this goal through the application of the following strategies:

        Grow through the Drillbit.    We plan to continue to grow our production and reserves through the drillbit. Our inventory of drilling prospects includes opportunities that are not included in our proved reserve base. We actively pursue these and other drilling opportunities to expand our reserve base and increase our production and cash flow.

        Exploit and Develop Existing Properties.    We seek to add proved reserves to and increase production from our existing properties through the application of advanced technologies, including horizontal drilling and sophisticated completion techniques. We believe that our management team has a proven track record of exploiting underdeveloped properties to increase reserves and cash flow. We expect to continue to focus on implementing improved production practices and recovery techniques, and lower-risk development drilling. We are expanding our asset base though an active development program of new opportunities in the Barnett Shale and the East Texas Basin, while still developing high-impact Austin Chalk projects.

        Acquire Strategic Assets.    We maintain a disciplined, opportunistic acquisition approach and seek to acquire producing properties, leasehold acreage and drilling prospects, with a focus on our existing areas of operation where we believe we can successfully implement our strengths as a developmental driller. One of our focus acquisition areas is the Barnett Shale of the Fort Worth Basin, where we target natural gas properties with established histories of production, lower-risk drilling and exploration opportunities and long reserve lives.

        Maintain a Low Cost Structure.    We intend to maintain a low cost structure through maintaining efficient operations and operating control. We operate almost all of our properties, enabling us to better manage expenses, capital allocation and the decision-making processes. For the year ended December 31, 2005, our lease operating expense per Mcfe averaged $0.41 (excluding production and ad valorem taxes) and general and administrative costs averaged $0.71 per Mcfe produced.

        Focus on Natural Gas.    We have concentrated primarily on the development and production of natural gas reserves, and we have a strong belief in the favorable long-term fundamentals of natural gas.

Our Strengths

        We believe that we have a variety of strengths that will help us achieve our business goals.

        Drilling Inventory.    We believe we have assembled a large and attractive inventory of drilling opportunities. As of December 31, 2005, pro forma for the 2006 Acquisition, we had identified 204 future drilling locations, of which 65 were located in our proved reserve base, and we had leasehold interests in approximately 30,000 gross (approximately 25,000 net) undeveloped acres in our three core geographical areas of operation. Our inventory and our degree of operating control provide us with flexibility in project selection and the timing of our drilling projects. We intend to drill approximately 53 gross (44.0 net) wells in 2006. During 2005 we drilled 27 wells, including three wells acquired as part of the 2005 Acquisition that were previously drilled by the seller and completed by us. In addition, as of December 31, 2005, we had two wells that were in the process of being drilled and two wells that were in the process of being completed. As of March 15, 2006, we had six rigs running.

        Operating Control.    We operate almost all of our properties. By having operating control, we are able to more effectively control our expenses, capital allocation and the timing and method of exploitation and development of our properties. As of December 31, 2005, pro forma for the 2006 Acquisition, we operated 113 of our 121 gross wells and 99.0% of the net present value of our proved reserves.

        Operations in Prolific Basins.    We believe that our operations are located in hydrocarbon-rich basins known for having long and well-established production histories. Our management team has substantial knowledge and expertise in the basins in which we operate. We intend to continue our growth in these areas through exploitation and developmental drilling and complementary acquisitions.

        Experienced and Motivated Management Team.    Our management team has an average of over 25 years of experience in acquiring, developing and operating natural gas and oil properties. As of March 15, 2006, our management owned approximately 10.8% of our common stock.

        Experience with Advanced Technology.    Our management team has extensive experience and technical talent in developing unconventional natural gas reserves and drilling horizontal wells. We also have substantial experience in the application of various advanced completion techniques, procedures that are often necessary in order to profitably develop natural gas and oil reserves in unconventional reservoirs and in the more mature producing areas of the United States. We will utilize this competitive advantage to profitably develop long-lived natural gas reserves.

Our Natural Gas and Oil Reserves

        The following table summarizes proved reserves for the dates shown and was prepared according to the rules and regulations of the SEC.

				Pro Forma for the 2006 Acquisition
	As of December 31,
				As of December 31, 2005
	2003	2004	2005
Natural Gas (Bcf):
Developed	31.7	37.9	72.5	87.1
Undeveloped	42.9	49.9	53.1	65.7

Total	74.6	87.8	125.6	152.8

Oil (Mbbls):
Developed	536.6	380.5	427.0	496.6
Undeveloped	884.1	671.7	539.7	603.0

Total	1,420.7	1,052.2	966.7	1,099.6

Natural Gas Equivalent (Bcfe):
Developed	34.9	40.2	75.1	90.1
Undeveloped	48.2	53.9	56.3	69.3

Total	83.1	94.1	131.4	159.4

Pre-tax Present Value, discounted at 10% (PV-10) (in thousands):
Developed	$96,587	$101,868	$260,255	$303,403
Undeveloped	108,140	79,250	143,741	175,694

Total	$204,727	$181,118	$403,996	$479,097

Standardized Measure (in thousands)(1)	$204,727	$181,118	$286,139	$346,843

(1)
The Standardized Measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved natural gas and oil reserves discounted at 10% after giving effect to income taxes, and as calculated in accordance with SFAS No. 69. Stroud Oil Properties, Inc. was a subchapter "S" corporation, and its subsidiaries are partnerships, all of which passed through their taxable income to their owners. Accordingly, no provision for federal or state corporate income taxes were provided for in the determination of the Standardized Measure of discounted future net cash flows before the Combination. Subsequent to the Combination, the Standardized Measure as of December 31, 2005 includes income taxes of $117,857 ($132,254 pro forma for the 2006 Acquisition).

        The reserve estimates presented as of December 31, 2003 have been prepared by T.J. Smith & Company, Inc., an independent petroleum engineering firm. The reserve estimates presented as of December 31, 2004 and 2005 have been prepared by Cawley, Gillespie & Associates, Inc., an independent petroleum engineering firm. The estimate of our PV-10 and Standardized Measure is based upon the estimate of future development costs and the report on proved reserves prepared by Cawley, Gillespie & Associates, Inc. as of December 31, 2005. The reserve estimates and PV-10 estimates for the 2006 Acquisition have been prepared by Cawley, Gillespie & Associates, Inc. and were combined with the estimates of our reserves and PV-10 as of December 31, 2005 to prepare the pro forma amounts.

        As defined in the SEC rules, proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based. Estimates of proved reserves do not include the following:

  •
  oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

  •
  crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

  •
  crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

  •
  crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

        The pro forma PV-10 value and the Standardized Measure of discounted future net cash flows of our proved natural gas and oil reserves was determined based on the market prices for natural gas and oil on December 31, 2005. The average market price received for our natural gas production on December 31, 2005, after basis adjustments, was $7.53 per Mcf ($7.55 per Mcf pro forma for the 2006 Acquisition). The average market price for our oil production on December 31, 2005, after basis adjustments, was $58.73 per Bbl ($58.73 per Bbl pro forma for the 2006 Acquisition).

Our Production, Prices and Expenses

        The following table summarizes for the periods indicated net production of natural gas and oil sold, the average sales price per unit of natural gas and oil and costs and expenses associated with our production of natural gas and oil:

				Pro Forma for the 2006 Acquisition
	Year Ended December 31,
				Year Ended December 31, 2005
	2003	2004	2005
Production:
Natural gas (MMcf)	7,319	8,306	8,418	10,504
Oil (Mbbl)	92	67	51	57
Total natural gas equivalents (MMcfe)	7,871	8,708	8,724	10,846
Average daily volumes (MMcfe/day)	21.6	23.8	23.9	29.7
Average Sales Price(1):
Natural gas (per Mcf)	$4.76	$5.26	$7.37	$7.12
Oil (per Bbl)	30.51	40.31	54.06	54.46
Average equivalent price (per Mcfe)	4.79	5.33	7.43	7.18
Expense (per Mcfe):
Lease operating expense(2)(3)	$.25	$.25	$.41	$.47
Production and ad valorem taxes(3)	.09	.12	.16	.22
General and administrative expense, net	.31	.41	.71	N/A	(4)
Depreciation, depletion and amortization(5)	1.64	2.01	2.30	2.44

(1)
Excludes effect of commodity price risk activities.

(2)
Excludes production and ad valorem taxes and accretion expense for the asset retirement obligation.

(3)
Lease operating expenses and production and ad valorem taxes are combined in the financial statements.

(4)
General and administrative expenses for the 2006 Acquisition for periods prior to its closing date is not determinable.

(5)
Depreciation, depletion and amortization for 2005 includes $839,000 attributable to the purchase of minority interests in Stroud Energy, Ltd. ($.10 per Mcfe for 2005 and $.27 per Mcfe for the period of 2005 following the Combination).

Acquisitions

        We regularly pursue and evaluate acquisition opportunities (including opportunities to acquire gas and oil properties or related assets or entities owning gas and oil properties or related assets and opportunities to engage in mergers, consolidations or other business combinations with entities owning gas and oil properties or related assets) and at any given time may be in various stages of evaluating such opportunities. Such stages may take the form of internal financial and gas and oil property analysis, preliminary due diligence, the submission of an indication of interest, preliminary negotiations, negotiation of a letter of intent or negotiation of a definitive agreement. While we are currently evaluating a number of potential acquisition opportunities (some of which would be significant in size), we have signed no binding agreements with respect to any significant acquisition and currently have no assurance of completing any particular significant acquisition or of entering into negotiations with respect to any particular material acquisition.

Property Overview

        The following table sets forth the pro forma estimated quantities of proved reserves attributable to our principal operating regions as of December 31, 2005, pro forma for the 2006 Acquisition.

	Estimated Proved Reserves(1)
	Natural Gas (Bcf)	Oil (MMBbls)	Total (Bcfe)	Percent of Reserves	PV-10 Value(2) (millions)
Fort Worth Basin (Barnett Shale)	42.4	—	42.4	26.6%	$98.0
2006 Acquisition (Barnett Shale)	27.2	.133	27.9	17.5%	75.1

Total Barnett Shale	69.6	.133	70.3	44.1%	173.1
Central Gulf Coast Basin (Austin Chalk)	67.1	.879	72.4	45.4%	257.3
East Texas Basin (Cotton Valley Sands)	15.8	.088	16.4	10.3%	47.5
Other	0.3	—	0.3	0.2%	1.2

Total	152.8	1.100	159.4	100.0%	$479.1

(1)
The pro forma estimates of proved reserves are based upon reserve reports prepared by Cawley, Gillespie & Associates, Inc. Appendices B and C to this prospectus contain letters prepared by Cawley, Gillespie & Associates, Inc. summarizing its reserve reports.

(2)
The present value of estimated future net revenues attributable to our reserves was prepared using constant prices, as of the calculation date, discounted at 10% per year on a pre-tax basis, and was determined based on the market prices for natural gas and oil on December 31, 2005. The market price received for our natural gas production on December 31, 2005, after basis adjustments, was $7.53 per Mcf ($7.55 per Mcf pro forma for the 2006 Acquisition). The market price for our oil production on December 31, 2005, after basis adjustments, was $58.73 per Bbl ($58.73 per Bbl pro forma for the 2006 Acquisition). Prices are held constant in accordance with SEC guidelines. The total Standardized Measure for our unproved reserves as of December 31, 2005 was $286.1 million ($346.8 million pro forma for the 2006 Acquisition).

  Key Basins of Activity

        We are currently pursuing an active development, exploitation and exploration strategy. Our properties are located primarily in Texas. Our significant properties are described by area in the following paragraphs.

        Fort Worth Basin (Barnett Shale).    Our current production in the Fort Worth Basin is from the Barnett Shale. As of December 31, 2005, we had interests in 23 gross (20.4 net) wells (50 gross (41.1 net) wells pro forma for the 2006 Acquisition) in the Barnett Shale. For the year ended December 31, 2005, we had a total net production of approximately 5.6 MMcfe (9.5 MMcfe pro forma for the 2006 Acquisition) per day for the basin.

        The Barnett Shale is a "tight" reservoir, meaning that in its natural state the formation is resistant to the production of natural gas. However, recently completed vertical wells utilizing artificial fracture stimulation techniques have made the Barnett Shale a low-risk and profitable natural gas operation, making the Barnett Shale the largest natural gas field in Texas and one of the most important gas fields in the United States. Beginning in 2003, application of horizontal drilling techniques in the Barnett Shale has resulted in significant increases in productivity and estimated reserves. Such horizontal drilling techniques, coupled with continued advances in fracture stimulation technology, have expanded the boundaries of the Barnett Shale play.

        We currently own 19,966 gross (16,406 net) acres pro forma for the 2006 Acquisition in the basin. Recently, we have shifted our primary focus from the Giddings Field to the Barnett Shale, as well as East Texas, and we plan to exploit our management team's horizontal drilling and completion expertise to develop assets in the Barnett Shale.

        Central Gulf Coast (Austin Chalk).    Our current production in the Giddings Field is from the Austin Chalk formation. As of December 31, 2005, we had interests in 50 gross (41.6 net) wells in the Austin Chalk area. For the year ended December 31, 2005, we had a total net production of approximately 16.9 MMcfe per day for the area. We operate 96% of our wells in the Giddings Field. We currently own 43,562 gross (37,618 net) acres in the Giddings Field.

        In the Giddings Field, we have been utilizing our horizontal drilling expertise in development opportunities in the Austin Chalk. The Austin Chalk is a fine-grained carbonate that has developed an extensive natural fracture system. In the 1970s and 1980s, exploitation of the Chalk with vertical wells proved difficult. The subsequent development of horizontal drilling technology in the early 1990s provided an effective method to encounter and drain hydrocarbons from the Chalk's natural fracture system. Although the overall Chalk is up to 600 feet thick, the targeted productive zones are typically only 20 to 40 feet thick, thereby requiring precise geo-steering while drilling. For the past two years, we have focused our operations in Grimes County, where the objective Chalk zone lies 14,000 feet below the surface. The average horizontal reach of our wells is often in excess of 5,000 feet.

        East Texas Basin.    Our properties in the East Texas Basin produce primarily from the Cotton Valley Sand formation, a depositional package of sands, silts and shales ranging from 1,200 to 1,500 feet thick and found from 8,000 to 10,000 feet below the surface. As of December 31, 2005, we had interests in 20 gross (13.5 net) wells in East Texas. For the year ended December 31, 2005, we had a total net production of approximately 1.3 MMcfe per day for the area. We currently own 6,984 gross (5,477 net) acres in the basin.

        The sands of the Cotton Valley formation tend to contain multiple producing horizons and are typically low permeability sands that require fracture stimulation to achieve optimal producing rates. This type of fracture stimulation usually results in relatively high initial production rates that decline rapidly during the first year of production and subsequently stabilize at fairly low, more easily predictable annual decline rates. Much of our production in this area is from wells that are in the later, more stable stage of production, resulting in long-lived gas reserves.

        Other.    As of December 31, 2005, we had interests in 4 gross (1.2 net) wells in Creek County, Oklahoma. For the year ended December 31, 2005, we had a total net production of approximately 159 Mcfe per day. Because of our focus in our core areas, we have no current plans to expand our present position in this area.

Our Drilling Activities

        We intend to concentrate our drilling activity on development drilling and low-risk exploratory wells. The number and types of wells we drill will vary depending on the amount of funds we have available for drilling, the cost of each well, the size of the fractional working interests we acquire in each well and the estimated recoverable reserves attributable to each well.

        The following table sets forth information with respect to wells drilled and completed by us during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic values. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

	Year Ended December 31,
	2002		2003		2004		2005
	Gross	Net	Gross	Net	Gross	Net	Gross		Net
Development Wells:
Producing
Gas	16	14.1	9	6.4	10	7.7	20	(1)	15.7	(1)
Oil	5	4.2	2	1.6	—	—	—		—
Dry	—	—	—	—	—	—	—		—

Subtotal	21	18.3	11	8.0	10	7.7	20		15.7

Exploratory Wells:
Producing
Gas	—	—	—	—	—	—	7		5.6
Oil	—	—	—	—	—	—	—		—
Dry	—	—	—	—	—	—	—		—

Subtotal	—	—	—	—	—	—	7		5.6

Total Wells:
Producing
Gas	16	14.1	9	6.4	10	7.7	27		21.3
Oil	5	4.2	2	1.6	—	—	—		—
Dry	—	—	—	—	—	—	—		—

Total	21	18.3	11	8.0	10	7.7	27		21.3

(1)
Includes three gross (3.0 net) wells acquired as part of the 2005 Acquisition that were drilled by the seller and completed by us.

        As of December 31, 2005, we had two gross (1.5 net) wells that were in the process of being drilled and two gross (1.4 net) wells that were in the process of being completed.

Our Interest in Producing Wells

        The following table quantifies as of December 31, 2005 our productive wells (wells that are currently producing natural gas or oil or are capable of production), including temporarily shut-in wells. The number of total gross natural gas and oil wells excludes any multiple completions. Gross wells refers to the total number of physical wells that we hold any working interest in, regardless of our percentage interest. A net well is not a physical well, but is a concept that reflects the actual working interests we hold in all wells. We compute the number of net wells we own by totaling the percentage interests we hold in all our gross wells:

	Gas		Oil
	Gross	Net	Gross	Net
Texas
Fort Worth Basin (Barnett Shale)	22	19.6	—	—
Central Gulf Coast Basin (Austin Chalk)	35	30.1	15	11.6
East Texas Basin (Cotton Valley Sands)	20	13.5	—	—
Other	4	1.2	—	—

Total	81	64.4	15	11.6

        We operate 92 of the 96 gross producing wells presented in the above table (113 of 121 pro forma for the 2006 Acquisition). As of December 31, 2005, we had no wells containing multiple completions.

Acreage

        The following table sets forth our developed and undeveloped acreage as of December 31, 2005 pro forma for the 2006 Acquisition. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage under lease, permit, contract or option that is not in the spacing unit for a producing well, including leasehold interests identified for exploitation drilling. We have excluded acreage in which our interest is limited to an overriding royalty interest.

	Developed		Undeveloped
	Gross	Net	Gross	Net
Texas
Fort Worth Basin (Barnett Shale)	3,668	3,229	7,885	5,858
2006 Acquisition (Barnett Shale)	1,893	1,559	6,520	5,760

Total Barnett Shale	5,561	4,788	14,405	11,618
Central Gulf Coast Basin (Austin Chalk)	30,162	26,365	13,400	11,253
East Texas Basin (Cotton Valley Sands)	4,694	3,640	2,290	1,837
Other	642	188	7,351	4,357

Total	41,059	34,981	37,446	29,065

        Title to our natural gas and oil properties is subject to royalty, overriding royalty, carried and other similar interests and contractual arrangements customary in the oil and gas industry, liens incident to operating agreements and for current taxes not yet due and other minor encumbrances. Our natural gas and oil properties are pledged as collateral under our credit facility. As is customary in the oil and gas industry, we are generally able to retain our ownership interest in undeveloped acreage by production of existing wells, by drilling activity which establishes commercial reserves sufficient to maintain the lease or by payment of delay rentals.

Markets and Customers

        The revenues generated by our operations are highly dependent upon the prices of, and demand for, natural gas and oil. The price we receive for our gas and oil production depends on numerous factors beyond our control, including seasonality, the condition of the United States economy, particularly in the manufacturing sector, political conditions in other natural gas and oil producing countries, the extent of domestic production and imports of natural gas and oil, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for natural gas and oil, the marketing of competitive fuels and the effects of state and federal regulation. The natural gas and oil industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

        Substantially all of our natural gas production is sold either on the spot natural gas market under short-term contracts at prevailing spot market prices, or under short-term contracts based on current spot market prices. During the year ended December 31, 2005, ETC Texas Pipeline, Ltd. and Duke Energy Field Services were our most significant natural gas and oil purchasers, accounting for approximately 66% and 15%, respectively, of our total 2005 natural gas and oil sales. In addition, management makes recommendations on hedging a portion of our production that are approved by our board of directors before implementation. We enter into hedges for natural gas using NYMEX futures or over-the-counter derivative financial instruments with only certain well-capitalized counterparties which have been approved by our board of directors.

Regulation

        General.    Various aspects of our natural gas and oil operations are subject to extensive and continually changing regulation, as legislation affecting the natural gas and oil industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the natural gas and oil industry and its individual members. The Federal Energy Regulatory Commission, or FERC, regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938, or NGA, and the Natural Gas Policy Act of 1978, or NGPA. In 1989, however, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining price and nonprice controls affecting wellhead sales of natural gas, effective January 1, 1993. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, in the future Congress could reenact price controls or enact other legislation with detrimental impact on many aspects of our business.

        Regulation of Production.    The production of natural gas and oil is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of natural gas and oil properties, the establishment of maximum allowable rates of production from natural gas and oil wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of natural gas and oil that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

        The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the natural gas and oil industry are subject to the same regulatory requirements and restrictions that affect our operations.

        Regulation of Transportation and Sale of Natural Gas.    While natural gas pipelines generally are subject to regulation by the FERC, because "gathering" activities are exempt under the NGA and we perform primarily a gathering function, as opposed to the transmission of natural gas in interstate commerce, we believe that our pipeline operations are not subject to the FERC's jurisdiction. However, we deliver a significant portion of the natural gas we transport to interstate pipelines subject to FERC regulation, and therefore our natural gas sales prices nevertheless continue to be affected by interstate and intrastate gas transportation regulation, because the prices we receive for our production are affected by the cost of transporting the gas to the consuming market.

        Through a series of comprehensive rulemakings, beginning with Order No. 436 in 1985 and continuing through Order No. 636 in 1992 and Order No. 637 in 2000, the FERC has adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes were intended by the FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters, and by increasing the transparency of pricing for pipeline services. The FERC has also developed rules governing the relationship of the pipelines with their marketing affiliates, and implemented standards relating to the use of electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis.

        In light of these statutory and regulatory changes, most pipelines have divested their gas sales functions to marketing affiliates, which operate separately from the transporter and in direct competition with all other merchants, and most pipelines have also implemented the large-scale divestiture of their gas gathering facilities to affiliated or non-affiliated companies. Interstate pipelines thus now generally provide unbundled, open and nondiscriminatory transportation and transportation-related services to producers, gas marketing companies, local distribution companies, industrial end users and other customers seeking such services. Sellers and buyers of gas have gained direct access to the particular pipeline services they need, and are better able to conduct business with a larger number of counterparties. We believe these changes generally have improved our access to markets while, at the same time, substantially increasing competition in the natural gas marketplace.

        Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The Texas Railroad Commission has been changing its regulations governing transportation and gathering services provided by intrastate pipelines and gatherers. While the changes by these state regulators affect us only indirectly, they are intended to further enhance competition in natural gas markets. We cannot predict what further action the FERC or state regulators will take on these matters; however, we do not believe that we will be affected differently than other natural gas producers with which we compete by any action taken.

        Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC, Congress and state regulatory authorities will continue.

        Environmental regulations.    We are subject to stringent federal, state and local laws. These laws, among other things, govern the issuance of permits to conduct exploration, drilling and production operations, the amounts and types of materials that may be released into the environment, the discharge and disposition of waste materials, the remediation of contaminated sites and the reclamation and abandonment of wells, sites and facilities. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may often impose strict liability for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. We also are subject to regulations governing the handling, transportation, storage and disposal of naturally occurring radioactive materials that can be produced during our operations, and the control of air emissions from our wells and facilities. Other laws, rules and regulations may restrict the rate of natural gas and oil production below the rate that would otherwise exist or even prohibit exploration and production activities in environmentally sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the natural gas and oil industry increases our cost of doing business and consequently affects our profitability. These costs are considered a normal, recurring cost of our on-going operations. Our domestic competitors are generally subject to the same laws and regulations.

        We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on our operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon our capital expenditures, earnings or competitive position, including the suspension or cessation of operations in affected areas. Although we try to anticipate future regulatory requirements and plan accordingly, there can be no assurance that material costs and liabilities will not be incurred in the future.

        We currently own or lease numerous properties that for many years have been used for the exploration and production of natural gas and oil. Although we believe that we have implemented appropriate operating and waste disposal practices, prior owners and operators of these properties may not have used similar practices, and hydrocarbons or other wastes may have been disposed of or released on or under the properties we own or lease or on or under locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment, storage and/or disposal of hydrocarbons and other wastes was not under our control. In some instances, we have agreed to indemnify the sellers of producing properties from whom we have acquired reserves against certain liabilities for environmental claims associated with the properties. These properties and the wastes disposed thereon may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, or RCRA, and analogous state laws, including but not limited to the Texas Solid Waste Disposal Act, or TSWDA, as well as state laws governing the management of natural gas and oil wastes, including but not limited to applicable provisions of the Texas Natural Resource Code. Under these laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination. We do not believe the costs to be incurred by us for compliance and remediating previously or currently owned or operated properties will be material, but we cannot guarantee such a result.

        CERCLA imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that transported or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the cost of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the cost of certain health studies. TSWDA contains a similar liability scheme to CERCLA, and in some respects is broader in scope than CERCLA. For example, TSWDA imposes liability for releases of "solid waste," which includes "hazardous substances." In addition, companies that incur liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site. Although CERCLA currently exempts petroleum (including oil, natural gas and NGLs) from the definition of hazardous substance, some similar state statutes do not provide such an exemption. Moreover, we cannot assure you that the exemption will be preserved in any future amendments of CERCLA. Such amendments could have a significant impact on our costs or operations. Additionally, our operations may involve the use or handling of other materials that may be classified as hazardous substances under CERCLA.

        RCRA and comparable state and local programs, such as TSWDA, regulate the generation, transportation, storage, treatment and disposal of hazardous and nonhazarduos solid wastes and can require cleanup of hazardous waste and solid waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of natural gas and oil from regulation as "hazardous waste." Disposal of such non-hazardous natural gas and oil exploration, development and production wastes usually is regulated by state law such as the Texas Natural Resource Code. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the natural gas and oil industry in the future. From time to time, legislation is proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from RCRA's definition of "hazardous waste," thereby potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on our operating cost, as well as the natural gas and oil industry in general. The impact of future revisions to environmental laws and regulations cannot be predicted.

        If in the course of our routine natural gas and oil operations, surface spills and leaks occur, including casing leaks of oil or other materials, we may incur penalties and costs for waste handling, remediation and third party actions for damages. Moreover, we are only able to directly control the operations of the wells that we operate. Notwithstanding our lack of control over wells owned by us but operated by others, the failure of the operator to comply with applicable environmental regulations may be attributable to us and may create legal liabilities for us.

        Our operations are also subject to the Clean Air Act, or CAA, and comparable state and local requirements, including the Texas Clean Air Act. Amendments to the CAA were adopted in 1990 and contain provisions that have resulted in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. The EPA and states have developed and continue to develop regulations to implement these requirements. We may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, we believe our operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to us than to other similarly situated companies involved in natural gas and oil exploration and production activities. We further believe we are in substantial compliance with currently applicable federal and state air quality-related requirements.

        The Federal Water Pollution Control Act of 1972, as amended, or the Clean Water Act, imposes restrictions and controls on the discharge of produced waters and other wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters and to conduct construction activities in waters and wetlands. Certain state regulations and the general permits issued under the federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the natural gas and oil industry into certain coastal and offshore waters, unless otherwise authorized. Further, the EPA has adopted regulations requiring certain natural gas and oil exploration and production facilities to obtain permits for storm water discharges. Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans. The Clean Water Act and comparable state statutes, including the Texas Water Code, or TWC, provide for civil, criminal and administrative penalties for unauthorized discharges for oil and other pollutants and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release. We believe that our operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution, including the TWC.

        Under the federal Oil Pollution Act, or OPA, and the Clean Water Act, a release of oil or hazardous substances from our properties or operations into or upon waters of the United States, adjoining shorelines and wetlands could result in our being held responsible for: (1) the costs of remediating the release; (2) administrative, civil or criminal fines or penalties; or (3) OPA-specified damages, such as loss of use, and natural resource damages. The extent of our liability could be extensive depending upon the circumstances of the release. Liability can be joint and several and without regard to fault. The State of Texas has enacted a state statute similar to OPA—the Oil Spill Prevention and Response Act of 1991, or OSPRA, which imposes liability for certain oil spills. The Clean Water Act also may impose permitting requirements for certain discharges of pollutants and require the development of Spill Prevention Control and Countermeasure Plans and Facility Response Plans to address potential discharges of oil into or upon waters of the United States and adjoining shorelines.

        Certain flora and fauna that have officially been classified as "threatened" or "endangered" are protected by the Endangered Species Act, or ESA, and analogous state laws. The ESA prohibits any activities that could "take" a protected plant or animal or reduce or degrade its habitat area. If endangered species are located in, or suspected to be located in an area we wish to develop, or if the area includes the habitat of a particular endangered or threatened species, the work could be prohibited or delayed and/or expensive mitigation might be required.

        Other statutes which may apply to our operations include, but are not necessarily limited to, the National Environmental Policy Act, the Coastal Zone Management Act, the Emergency Planning and Community Right-to-Know Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act, the National Historic Preservation Act, the Federal Land Policy Management Act, and the Safe Drinking Water Act. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and may limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from our operations. The permits required for our various operations are subject to revocation, modification and renewal by issuing authorities.

        We maintain insurance against "sudden and accidental" occurrences, which may cover some, but not all, of the risks described above. Most significantly, the insurance we maintain will not cover the risks described above which occur over a sustained period of time. Further, there can be no assurance that such insurance will continue to be available to cover all such cost or that such insurance will be available at a cost that would justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and results of operations.

        We do not anticipate that we will be required in the near future to expend amounts that are material in relation to our revenues by reason of environmental laws and regulations, but since these laws and regulations change frequently and are subject to interpretation, we cannot predict the ultimate cost of compliance or the extent of liability risks. We cannot assure you that more stringent laws and regulations protecting the environment will not be adopted or that we will not otherwise incur material expenses in connection with environmental laws and regulations in the future.

        In 2003, the DOT, through the RSPA, adopted new regulations for certain shippers of hazardous materials. These have both training and security planning requirements that may apply to our operations. We do not believe that the costs that will be incurred by us for compliance will be significant, but we cannot guarantee that result or predict the ultimate cost to us.

        OSHA.    We are subject to the requirements of the Occupational Safety and Health Act, or OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with these requirements.

Competition

        The oil and gas industry is highly competitive. Competitors include major oil companies, other independent energy companies and individual producers and operators, many of which have financial resources, personnel and facilities substantially greater than we have. We face intense competition for the acquisition of natural gas and oil leases and properties and for service providers. For a more thorough discussion of how competition could impact our ability to successfully complete our business strategy, see "Risk Factors—Risks Related to the Natural Gas and Oil Industry and Our Business—We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than us, could adversely affect our results of operations."

Office

        Our executive offices are located at 801 Cherry Street, Suite 3800, Fort Worth, Texas 76102, and the telephone number at our executive offices is (817) 882-8000.

Employees

        As of March 15, 2006, we had 24 full-time employees and four part-time employees. We also utilize contract workers to supplement our field operations and administrative functions. We consider our employee and worker relations to be satisfactory.

Legal Proceedings

        In 2001, Stroud Oil Properties, Inc. and its subsidiary Stroud Energy, Ltd. brought a legal action against a certain third party, which subsequently filed a counterclaim against Stroud Oil Properties, Inc. and Stroud Energy, Ltd. seeking monetary damages. In October 2004, the parties to the litigation reached a final settlement, and Stroud Oil Properties, Inc. and Stroud Energy, Ltd. agreed to pay the third party a cash amount equal to $6.0 million plus court costs of up to $75,000. The third party also filed a claim in the bankruptcy proceeding of Stroud Energy, Ltd.'s lender and its parent during this period, and the bankruptcy court allowed a claim of $1.2 million against these companies. To date, none of these entities have made a claim against Stroud Oil Properties, Inc. or Stroud Energy, Ltd. for reimbursement or indemnity with respect to the claim allowed in the bankruptcy. We believe that there is no basis for such a claim, but there is no assurance that a claim will not be asserted. Should such a claim be asserted, we would vigorously defend ourselves against such claim.

        From time to time we are party to litigation or other legal and administrative proceedings that we consider to be a part of the ordinary course of our business. Currently, we are not involved in any legal proceedings nor are we party to any pending or threatened claims that could, individually or in the aggregate, reasonably be expected to have a material adverse effect on our financial condition, cash flow or results of operations.

MANAGEMENT

Board of Directors and Executive Officers

        The following table sets forth the names, ages and positions of our executive officers and directors as of the date of the prospectus. All directors serve staggered three-year terms and until their successors are elected and qualified. All executive officers hold office until their successors are elected and qualified.

Name	Age	Position
Patrick J. Noyes	52	Chairman of the Board of Directors, President and Chief Executive Officer
Stephen M. Clark	54	Senior Vice President and Chief Financial Officer
G. Christopher Veeder	55	Senior Vice President of Geology and Geophysics
Donald P. Sparling	48	Senior Vice President of Drilling and Production
David B. Miller	55	Director
Christopher A. Wright	40	Director
Samuel J. Atkins	61	Director
Dan M. Krausse	79	Director
Philip S. Smith	69	Director

        A brief biography of each person who serves as a director, executive officer or significant employee follows below.

        Patrick J. Noyes.    Mr. Noyes has served as Chairman of our Board of Directors and our President and Chief Executive Officer since our incorporation in July 2005, and served in those capacities with Stroud Oil Properties, Inc. since February 2003. From June 2002 to February 2003, Mr. Noyes was co-founder of American Energy Quest, L.P., a private company involved in efforts to form and finance the acquisition of certain producing oil and gas properties. Mr. Noyes was a self-employed consultant from January 2002 to June 2002. Prior to that time he was employed by Mitchell Energy Company, L.P., subsequently acquired by Devon Energy Corporation, for over 22 years, serving as Vice President—Drilling and Services from 1999 to January 2002. Mr. Noyes holds a B.S. in Mechanical Engineering from Rose-Hulman Institute of Technology, and is licensed by the state of Ohio as a professional engineer.

        Stephen M. Clark.    Mr. Clark has served as our Senior Vice President and Chief Financial Officer since January 2006. Prior to his promotion to Senior Vice President, Mr. Clark served as our Vice President and Chief Financial Officer since our incorporation in July 2005, and served in those capacities with Stroud Oil Properties, Inc. since January 2005. From October 2003 to January 2005, Mr. Clark served as Vice President Finance of CDX Gas, LLC, a privately held coal-bed methane and technology company. From October 1998 to October 2003, Mr. Clark was Vice President and Chief Financial Officer of Wagner Oil Company, a private domestic exploration and production company. Mr. Clark holds a B.S. in Biology and an M.S. in Accountancy from the University of Houston. He is a Certified Public Accountant and is a member of the Texas Society of CPAs and the American Institute of CPAs.

        G. Christopher Veeder.    Mr. Veeder has served as our Senior Vice President of Geology and Geophysics since our incorporation in July 2005, and served in that capacity with Stroud Oil Properties, Inc. since January 2005. From July 2002 to January 2005, Mr. Veeder served as an officer and co-founder of American EnergyQuest, L.P., a private company involved in efforts to form and finance the acquisition of certain producing oil and gas properties. Prior to joining American EnergyQuest, Mr. Veeder was self-employed as a consultant from January 2002 to June 2002 and was employed by Mitchell Energy Company, L.P., where he served as Vice President from March 1996 to January 2002. Mr. Veeder holds a B.S. in Geology and an M.S. in Education from Purdue University and Indiana University, respectively, and is certified by the Texas Board of Professional Geoscientists and the American Association of Petroleum Geologists.

        Donald P. Sparling.    Mr. Sparling has served as our Senior Vice President of Drilling and Production since March 2006. From March 2005 to February 2006, Mr. Sparling was employed by Forest Oil Corporation as Production Manager for its Gulf Coast Region. During the period January 1999 to February 2005, Mr. Sparling was a self-employed consultant to the upstream exploration and production industry. Prior to that time Mr. Sparling served as Senior Vice President of Triton Engineering Services, an international engineering services contractor focused on drilling and well construction activities, from January 1993 through December 1998. Mr. Sparling holds a B.S. in Mechanical Engineering from Oklahoma State University and an M.B.A. from Rice University, and is a licensed engineer in the states of Oklahoma and Texas.

        David B. Miller.    Mr. Miller has served as a director since our incorporation in July 2005, and served in that capacity with Stroud Oil Properties, Inc. since January 2004. Mr. Miller is a Senior Managing Director and co-founder of EnCap Investments L.P., an investment manager and leading provider of private equity to the independent sector of the oil and gas industry, where he has been employed since 1988. Prior to the formation of EnCap in 1988, Mr. Miller co-founded and served as President and Managing General Partner of PMC Reserve Acquisition Company, a partnership with Pitts Energy Group. In 1981, he co-founded MAZE Exploration Inc., a Denver-based oil and gas company focused on the acquisition, exploration and development of oil and gas properties. He also served as Co-Chief Executive Officer of MAZE until 1986. Before forming MAZE, Mr. Miller was a Vice President in the Energy Department of Republic National Bank of Dallas from 1974 to 1980. Mr. Miller also serves on the board of directors of several EnCap portfolio companies, including Medicine Bow Energy Corp., Ovation Energy LP, Petrohawk Energy LLC, Cordillera Energy Partners II, LLC, Sawtooth Energy Partners, LLC and Protégé Energy LLC. Mr. Miller is a member of the National Petroleum Council, an advisory board to the Secretary of Energy, and also serves on the Advisory Board of the Maguire Energy Institute. Mr. Miller holds a B.B.A. and an M.B.A. from Southern Methodist University, and he currently sits on the Executive Board of the Edwin L. Cox School of Business at SMU.

        Christopher A. Wright.    Mr. Wright has served as a director since our incorporation in July 2005, and served in that capacity with Stroud Oil Properties, Inc. since July 2003. Mr. Wright has served as a Vice President of CARBO Ceramics Inc. since 2002, and President of Pinnacle Technologies, Inc., a subsidiary of CARBO Ceramics, since its founding in 1992. Mr. Wright holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology and has completed graduate studies in electrical engineering at the University of California, Berkeley and M.I.T.

        Samuel J. Atkins.    Mr. Atkins has served as a director since the initial closing of the Private Placement in September 2005. From 1970 to 1997, Mr. Atkins worked in the energy banking group at Republic National Bank (now Bank of America), serving as the head of energy lending beginning in 1988. At his retirement in 1997, he was in charge of the Energy & Communications Group for NationsBank (now Bank of America). Mr. Atkins holds a B.S. in Petroleum Engineering from the University of Oklahoma and an M.B.A. from Harvard University. Mr. Atkins previously served on the board of directors of each of Costilla Energy, Inc. and NationsBank of Texas.

        Dan M. Krausse.    Mr. Krausse has served as a director since the initial closing of the Private Placement in September 2005. Mr. Krausse has served as the Chairman of the Board of Directors and President of each of Trinity Energy, L.P. and Chisholm Holdings, L.P. since 1997. Previously, Mr. Krausse served as Chairman of Axis Gas Corporation and Longhorn Partners Pipeline, L.P. from 1990 to 1997, Plains Resources, Inc. from 1987 to 2001 and Sunwestern Investment Group, which he co-founded, from 1982 to 1986. Mr. Krausse received a B.S. in Chemical Engineering from the University of Texas in 1947 and participated in the Advanced Management Program at Harvard

Business School in 1960. Mr. Krausse was formerly a registered professional engineer. Mr. Krausse also serves as a director of the North Texas Chapter of the National Association of Corporate Directors.

        Philip S. Smith.    Mr. Smith has served as a director since the initial closing of the Private Placement in September 2005. Mr. Smith had previously joined Mitchell Energy & Development Corp. as Senior Vice President—Treasurer and Chief Financial Officer in 1980. At his retirement in 2002, when Mitchell Energy & Development Corp. was acquired by Devon Energy Corporation, he served as Corporate Senior Vice President, Chief Financial Officer and President of the Administration and Financial Division. Prior to joining Mitchell, Mr. Smith was employed by Arthur Anderson & Co. from 1957 through 1979 (other than two years in which Mr. Smith served in the U.S. armed services), in which Mr. Smith served as an audit partner in charge of the firm's oil and gas industry competence program. Mr. Smith received a B.S. degree in Accounting from Mississippi State University in 1957 and is a Certified Public Accountant in Texas. He is a member of the Texas Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Board of Directors; Committees of the Board

        Our board of directors currently consists of six directors, Messrs. Noyes, Miller, Wright, Atkins, Krausse and Smith. Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. Class I directors' terms will expire at the annual meeting of stockholders to be held in 2006, Class II directors' terms will expire at the annual meeting of stockholders to be held in 2007 and Class III directors' terms will expire at the annual meeting of stockholders to be held in 2008. Presently the Class I directors are Messrs. Wright and Smith, the Class II directors are Messrs. Miller and Atkins and the Class III directors are Messrs. Noyes and Krausse. At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control. See "Description of Our Capital Stock—Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws—Classified Board."

        In addition, our bylaws provide that the authorized number of directors, which shall constitute the whole board of directors, may be changed by resolution duly adopted by our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, to the extent possible, any newly-created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such increase. Vacancies and newly-created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

        Our board of directors has established three committees: the audit committee, the compensation committee and the nominating committee. Although we are not required to have separate compensation and nominating committees, we have determined that it is in our best interests to maintain independent compensation and nominating committees.

        Messrs. Atkins, Krausse and Smith serve on the audit committee of our board of directors. Each of Messrs. Atkins, Krausse and Smith is "independent" under the listing standards of National Association of Securities Dealers, Inc. and SEC rules. In addition, our board of directors has determined that Mr. Smith is an "audit committee financial expert," as defined under the rules of the SEC. The audit committee recommends to our board of directors the independent public accountants to audit our financial statements and oversees the annual audit. The committee also approves any other services provided by public accounting firms. The audit committee provides assistance to our board of directors in fulfilling its oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of our internal audit function, as applicable. The committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our board of directors have established. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and our management.

        Messrs. Krausse, Miller and Wright serve on the nominating committee of our board of directors. This committee nominates candidates to serve on our board of directors and approves director compensation. The committee is also responsible for monitoring a process to assess board effectiveness, developing and implementing our corporate governance guidelines and taking a leadership role in shaping our corporate governance.

        Messrs. Atkins, Miller and Wright serve on the compensation committee of our board of directors. The compensation committee reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to our compensation and benefits and administers our 2005 Stock Incentive Plan and our Restricted Stock Plan. Under the compensation committee charter, the compensation committee determines the compensation of our CEO.

Compensation of Directors

        Our non-employee directors receive directors' fees of $15,000 per year. They also receive $2,500 for participating in each in-person board meeting and $500 for participating in each meeting held via teleconference. In addition, the chair of the audit committee receives an additional retainer of $10,000, and audit committee members, other than the chairman, receive an additional retainer of $5,000 per year. Further, committe members receive a fee of $1,250 for participating in person and $500 for participating by teleconference in committee meetings held on days other than the same day as board meetings. Each of our non-employee directors, Messrs. Atkins, Krausse, Smith and Wright, and in the case of Mr. Miller, his designee, received shares of our common stock valued at $30,000 pursuant to our 2005 Stock Incentive Plan upon the completion of the Private Placement, based on the market price at the time of issuance of $16.00 per share. Also, each non-employee director will receive an option grant each year to purchase shares of our common stock. On December 6, 2005, each non-employee director was granted non-qualified options to purchase 8,000 shares of our common stock at an exercise price of $16.00 per share. In addition, we reimburse directors for expenses, including travel, they incur in connection with attending board or committee meetings. Further, we maintain directors and officers' liability insurance on behalf of our directors and officers. Non-employee directors have the option to receive up to 100% of their cash directors' fees paid in shares of our common stock issued at a price per share equal to the market price at the time of payment. Our executive officers will not receive additional compensation for serving on our board of directors. Each director is and will be fully indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law. We have also entered into indemnity agreements with each of our directors.

Indemnification

        We maintain directors and officers' liability insurance. Our certificate of incorporation and bylaws include provisions limiting the liability of directors and officers and indemnifying them under certain circumstances, as described under "Description of Our Capital Stock—Liability and Indemnification of Officers and Directors." We have entered into indemnity agreements with our directors and executive officers to provide our directors and executive officers with additional assurances in a manner consistent with Delaware law.

Compensation Committee Interlocks and Insider Participation

        Presently, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

        Prior to the filing of the registration statement of which this prospectus is a part, our board of directors determined executive compensation.

Executive Compensation

        Information regarding the compensation of the persons who serve as our chief executive officer and our three most highly compensated executive officers other than our chief executive officer for the fiscal years 2003, 2004 and 2005 is set forth below.

Summary Compensation Table

	Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Awards(1)	Securities Underlying Options(2)	All Other Compensation(3)(4)(5)
Patrick J. Noyes(6) Chief Executive Officer, President	2005 2004 2003	$200,000 261,500 144,924	$150,000 100,000 45,000		— — —	$5,034,688 — —	300,000 — —	$17,844 16,000 100,646
Stephen M. Clark Chief Financial Officer, Senior Vice President	2005 2004 2003	$162,917 — —	$150,000 — —	(7)	— — —	$1,258,672 — —	60,000 — —	$11,698 — —
G. Christopher Veeder Senior Vice President— Geology and Geophysics	2005 2004 2003	$137,500 — —	$100,000 — —	(8)	— — —	$944,000 — —	60,000 — —	$21,332 91,809 —
Donald P. Sparling Senior Vice President— Drilling and Production	2005 2004 2003	— — —	— — —		— — —	— — —	— — —	— — —

(1)
These awards were granted in September 2005 under our Restricted Stock Plan and are subject to forfeiture provisions which lapse as to one-third of the shares covered by the awards each year beginning on the first anniversary of the date of grant. The value of the restricted stock awards represents the fair market value of our common stock on September 23, 2005, the date of grant ($16.00 per share), times the number of shares of restricted stock awarded. The employees will recognize taxable income upon the lapsing of restrictions.

(2)
These option awards were granted in September 2005 under our 2005 Stock Incentive Plan and vest one-third each year beginning on the first anniversary of the date of grant, September 23, 2005. The exercise price of these options is $16.00 per share.

(3)
The amounts reflected for Mr. Noyes include: (i) for 2005, matching contributions of $17,500 under our 401(k) plan and life insurance benefits of $344; (ii) for 2004, matching contributions of $16,000 under our 401(k) plan; and (iii) for 2003, a grant of 15,000 shares of Stroud Oil Properties, Inc., our predecessor, to Mr. Noyes with a fair market value of $60,000, a purchase by Mr. Noyes of 10,000 shares of Stroud Oil Properties, Inc., our predecessor, with a fair market value of $40,000 at a purchase price of $15,000, moving expenses of $7,146 and matching contributions of $8,500 under our 401(k) plan. In addition, in 2003, Mr. Noyes was granted options to purchase 150,000 shares of Stroud Oil Properties, Inc., our predecessor, at a price of $1.50 per share. These options were cancelled in 2004 in exchange for interests in Stroud Energy Management, Ltd.

(4)
The amount reflected for Mr. Veeder for 2005 includes moving expenses of $9,512, matching contributions of $11,496 under our 401(k) plan and life insurance benefits of $324. The amount reflected for Mr. Veeder for 2004 was paid to Mr. Veeder pursuant to a consulting arrangement. In 2005, Mr. Veeder became an employee and officer of our predecessor and the consulting arrangement was terminated.

(5)
The amount reflected for Mr. Clark in 2005 includes matching contributions of $11,525 under our 401(k) plan and life insurance benefits of $173.

(6)
Pursuant to the terms of his employment agreement, Mr. Noyes will receive a $500,000 bonus upon the effectiveness of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement and a maximum discretionary bonus for 2006 of $500,000.

(7)
The amount reflected for Mr. Clark includes $100,000 paid to him upon the completion of the Private Placement and $50,000 paid to him upon the initial filing of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement.

(8)
The amount reflected for Mr. Veeder includes $75,000 paid to him upon the completion of the Private Placement and $25,000 paid to him upon the initial filing of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement.

Stock Option Grants

        The following table contains information concerning the grant of stock options under our 2005 Stock Incentive Plan to the named executive officers during the fiscal year ended December 31, 2005. No stock appreciation rights were granted during the twelve months ended December 31, 2005.

Option/SAR Grants in Last Fiscal Year

		Percent of Total Options/SARs Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term*
	Number of Securities Underlying Options/SARs Granted
Name			Exercise or Base Price per Share	Expiration Date
					5%	10%
Patrick J. Noyes	300,000	39%	$16.00	09-23-2015	3,018,694	7,649,964
Stephen M. Clark	60,000	8%	16.00	09-23-2015	603,739	1,529,993
G. Christopher Veeder	60,000	8%	16.00	09-23-2015	603,739	1,529,993
Donald P. Sparling	—	—	—	—	—	—

*
Potential realizable dollar value of a grant shall be the product of (a) the difference between (i) the product of the per-share market price at the time of the grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option); and (ii) the per-share exercise price of the option; and (b) the number of securities underlying the grant at fiscal year end.

        The stock options granted to these executive officers terminate ten years after the date on which they were granted. The stock options will vest one-third per year, beginning on the first anniversary of the date of grant.

Stock Option Exercises and Fiscal Year End Option Values

        The following table sets forth for each of the named executive officers the number of shares subject to both exercisable and unexercisable stock options in respect of shares of our common stock, as well as the value of unexercisable in-the-money options, as of December 31, 2005. None of our named executive officers held stock appreciation rights which became exercisable during the year ended December 31, 2005 or exercised options during the year ended December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Options/SARs at Fiscal Year End		Value of unexercised In-the-Money Options/SARs at Fiscal Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick J. Noyes	—	—	—	300,000	—	$510,000
Stephen M. Clark	—	—	—	60,000	—	102,000
G. Christopher Veeder	—	—	—	60,000	—	102,000
Donald P. Sparling	—	—	—	—	—	—

Employment Agreement and Other Arrangements

        We have entered into an employment agreement with Patrick J. Noyes, our President, Chief Executive Officer and Chairman of the Board. Under the employment agreement, we will pay Mr. Noyes a base salary of at least $300,000, subject to an annual adjustment at the discretion of our board of directors. Mr. Noyes will also receive a $500,000 bonus upon the effectiveness of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement and discretionary annual bonuses of up to $500,000. The employment agreement also provides that in the event of a change of control of us or Mr. Noyes' death or disability, awards under our long-term incentive plans will become fully vested and all restrictions and limitations applicable to such awards will lapse. Mr. Noyes will also be entitled to employee benefit plans that are generally available to our senior executives, including life insurance, disability insurance and health plans.

        If before the first anniversary of the effectiveness of his employment agreement, Mr. Noyes' employment is terminated by reason of his death or disability, by us without cause or by Mr. Noyes with good reason, Mr. Noyes will be entitled to receive a severance payment equal to two years' salary in a lump sum reduced for each complete month on a pro rata basis such that on the first anniversary of the initial closing of the Private Placement and thereafter, he would be entitled to one year's base salary. He would also be entitled to accrued vacation and unreimbursed business expenses as of the termination date and continued health-related benefits for eighteen months.

Restricted Stock Plan

        Our board of directors has approved and adopted the Stroud Energy, Inc. Restricted Stock Plan that allows for the grant of restricted stock to senior management and other employees of Stroud Energy, Inc. and its affiliates who are in a position to make a significant contribution to our success. The following is a summary of the plan.

        Purposes.    The plan allows for the grant of restricted stock to senior management and other employees of Stroud Energy, Inc. and its affiliates who are in a position to make a significant contribution to our success. The purposes of the plan are to attract and retain highly qualified individuals to perform services for us and our affiliates and to further align the interests of our stockholders with senior management and other employees. The plan will provide an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of employees with those of our stockholders.

        Administration.    The plan provides for administration by the Compensation Committee or another committee of the board of directors. After our registration statement becomes effective, each member of the committee must (i) meet independence requirements of The Nasdaq National Market or any other exchange or association on which the common stock is listed or quoted; (ii) be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, (iii) be an "outside director" under Section 162(m) of the Code, and (iv) satisfy the independence criteria under any other applicable laws or regulations relating to the issuance of shares of common stock to employees. Among the powers granted to the committee are the authority to operate, interpret and administer the plan; determine eligibility for and the amount and nature of awards; establish rules and regulations for the plan's operation; accelerate the vesting or payment of an award if the acceleration is in our best interest; require participants to hold a stated number or percentage of shares acquired pursuant to an award for a stated period of time; and establish other terms and conditions of awards made under the plan. The committee also has authority with respect to all matters relating to the discharge of its responsibilities and the exercise of its authority under the plan. The plan provides for indemnification of committee members for personal liability incurred related to any action, interpretation or determination made in good faith with respect to the plan and awards made under the plan.

        Eligibility.    Senior management and other employees of Stroud Energy, Inc. and our affiliates who, in the opinion of the committee, are in a position to make a significant contribution to our success are eligible to participate in the plan. The committee determines the size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the plan's terms.

        Available Shares.    The number of shares available for grant under the plan is 801,861 shares of common stock plus any shares of common stock that become available under the plan due to cancellation, forfeiture or termination, plus any shares of common stock that are used to pay withholding taxes upon vesting or payment of an award. The number of shares available for award under the plan is subject to adjustment for certain corporate changes in accordance with the provisions of the plan. Shares of common stock issued pursuant to the plan may be shares of original issuance or treasury shares or a combination of those shares.

        The maximum number of shares of common stock that may be granted under awards to employees who are executive officers or other members of senior management is 735,861. The maximum number of shares of common stock that may be granted under awards to other employees is 66,000. These limitations are subject to adjustment for certain corporate changes in accordance with the provisions of the plan.

        Replacement of SEM Class B Restricted Units.    In connection with the transactions contemplated in the Combination Agreement, 575,253 shares of common stock were issued in exchange for the Class B Partnership Interests in Stroud Energy Management, Ltd. that were previously issued to senior management and other employees of Stroud Oil Properties, Inc.

        Restricted Stock.    Restricted stock is common stock that must be returned to us if certain conditions are not satisfied. The committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including conditions related to achievement of performance goals and restrictions under applicable securities laws. The committee also may require the participant to pay for restricted stock. Unless otherwise provided in an award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other stockholder rights related to the shares of common stock. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.

        An award of restricted stock may be designed to comply with the Code Section 162(m) performance-based compensation requirements. After our registration statement becomes effective, Section 162(m) of the Code will limit our income tax deduction for compensation paid to each of the Chief Executive Officer and the four other highest paid officers to $1 million each year. There is an exception to the $1 million deduction limitation for performance-based compensation. To the extent that awards are intended to qualify as "performance-based compensation" under Section 162(m), the committee will determine the performance criteria and level of achievement versus performance criteria that will determine the number of shares of common stock to be granted, issued, retained and/or vested. The maximum number of shares of common stock that may be awarded to any participant in any calendar year as performance-based compensation is 100,000 shares. If an award provides for a performance period longer than one calendar year, the limit will be multiplied by the number of full calendar years in the performance period.

        The performance criteria will be established in writing by the committee not later than 90 days after the commencement of the performance period, based on one or more, or any combination, of the performance criteria listed below. The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit in which the participant is employed, and may consist of one or more or any combination of the following criteria:

•	Earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis)	•	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions
•	Return on equity	•	One or more operating ratios
•	Return on assets or net assets	•	Stock price
•	Revenues	•	Total stockholder return
•	Income or operating income	•	Market share
•	Expenses or expense levels	•	Cash flow
•	Return on capital or invested capital or other related financial measures	•	Net borrowing, debt leverage levels, credit quality or debt ratings
•	Capital expenditures	•	Net asset value per share
•	Economic value added	•	Profit margin
•	Individual business objectives	•	Operating profit
•	Growth in production	•	Added reserves

        The committee may reduce, but not increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to an award intended to satisfy the performance-based compensation exception. Prior to payment of compensation under an award intended to comply with the exception, the committee will certify the extent to which the performance goals and other criteria are achieved.

        New Plan Benefits.    Other than the 575,253 shares of common stock in exchange for the Class B Partnership Interests in Stroud Energy Management, Ltd. that were previously issued to senior management, the 66,000 shares of common stock issued to our other employees upon completion of the Combination and the 35,000 shares of common stock issued to new member of management upon his employment, the number of awards that will be received by or allocated to our executive officers, non-employee directors, employees and other service providers under the plan is undeterminable at this time, but will be no more than 125,608 shares.

        Change of Control.    Unless an award agreement provides otherwise, in the event of a change of control of Stroud Energy, Inc. (which may include, among others, our dissolution or liquidation, certain reorganizations, mergers or consolidations, the sale of all or substantially all our and our affiliates' assets, but excludes the Combination, a private placement of the common stock or the initial public offering of the common stock), immediately prior to the change of control, awards will become fully vested, all restrictions and limitations will lapse and all performance criteria or other conditions related to the award will be deemed to be fulfilled to the maximum extent possible.

        Withholding Taxes.    All applicable withholding taxes will be deducted from any payment made under the plan, withheld from other compensation payable to the participant, or be required to be paid by the participant prior to the making of any payment under the plan. Payment of withholding taxes may be made by withholding shares of common stock from any payment of common stock due or by the delivery by the participant to us of previously acquired shares of common stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes. No shares of common stock will be issued pursuant to any award made under the plan until the applicable tax withholding obligations have been satisfied.

        Transferability.    No award may be sold, transferred, pledged, exchanged, or disposed of, except by will or the laws of descent and distribution. Incident to a participant's divorce, the committee may agree, in its sole and absolute discretion, to observe the terms of a domestic relations order regarding all or a part of one or more of the participant's awards.

        Amendment.    Our board of directors may suspend, terminate, amend or modify the plan, but may not without the approval of the holders of a majority of the shares of our common stock make any alteration or amendment that operates (i) to increase the total number of shares of common stock that may be issued under the plan (other than adjustments in connection with certain corporate reorganizations and other events), (ii) to change the designation or class of persons eligible to receive awards under the plan or (iii) to effect any change for which stockholder approval is required by or necessary to comply with applicable law or the listing requirements of The Nasdaq National Market or any other exchange or association on which the common stock is then listed or quoted. Upon termination of the plan, the terms and provisions thereof will continue to apply to awards granted before termination. No suspension, termination, amendment or modification of the plan will adversely affect in any material way any award previously granted under the plan, without the consent of the participant.

        Effectiveness.    The plan became effective on September 23, 2005, the date of approval of the plan by holders of at least a majority of shares of our common stock. Unless terminated earlier, the plan will terminate on the day before the tenth anniversary of the effective date.

2005 Stock Incentive Plan

        Our board of directors has approved and adopted the Stroud Energy, Inc. 2005 Stock Incentive Plan that allows for the grant of stock options, stock awards, restricted stock, restricted stock units, stock appreciation rights, performance awards and other incentive awards to employees, directors and other service providers of Stroud Energy, Inc. and its affiliates who are in a position to make a significant contribution to our success. The plan is an amendment and restatement of the Stroud Oil Properties, Inc. 2001 Stock Incentive Plan that was assumed by us in connection with the Combination. The following is a summary of our amended and restated plan.

        Purposes.    The purposes of the plan are to attract and retain highly qualified individuals to perform services for us and our affiliates and to further align the interests of our service providers with our stockholders. The plan will provide an essential component of the total compensation package, reflecting the importance that we place on aligning the interests of our service providers with those of our stockholders.

        Administration.    The plan provides for administration by the Compensation Committee or another committee of the board of directors. After our registration statement of which this prospectus is a part becomes effective, each member of the committee must (i) meet independence requirements of The Nasdaq National Market or any other exchange or association on which the common stock is listed or quoted; (ii) be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, (iii) be an "outside director" under Section 162(m) of the Code, and (iv) satisfy the independence criteria under any other applicable laws or regulations relating to the issuance of shares of common stock to employees and other service providers. With respect to awards granted to non-employee directors, the committee is the board of directors. Among the powers granted to the committee are the authority to operate, interpret and administer the plan; determine eligibility for and the amount and nature of awards; establish rules and regulations for the plan's operation; accelerate the exercise, vesting or payment of an award if the acceleration is in our best interest; require participants to hold a stated number or percentage of shares acquired pursuant to an award for a stated period of time; and establish other terms and conditions of awards made under the plan. The committee also has authority with respect to all matters relating to the discharge of its responsibilities and the exercise of its authority under the plan. The plan provides for indemnification of committee members for personal liability incurred related to any action, interpretation, or determination made in good faith with respect to the plan and awards made under the plan.

        Eligibility.    Employees, non-employee directors and other service providers of Stroud Energy, Inc. and our affiliates who, in the opinion of the committee, are in a position to make a significant contribution to our success are eligible to participate in the plan. The committee determines the type and size of award and sets the terms, conditions, restrictions and limitations applicable to the award within the confines of the plan's terms.

        Available Shares.    The maximum number of shares available for grant under the plan is 1,500,000 shares of common stock, plus any shares of common stock that become available due to cancellation, forfeiture or termination, plus any shares of common stock that are used to pay withholding taxes upon vesting or payment of an award. The number of shares available for award under the plan is subject to adjustment for certain corporate changes in accordance with the provisions of the plan. Shares of common stock issued pursuant to the plan may be shares of original issuance or treasury shares or a combination of those shares.

        The maximum number of shares of common stock available for grant of awards under the plan to any one participant during a calendar year is 750,000. The maximum number of shares of common stock that may be granted as nonqualified stock options and stock appreciation rights to any one participant during a calendar year is 500,000. The maximum number of shares of common stock that may be granted as incentive stock options under the plan is 1,500,000. These limitations are subject to adjustment for certain corporate changes in accordance with the provisions of the plan.

        Stock Options.    The plan provides for the grant of incentive stock options intended to meet the requirements of Section 422 of the Code and nonqualified stock options that are not intended to meet those requirements. Incentive stock options may be granted only to our employees and employees of our affiliates. All options will be subject to terms, conditions, restrictions and limitations established by the committee, as long as they are consistent with the terms of the plan.

        The committee will determine when an option will vest and become exercisable. No option will be exercisable more than ten years after the date of grant (or, in the case of an incentive stock option granted to a 10% stockholder, five years after the date of grant). Unless otherwise provided in the option award agreement, options terminate within a certain period of time following a participant's termination of employment or service for any reason other than cause (12 months) or for cause (30 days).

        Generally, the exercise price of an option granted under the plan may not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the option is granted in connection with a transaction. Incentive stock options must be granted at 100% of fair market value (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of fair market value).

        The exercise price of a stock option may be paid (i) in cash, (ii) in the discretion of the committee, with previously acquired nonforfeitable, unrestricted shares of common stock that have been held for six months and that have an aggregate fair market value at the time of exercise equal to the total exercise price, or (iii) a combination of those shares and cash. In addition, in the discretion of the committee, the exercise price may be paid by delivery to us or our designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of common stock with respect to which the option is exercised and deliver the sale or margin loan proceeds directly to us to pay the exercise price and any required withholding taxes.

        Stock Appreciation Rights or SARs.    A stock appreciation right or SAR entitles the participant to receive an amount in cash and/or shares of common stock, as determined by the committee, equal to the amount by which our common stock appreciates in value after the date of the award. The committee will determine when the SAR will vest and become exercisable. Generally, the exercise price of a SAR will not be less than the fair market value of the common stock on the date of grant. However, the exercise price may be less if the stock is granted in connection with a transaction. No SAR will be exercisable later than seven years after the date of the grant. The committee will set other terms, conditions, restrictions and limitations on SARs, including rules as to exercisability after termination of employment or service.

        Stock Awards.    Stock awards are shares of common stock awarded to participants that are subject to no restrictions. Stock awards may be issued for cash consideration or for no cash consideration.

        Restricted Stock and Restricted Stock Units (RSUs).    Restricted stock is common stock that must be returned to us if certain conditions are not satisfied. The committee will determine the restriction period and may impose other terms, conditions and restrictions on restricted stock, including conditions relating to achievement of performance goals pursuant to a performance award and restrictions under applicable securities laws. The committee also may require the participant to pay for restricted stock. Unless otherwise provided in an award agreement related to restricted stock, a participant holding restricted stock will have the right to receive dividends on the shares of restricted stock during the restriction period, vote the restricted stock and enjoy all other stockholder rights related to the shares of common stock. Upon expiration of the restriction period, the participant is entitled to receive shares of common stock not subject to restriction.

        Restricted stock units (or RSUs) are fictional shares of common stock. The committee will determine the restriction period and may impose other terms, conditions and restrictions on RSUs. Upon the lapse of restrictions, the participant is entitled to receive one share of common stock or an amount of cash equal to the fair market value of one share of common stock as provided in the award agreement. An award of restricted stock units may include the grant of a tandem cash dividend right or dividend unit right. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made with respect to a share of common stock during the period the RSU is outstanding. A dividend unit right is a contingent right to have additional RSUs credited to the participant equal to the number of shares of common stock (at fair market value) that may be purchased with the cash dividends. RSUs will be designed to avoid negative tax consequences to the participant under Section 409A of the Code.

        Performance Awards.    A performance award is an award payable in cash or common stock (or a combination thereof) upon the achievement of certain performance goals over a performance period. Performance awards may be combined with other awards to impose performance criteria as part of the terms of the other awards. For each performance award, the committee will determine (i) the amount a participant may earn in the form of cash or shares of common stock or a formula for determining the amount payable to the participant, (ii) the performance criteria and level of achievement versus performance criteria that will determine the amount payable or number of shares of common stock to be granted, issued, retained and/or vested, (iii) the performance period over which performance is to be measured, which may not be shorter than one year, (iv) the timing of any payments to be made, (v) restrictions on the transferability of the award and (vi) other terms and conditions that are not inconsistent with the plan.

        The maximum amount that may be paid in cash pursuant to a performance award each calendar year to any one participant is $1,000,000. If an award provides for a performance period longer than one calendar year, the limit will be multiplied by the number of full calendar years in the performance period. The performance measure(s) to be used for purposes of performance awards may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of Stroud Energy, Inc. in which the participant is employed, and may consist of one or more or any combination of the following criteria:

•	Earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis)	•	Accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions
•	Return on equity	•	One or more operating ratios
•	Return on assets or net assets	•	Stock price
•	Revenues	•	Total stockholder return
•	Income or operating income	•	Market share
•	Expenses or expense levels	•	Cash flow
•	Return on capital or invested capital or other related financial measures	•	Net borrowing, debt leverage levels, credit quality or debt ratings
•	Capital expenditures	•	Net asset value per share
•	Economic value added	•	Profit margin
•	Individual business objectives	•	Operating profit
•	Growth in production	•	Added reserves

        After our registration statement of which this prospectus is a part becomes effective, Section 162(m) of the Code will limit our income tax deduction for compensation paid to each of the Chief Executive Officer and the four other highest paid officers to $1 million each year. There is an exception to the $1 million deduction limitation for performance-based compensation. Performance awards may be designed to comply with the Code Section 162(m) performance-based compensation requirements. To the extent that awards are intended to qualify as "performance-based compensation" under Section 162(m), the performance criteria will be established in writing by the committee not later than 90 days after the commencement of the performance period, based on one or more, or any combination, of the performance criteria listed above. The committee may reduce, but not increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a performance award intended to satisfy the performance-based exception. Prior to payment of compensation under a performance award intended to comply with the exception, the committee will certify the extent to which the performance goals and other criteria are achieved.

        Other Incentive Awards.    The committee may grant other incentive awards under the plan based upon, payable in or otherwise related to, shares of common stock if the committee determines that the other incentive awards are consistent with the purposes of the plan. Other incentive awards will be subject to any terms, conditions, restrictions or limitations established by the committee. Payment of other incentive awards will be made at the times and in the forms, which may be cash, shares of common stock or other property, established by the committee.

        New Plan Benefits.    Options to purchase 880,342 shares of our common stock are currently outstanding that were granted to certain members of our senior management and employees and 9,375 shares of common stock were issued to certain non-employee directors or, in the case of Mr. Miller, his designee, following the completion of the Private Placement. The number of additional awards that will be received by or allocated to our executive officers, non-employee directors, employees and other service providers under the plan is undeterminable at this time.

        Change of Control.    Unless an award agreement provides otherwise or the committee determines otherwise at the time of grant, in the event of a change of control of Stroud Energy, Inc. (which may include, among others, our dissolution or liquidation, certain reorganizations, mergers or consolidations, the sale of all or substantially all our and our affiliates' assets, but excludes the Combination, a private placement of the common stock or the initial public offering of the common stock), participants will be required to surrender any award other than an award of restricted stock in exchange for (i) with respect to each share of common stock subject to a stock option or SAR, payment of cash in the amount of the excess of the value of consideration received for each share of common stock by holders of common stock in connection with the change of control (which is the "change of control consideration") over the exercise price or grant price, (ii) with respect to each share of common stock subject to an award of restricted stock units, any tandem cash dividend rights or dividend unit rights, or other incentive awards, a payment of cash in the amount equivalent to the value of the cash dividend right or dividend unit right plus the value of the change of control consideration, assuming all restrictions have lapsed, and (iii) with respect to a performance award, a payment of cash in the amount equivalent to the value of the award. Cash payments made upon a change of control will be made no later than the date the change of control occurs unless the change of control does not constitute a change of control or change in control under Section 409A of the Code. In this case, the cash payment will be delayed until payment may be made without resulting in negative tax consequences to participant under Section 409A of the Code. In addition, with respect to awards of restricted stock, immediately prior to the change of control, awards will become fully vested, all restrictions and limitations will lapse, and all performance criteria or other conditions related to the award will be deemed to be fulfilled to the maximum extent possible.

        Withholding Taxes.    All applicable withholding taxes will be deducted from any payment made under the plan, withheld from other compensation payable to the participant, or be required to be paid by the participant prior to the making of any payment of cash or common stock under the plan. Payment of withholding taxes may be made by withholding shares of common stock from any payment of common stock due or by the delivery by the participant to us of previously acquired shares of common stock, in either case having an aggregate fair market value equal to the amount of the required withholding taxes. No payment will be made and no shares of common stock will be issued pursuant to any award made under the plan until the applicable tax withholding obligations have been satisfied.

        Transferability.    No award may be sold, transferred, pledged, exchanged, or disposed of, except by will or the laws of descent and distribution. However, if provided in the award agreement, an award of nonqualified stock options may be transferred by a participant to a permitted transferee. Incident to a participant's divorce, the committee may agree, in its sole and absolute discretion, to observe the terms of a domestic relations order regarding all or a part of one or more of the participant's awards.

        Amendment.    Our board of directors may suspend, terminate, amend or modify the plan, but may not without the approval of the holders of a majority of the shares of our common stock make any alteration or amendment that operates (i) to increase the total number of shares of common stock that may be issued under the plan (other than adjustments in connection with certain corporate reorganizations and other events), (ii) to change the designation or class of persons eligible to receive awards under the plan or (iii) to effect any change for which stockholder approval is required by or necessary to comply with applicable law or the listing requirements of The Nasdaq National Market or any other exchange or association on which the common stock is then listed or quoted. Upon termination of the plan, the terms and provisions thereof will continue to apply to awards granted before termination. No suspension, termination, amendment or modification of the plan will adversely affect in any material way any award previously granted under the plan, without the consent of the participant.

        Effectiveness.    The plan became effective on September 23, 2005, the date of approval of the plan by holders of at least a majority of shares of our common stock. Unless terminated earlier, the plan will terminate on the day before the tenth anniversary of the effective date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Combination

        We, Stroud Oil Properties, Inc., its subsidiaries and the equity holders of the Combining Entities entered into the various documents and agreements that effected the Combination whereby we acquired all of the equity of Stroud Oil Properties, Inc. and its subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd. These agreements were not the result of arm's length negotiations, and they, or any of the transactions that they provided for, may not have been effected on terms at least as favorable to the parties to these agreements as they could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with these transactions were paid from the net proceeds of the Private Placement.

        In connection with the Combination, approximately $27.3 million of the proceeds received by us in the Private Placement were used by one of our subsidiaries, Stroud Oil Properties, LP, to purchase from EnCap Energy Capital Fund IV, L.P. and EnCap IV-B Acquisitions, L.P. mandatorily redeemable preferred partnership units in our operating subsidiary, Stroud Energy, Ltd., and approximately $500,000 of the proceeds to pay accrued interest thereon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Accounting and Financial Consequences of the Acquisition, the Combination and the Private Placement."

Registration Rights

        In connection with the Combination, we entered into a registration rights agreement with our existing pre-Private Placement stockholders who acquired shares of our common stock in the Combination. According to the terms of the registration rights agreement, these stockholders are entitled to demand registration rights for 5,180,058 shares of our common stock, representing the aggregate number of shares issued to them in the Combination less those shares sold in the Private Placement, and any shares acquired by such persons under benefit plans maintained by us or our affiliates. In order to exercise their demand for registration, stockholders, individually or as a group, who were issued at least 15% of the aggregate shares of our common stock in the Combination must deliver a written request to us. Until we become eligible to use Form S-3 for a registration of shares of our common stock, these stockholders may exercise demand rights for two separate registrations. After we become eligible to use Form S-3 for a registration of shares of our common stock, these stockholders may exercise demand rights for five separate registrations, less the number of registrations that were effected prior to such date as a result of the exercise of such demand rights. If our board of directors determines that it would be in our best interests, we may delay any demand registration for a period not to exceed 90 days. We are not required to effect more than one demand registration requested by the stockholders in any six-month period. In addition, these stockholders may participate in any public offering by us of our common stock, other than an offering under a registration statement on Form S-4 or Form S-8 or any other forms not available for registering capital stock for the sale to the public, subject to marketing considerations as determined by our managing underwriter for that offering and a market stand-off in favor of Raymond James continuing until 180 days after the effective date of the resale registration statement to be filed by us on behalf of the purchasers in the Private Placement. We will pay all expenses in connection with any registration under this agreement, except for transfer taxes, stockholders' attorneys' fees and fees and commissions of brokers, dealers and underwriters.

        The demand registration rights described above begin six months from the effective date of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement and terminate ten years from the date of the closing of the Combination. The "piggyback" registration rights described above began upon the closing of the Combination and terminate ten years thereafter. The registration rights agreement was approved by our board of directors, all of the members of which may be deemed to beneficially own or control shares of our common stock.

Related Party Indebtedness

        Prior to the Combination, from time to time certain members of management and significant equity holders of Stroud Oil Properties, Inc. and its subsidiary, Stroud Energy, Ltd., extended loans to Stroud Oil Properties, Inc. and Stroud Energy, Ltd. as needed for general operating purposes. As a result, we incurred the following related party indebtedness:

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  Bruce F. Braden, a former director and former beneficial owner of more than 5% of the outstanding common stock of Stroud Oil Properties, Inc. and a former limited partner of our operating partnership, Stroud Energy, Ltd., loaned $225,000 to Stroud Oil Properties, Inc. in 2002 and approximately $207,000 to Stroud Oil Properties, Inc. in 2003;

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  Christopher A. Wright, one of our current directors and a former director and former beneficial owner of more than 5% of the outstanding common stock of Stroud Oil Properties, Inc., loaned approximately $71,000 to Stroud Oil Properties, Inc. in 2003;

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  Robert S. Colman, a former director and former beneficial owner of more than 5% of the outstanding common stock of Stroud Oil Properties, Inc. and currently the beneficial owner of more than 5% of our outstanding common stock, through the Robert S. Colman Revocable Trust, loaned approximately $71,000 to Stroud Oil Properties, Inc. in 2003; and

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  Daniel I. Kemper, formerly the beneficial owner of more than 5% of the outstanding common stock of Stroud Oil Properties, Inc., loaned approximately $51,000 to Stroud Oil Properties, Inc. in 2003.

        The promissory notes evidencing these loans and related interest were all paid in full in January 2004.

        On January 12, 2004, Stroud Oil Properties, Inc. loaned approximately $6,500 to Patrick J. Noyes, our Chairman, President and Chief Executive Officer. The promissory note evidencing this loan had an interest rate of 5.01% per annum and a maturity date of January 12, 2014. The loan was made to finance Mr. Noyes' purchase of limited partnership interests in Stroud Energy Management, Ltd. In connection with the Combination, Mr. Noyes repaid this loan in full at the time of the Combination.

Indemnification by Stockholders; Related Stock Purchases; and Personal Guarantees

        In January 2004, Bruce F. Braden, Christopher A. Wright, the Robert S. Colman Revocable Trust and Daniel I. Kemper, all former stockholders of Stroud Oil Properties, Inc., entered into an agreement with Stroud Oil Properties, Inc. pursuant to which, among other things, those stockholders agreed to indemnify Stroud Oil Properties, Inc. and its subsidiary, Stroud Energy, Ltd., for costs incurred in excess of $2.0 million in connection with certain litigation. In full satisfaction of the indemnity obligations under this agreement, these investors and a new investor collectively purchased 230,000 shares of Stroud Oil Properties, Inc. common stock at $20 per share, for an aggregate purchase price of $4.6 million, with Messrs. Braden and Kemper and the Robert S. Colman Revocable Trust acquiring 97,500, 10,000 and 47,500, respectively, of those shares. Stroud Oil Properties, Inc. used these proceeds, as well as $1.5 million from Stroud Energy, Ltd., to pay the settlement owed in the litigation.

        In 2003, Messrs. Braden, Kemper and Wright and the Robert S. Colman Revocable Trust provided personal guarantees of limited amounts totaling $8.0 million of indebtedness of our operating subsidiary, Stroud Energy, Ltd., to our current lender and one of our prior lenders. Each guarantor secured his or its guaranty with a pledge of certain assets. The limited guarantees were released in January 2004.

Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under specific circumstances and subject to specific limitations. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        We have entered into indemnity agreements with our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, as well as certain additional procedural protections. The indemnity agreements provide that directors are and will be indemnified to the fullest extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding as our directors or executive officers, including any action on account of their services as executive officers or directors of any other company or enterprise when they are serving in such capacities at our request, and including any action by us or in our right. In addition, the indemnity agreements provide for reimbursement of expenses incurred in conjunction with being a witness in any proceeding to which the indemnitee is not a party. We are required to pay in advance of a final disposition of a proceeding or claim the expenses incurred by the indemnitee no later than 10 days after our receipt of an undertaking by or on behalf of the indemnitee, to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by us. The indemnity agreements also provide the indemnitee with remedies in the event that we do not fulfill our obligations under the indemnity agreements.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides for that limitation of liability.

        We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Business Opportunities Agreement

        We have entered into a business opportunities agreement with Messrs. Miller and Wright, two of our non-employee directors, pursuant to which we have renounced certain business opportunities. Section 122(17) of the Delaware General Corporation Law permits a Delaware corporation, such as Stroud Energy, Inc., to renounce in its certificate of incorporation or by action of its board of directors any interest or expectancy of the corporation in certain opportunities, effectively eliminating the ambiguity in a Delaware corporation's ability to do so in advance arising out of prior Delaware case law. Under corporate law concepts of fiduciary duty, officers and directors generally have a duty to disclose to us opportunities that are related to our business and are generally prohibited from pursuing those opportunities unless we determine that we are not going to pursue them. Pursuant to this business opportunities agreement approved by our board of directors, each of Messrs. Miller and Wright will not have a duty to inform us of a business opportunity that he was aware of so long as he did not become aware of the opportunity solely as a consequence of serving as our officer or director. Furthermore, Messrs. Miller and Wright will each be permitted to pursue that opportunity even if it is competitive with our business. This business opportunities agreement does not prohibit us from pursuing any business opportunity to which we have renounced any interest or expectancy. It will provide Messrs. Miller and Wright and their respective affiliates with some certainty that opportunities that they independently pursue will not be required to be first offered to us.

        Specifically, the business opportunities agreement provides that we renounce any interest or expectancy in any business opportunity, transaction or other matter in which Messrs. Miller or Wright (each a "Designated Party") participates or desires to participate in that involves any aspect of the E&P Business (as defined in the business opportunities agreement), except for business opportunities that:

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  are presented to a Designated Party solely in such person's capacity as our director or a director or one of our subsidiaries and with respect to which, at the time of such presentment, no other Designated Party (other than an officer, director, employee or other agent of any Designated Party who serves as a director or officer of us or one of our subsidiaries) has independently received notice of or otherwise identified the business opportunity, or

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  are identified by a Designated Party solely through the disclosure of information by us or on our behalf.

        No Designated Party (including any officer, director, employee or other agent of any Designated Party who serves as a director or officer of us or one of our subsidiaries) shall have any obligation to communicate or offer any renounced business opportunity to us, and any Designated Party may pursue a renounced business opportunity, provided that such renounced business opportunity is conducted by such Designated Party in accordance with the standards established in the business opportunities agreement.

Policy Regarding Related Party Transactions

        Any future transactions between us and our officers, directors, principal stockholders or affiliates must be approved by a majority of our outside independent directors disinterested in the transaction. In addition, under our Audit Committee Charter, all related party transactions must be reviewed and approved by the audit committee of our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2006 for (i) each person who is known by us to own beneficially 5% or more of our common stock, (ii) each of the named executive officers, (iii) each of our directors and (iv) the named executive officers and our directors as a group. Except as otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares shown to be owned by such stockholder.

        Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within 60 days of March 31, 2006. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 16,101,824 shares of common stock outstanding as of March 31, 2006.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Robert S. Colman(1)	1,040,925	6.5%
Highbridge Capital Management, L.L.C.(2)	810,000	5.0%
Hunter Global Investors L.P.(3)	1,200,000	7.5%
I.A. Michael Investment Counsel Ltd.(4)	825,000	5.1%
Zweig-DiMenna Partners, L.P.(5)	1,000,000	6.2%
Officers and Directors(6):
Patrick J. Noyes(7)	1,080,180	6.7%
Stephen M. Clark(8)	78,667	*
G. Christopher Veeder(8)	59,000	*
Donald P. Sparling(8)	35,000	*
David M. Miller(9)	776,040	4.8%
Christopher A. Wright(10)	501,875	3.1%
Samuel J. Atkins(11)	1,875	*
Dan M. Krausse(11)	1,875	*
Philip S. Smith(11)	1,875	*
All directors and executive officers as a group (9 persons)(7)(8)(9)(10)(11)	2,536,387	15.8%

*
Less than 1%.

(1)
Includes 915,579 shares held by Robert S. Colman as trustee of the Robert S. Colman Revocable Trust and 125,346 shares held by Robert S. Colman as trustee of the Edwin W. Colman Children's Trust FBO Robert S. Colman, which Mr. Colman may be deemed to beneficially own. Mr. Colman's address is 300 Tamal Plaza, Suite 280, Corte Madera, California 94925.

(2)
Highbridge Capital Management, LLC may be deemed to share voting and dispositive control over the shares of common stock owned by Highbridge Event Driven/Relative Value Fund, L.P. (54,084 shares), Highbridge Event Driven/Relative Value Fund, Ltd. (391,416 shares) and Highbridge International LLC (364,500 shares). Highbridge Capital Management, L.L.C.'s address is 9 West 57th Street, New York, New York 10019.

(3)
Hunter Global Investors L.P. may be deemed to share voting and dispositive control over the shares of common stock owned by HG Holdings II Ltd. (135,601 shares), HG Holdings Ltd.

  (721,200 shares), Hunter Global Investors Fund I L.P. (331,199 shares) and Hunter Global Investors Fund II L.P. (12,000 shares). Hunter Global Investors L.P.'s address is 485 Madison Avenue, 22nd Floor, New York, New York 10022.

(4)
I.A. Michaels Investment Counsel Ltd. may be deemed to share voting and dispositive control over the shares of common stock owned by I.A. Michaels American Value Fund (150,000 shares), I.A. Michaels Fundamental Value Fund (550,000 share) and North American Deep Value Fund (125,000 shares). I.A. Michaels Investment Counsel Ltd.'s address is 8 King East, Suite 700, Toronto, Ontario M5C 1B5.

(5)
Zweig-DiMenna Partners, L.P. may be deemed to share voting and dispositive control over the shares of common stock owned by HH Managed Account 7 Ltd. (35,500 shares), Zweig-DiMenna Fund Ltd. (39,900 shares), Zweig-DiMenna International Ltd. (474,500 shares), Zweig-DiMenna Investors, L.P. (8,200 shares), Zweig-DiMenna Market Neutral, L.P. (44,200 shares), Zweig-DiMenna Natural Resources L.P. (19,600 shares), Zweig-DiMenna Partners, L.P. (239,300 shares), Zweig-DiMenna Select, L.P. (47,300 shares) and Zweig-DiMenna Special Opportunities L.P. (91,500 shares). Zweig DiMenna Associates' address is 900 Third Avenue, 53rd St. New York, New York 10022.

(6)
Unless otherwise indicated, the address for each listed officers and directors is c/o Stroud Energy, Inc. 801 Cherry Street, Suite 3800, Unit 19, Fort Worth, Texas 76102.

(7)
Includes 765,512 shares held by Noyes Family Partnership, which Mr. Noyes may be deemed to beneficially own as a general partner of Noyes Family Partnership, and 314,668 shares of restricted stock issued pursuant to our Restricted Stock Plan, which will vest 1/3 on the first anniversary of the grant date, another 1/3 on the second anniversary of the grant date and the remaining 1/3 on the third anniversary of the grant date. Mr. Noyes serves as the Chairman of our board of directors and as our President and Chief Executive Officer and as a manager and/or officer of each of our subsidiaries, including Stroud Energy GP, LLC, Stroud Energy LP, LLC, Stroud Oil Properties, LP, Stroud Energy Management GP, LLC and Stroud Energy, Ltd. Mr. Noyes also served as a member of the board of directors of Stroud Oil Properties, Inc. and served as its President and Chief Executive Officer.

(8)
Represents shares of restricted stock issued pursuant to our Restricted Stock Plan, which will vest 1/3 on the first anniversary of the grant date, another 1/3 on the second anniversary of the grant date and the remaining 1/3 on the third anniversary of the grant date.

(9)
Mr. Miller is a controlling person of RNBD GP LLC, an affiliate of EnCap Energy Capital Fund IV, L.P. and EnCap IV-B Acquisitions, L.P., and may be deemed to have shared voting and investment powers with respect to the shares owned by EnCap Energy Capital Fund IV, L.P. and EnCap IV-B Acquisitions, L.P. Mr. Miller serves as a member of our board of directors. Mr. Miller also served as a member of the board of directors of Stroud Oil Properties, Inc. The address for EnCap Energy Capital Fund IV, L.P. and EnCap IV-B Acquisitions, L.P. is c/o David B. Miller, 3811 Turtle Creek Boulevard, Suite 1080, Dallas, Texas 75219.

(10)
Includes 1,875 shares of stock issued to Mr. Wright pursuant to our 2005 Stock Incentive Plan. Christopher A. Wright serves as a member of our board of directors. Mr. Wright also served as Chairman of the board of directors of Stroud Oil Properties, Inc. Mr. Wright's address is 106 Alta Vista Avenue, Mill Valley, California 94941.

(11)
Represents shares of stock issued pursuant to our 2005 Stock Incentive Plan.

        On August 26, 2004, the SEC entered a cease and desist order against Robert S. Colman. Mr. Colman may be deemed the beneficial owner of more than five percent (5%) of our common stock, and from August 2000 until the Combination he served as a director of Stroud Oil

Properties, Inc. The SEC action alleged that Mr. Colman improperly invested in private placements of equity securities in which Van Wagoner Funds, Inc., an investment company registered with the SEC, also invested without SEC approval while he was serving as a member of the board of directors of Van Wagoner Funds, Inc., and that he improperly failed to describe such investments in reports he was required to submit to Van Wagoner Funds, Inc. Mr. Colman neither admitted nor denied the SEC's findings, but did consent to the entry of the cease and desist order against him. Mr. Colman was ordered to cease and desist from committing or causing any violations and any future violations of SEC Rules 17d-1(d) and 17j-1(d) under the Investment Company Act and pay disgorgement of $13,500 representing director fees paid by Van Wagoner Funds, Inc., $3,300 in prejudgment interest and a civil penalty of $25,000. The cease and desist order against Mr. Colman did not involve any limitations on his ownership, either of public companies' securities in general or the stock of related companies in particular.

SELLING STOCKHOLDERS

        The following table sets forth information with respect to the ownership by the selling stockholders of our common stock as of                         , 2006 and as adjusted to give effect to this offering by the selling stockholders.

	Shares Owned Prior to Offering			Shares Owned After Offering
Number of Shares Being Offered
Name of Selling Stockholder
	Number	Percent		Number	Percent
, 2006 and as adjusted to give effect to this offering by the selling stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

        The following description is based on relevant portions of the General Corporation Law of the State of Delaware and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the Delaware General Corporation Law and our certificate of incorporation and bylaws for a more detailed description of the provisions summarized below.

        Our authorized capital stock consists of 75,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Under Delaware law, our stockholders shall not be personally liable for our debts or obligations except as they may be liable by reason of their own conduct or acts.

  Common Stock

        There are a total of 16,101,824 shares of our common stock outstanding, including 676,253 shares of restricted stock issued to certain members of our management and other employees pursuant to our Restricted Stock Plan. Additionally, options to purchase 880,342 shares of common stock are currently outstanding that have been granted to certain members of our management and employees and 9,375 shares of stock have been issued to certain members of our board of directors or, in the case of Mr. Miller, his designee, all pursuant to our 2005 Stock Incentive Plan. Upon completion of this offering, we will have                outstanding shares of common stock, or                shares if the underwriters exercise their over-allotment option in full. Holders of our common or restricted stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise provided in our certificate of incorporation and bylaws or required by law, all matters to be voted on by our stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock, subject to any voting rights granted to holders of shares of preferred stock. Our certificate of incorporation requires approval of 67% of the shares entitled to vote for the removal of a director for cause or to alter, amend or repeal certain provisions of our certificate of incorporation related to director and stockholder meetings. The approval of 80% of the shares entitled to vote is required to adopt, repeal or amend our bylaws. See "—Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws."

        Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

  Preferred Stock

        Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock and no preferred shares are currently outstanding. The preferred stock may carry such relative rights, preferences and designations as may be determined by our board of directors in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our board of directors in its sole discretion (without further approval or authorization by the stockholders), in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our board of directors. The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of our stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock and could also affect the likelihood that holders of our common stock will receive dividend payments and payments on liquidation. Although prior to issuing any series of preferred stock our board of directors will be required to make a determination as to whether the issuance is in the best interest of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law or applicable stock exchange requirements.

        Our board of directors is empowered, without approval of our stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the terms of the shares of each series as fixed by our board of directors. Among the specific matters that may be determined by our board of directors are:

  •
  the designation of each series;

  •
  the number of shares of each series;

  •
  the rights in respect of dividends, if any;

  •
  whether dividends, if any, shall be cumulative or non-cumulative;

  •
  the terms of redemption, repurchase obligation or sinking fund, if any;

  •
  the rights in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

  •
  rights and terms of conversion, if any;

  •
  restrictions on the creation of indebtedness, if any;

  •
  restrictions on the issuance of additional preferred stock or other capital stock, if any;

  •
  restrictions on the payment of dividends on shares ranking junior to the preferred stock; and

  •
  voting rights, if any.

        For purposes of the rights plan described hereinafter, our board of directors has designated 25,000 shares of our preferred stock to constitute Series A Junior Participating Preferred Stock.

Registration Rights

  Registration Rights of Our Pre-Private Placement Stockholders

        In connection with the Combination, we entered into a registration rights agreement (the "Existing Registration Rights Agreement") with our pre-Private Placement stockholders who acquired shares of our common stock in the Combination. According to the terms of the Existing Registration Rights Agreement, these stockholders are entitled to demand registration rights for 5,180,058 shares of our common stock, representing the aggregate number of shares issued to them in the Combination less those shares sold in the Private Placement, and any shares acquired by such persons under benefit plans maintained by us or our affiliates. In order to exercise their demand for registration, stockholders, individually or as a group, who were issued at least 15% of the aggregate shares of our common stock in the Combination must deliver a written request to us. Until we become eligible to use Form S-3 for a registration of shares of our common stock, these stockholders may exercise demand rights for two separate registrations. After we become eligible to use Form S-3 for a registration of shares of our common stock, these stockholders may exercise demand rights for five separate registrations, less the number of registrations that were effected prior to such date as a result of the exercise of such demand rights.

        If our board of directors determines that it would be in our best interests, we may delay any demand registration for a period not to exceed 90 days. We are not required to effect more than one demand registration requested by the stockholders in any six month period. In addition, these stockholders may participate in any public offering by us of our common stock, other than an offering under a registration statement on Form S-4 or Form S-8 or any other forms not available for registering capital stock for the sale to the public, subject to marketing considerations as determined by our managing underwriter for that offering and a market stand-off in favor of Raymond James continuing until 180 days after the effective date of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement. See "—Registration Rights of Purchasers of Our Common Stock in the Private Placement." We will pay all expenses in connection with any registration under this agreement, except for transfer taxes, stockholders' attorneys' fees and fees and commissions of brokers, dealers and underwriters. The demand registration rights described above begin six months from the effective date of the registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement and terminate ten years from the date of the closing of the Combination. The "piggyback" registration rights described above began upon the closing of the Combination and terminate ten years thereafter. The Existing Registration Rights Agreement was approved by our board of directors, all of the members of which may be deemed to beneficially own or control shares of our common stock.

  Registration Rights of Purchasers of Our Common Stock in the Private Placement

        We entered into a registration rights agreement in connection with the Private Placement. In the registration rights agreement we agreed, for the benefit of the purchasers of our common stock in the Private Placement, that we will, at our expense:

  •
  file with the SEC (which occurs pursuant to the filing of the shelf registration statement filed pursuant to our obligations under the registration rights agreement we entered into in connection with the Private Placement), as soon as reasonably practicable, but in no event later than 90 days after the closing date of the Private Placement, a registration statement (a "shelf registration statement");

  •
  use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing;

  •
  continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

  •
  the sale of all of the shares of common stock covered by the shelf registration statement pursuant to (A) a registration statement or (B) pursuant to Rule 144 under the Securities Act;

  •
  the time that all of the shares of our common stock sold in the Private Placement and covered by the shelf registration statement and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

    •
    the sale of the shares to us or any of our subsidiaries; or

    •
    the second anniversary of the initial effective date of the shelf registration statement.

        We have filed the applicable registration statement to satisfy our obligations under the registration rights agreement.

        Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods," if, among other things, any of the following occurs:

  •
  the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the shelf registration statement would have a material adverse effect on our initial public offering;

  •
  a majority of our board of directors, in good faith, determines that (1) the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other significant transaction involving us; (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or (3) either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements; or

  •
  a majority of our board of directors, in good faith, determines, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or the most-recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

        The cumulative blackout periods in any 12 month period commencing on the closing of the Private Placement may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90-day period, except as a result of a review of any post-effective amendment by the SEC prior to declaring it effective; provided we have used all commercially reasonable efforts to cause such post-effective amendment to be declared effective.

        In addition to this limited ability to suspend use of the shelf registration statement, until we are eligible to incorporate by reference into the registration statement our periodic and current reports, which will not occur until at least one year following the end of the month in which the shelf registration statement is declared effective, we will be required to amend or supplement the shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

        A holder that sells our common stock pursuant to the shelf registration statement will be required to be named as a selling stockholder in this prospectus, as it may be amended or supplemented from time to time, and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock must deliver information to be used in connection with the shelf registration statement in order to have such holder's shares of our common stock included in the shelf registration statement.

        Each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is a part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

        We have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common stock on the NYSE, American Stock Exchange or The Nasdaq National Market (as soon as practicable, including seeking to cure in our listing or inclusion application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange.

Anti-Takeover Effects of Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the Delaware General Corporation Law, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

        Classified Board.    Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

        Filling Board of Directors Vacancies; Removal.    Our certificate of incorporation provides that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office, though less than a quorum. Each director will hold office until his or her successor is elected and qualified, or until the director's earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Our certificate of incorporation provides, in accordance with Delaware General Corporation Law, that the stockholders may remove directors only for cause and by the affirmative vote of at least 67% of the voting power of all of the then-outstanding shares of our common stock. We believe that the removal of directors by the stockholders only for cause, together with the classification of the board of directors, will promote continuity and stability in our management and policies and that this continuity and stability will facilitate long-range planning.

        No Stockholder Action by Written Consent.    Our certificate of incorporation precludes stockholders from initiating or effecting any action by written consent and thereby taking actions opposed by our board of directors.

        Call of Special Meetings.    Our bylaws provide that special meetings of our stockholders may be called at any time only by our board of directors acting pursuant to a resolution adopted by our board and not the stockholders.

        Advanced Notice Requirements of Stockholder Proposals and Director Nominations.    Our bylaws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not less than 60 days prior to the special meeting. With respect to other business to be brought before a meeting of stockholders, to be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the stockholders and not less than 60 days prior to the meeting in case of a special meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

        No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Under cumulative voting, a majority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our certificate of incorporation expressly precludes cumulative voting.

        Authorized but Unissued Shares.    Our certificate of incorporation provides that the authorized but unissued shares of preferred stock are available for future issuance without stockholder approval and does not preclude the future issuance without stockholder approval of the authorized but unissued shares of our common stock. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Amendments to our Certificate of Incorporation and Bylaws.    Our certificate of incorporation reserves the right to amend, alter, change or repeal any provision contained in our certificate of incorporation in the manner prescribed by the Delaware General Corporation Law; provided, however, that the alteration, amendment or repeal of certain provisions will require the affirmative vote of the holders of at least 67% of the voting power of the outstanding shares of our common stock. Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our certificate of incorporation also provides that our bylaws can be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our common stock.

        Stockholder Rights Plan.    Our board of directors has adopted a preferred share purchase rights plan. The rights plan, as adopted, includes the following terms and provisions.

        On February 17, 2005, our board of directors declared a distribution of one preferred share purchase right for each share of our common stock outstanding at 5:00 p.m., Fort Worth, Texas time, on such date and for each share of our common issued thereafter. Each right entitles the registered holder to purchase from us a unit of our preferred stock, constituting one one-thousandth of a share of our Series A preferred stock, par value $.001 per share, at a purchase price of $100 per share, subject to certain anti-dilution adjustments. The description and terms of the rights are set forth in a rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

        Initially, the rights attach to all certificates representing shares of our outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from our common stock and will be distributed on the rights distribution date, which would occur upon the earlier of:

  •
  10 business days after the share acquisition date, which would be the first date of a public announcement that a person or group of affiliated or associated persons (other than us, any of our subsidiaries, any of our employee benefit plans or certain other excluded persons) has acquired 15% or more of the then outstanding shares of our common stock (such person or group referred to as an "acquiring person"); and

  •
  10 business days (or such later date as may be determined by action of the board of directors before any person becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

        Until the rights distribution date, (i) the rights will be evidenced by our common stock certificates and would be transferred with and only with our common stock certificates, (ii) new common stock certificates (also including shares distributed from treasury) would contain a notation incorporating the rights agreement by reference and (iii) the surrender or transfer of any certificates representing our outstanding common stock would also constitute the transfer of the rights associated with our common stock represented by such certificates.

        As soon as practicable after the rights distribution date, rights certificates would be mailed to holders of record of our common stock at 5:00 p.m., Fort Worth, Texas time, on the rights distribution date and, thereafter, the separate rights certificates alone would represent the rights.

        The rights are not exercisable until the rights distribution date and would expire at 5:00 p.m. Fort Worth, Texas time, on the final rights distribution date, which would be the tenth anniversary of the rights agreement unless earlier redeemed by us, as described below.

        In the event that:

  •
  we are the surviving corporation in a merger with an acquiring person and shares of our common stock remain outstanding;

  •
  a person or group becomes an acquiring person;

  •
  an acquiring person engages in one or more interested transactions; or

  •
  during such time as there is an acquiring person, an event occurs that results in such acquiring person's ownership interest in us being increased by more than 1% (e.g., by means of a recapitalization);

then, in each such case (referred to as a "triggering event"), each holder of a right would thereafter have the right to receive, upon exercise of the right, units of preferred stock (or, in certain circumstances, our common stock, cash, property or other securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of preferred stock issuable upon exercise of a right prior to the events described in this paragraph. However, following the occurrence of any of the events set forth in this paragraph, all rights that are, or, under certain circumstances were, beneficially owned by any acquiring person would be null and void.

        In the event that, at any time following the stock acquisition date:

  •
  we are acquired in a merger (other than a merger described in the preceding paragraph) or other business combination transaction and we are not the surviving corporation;

  •
  any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person; or

  •
  50% or more of our assets or earning power is sold or transferred;

each holder of a right (except rights which previously have been voided as described above) would thereafter have the right to receive, upon exercise, common stock of the ultimate parent of the acquiring person having a value equal to two times the exercise price of the right.

        The purchase price payable, and the number of units of preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  •
  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

  •
  if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock; or

  •
  upon the distribution to the holders of the preferred stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price would be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional units. In lieu thereof, an adjustment in cash may be made based on the market price of the preferred stock prior to the date of exercise.

        At any time prior to the earlier of (i) ten business days following the stock acquisition date or (ii) the final expiration date, a majority of our directors may redeem the rights in whole, but not in part, at a price per right to be determined by our board of directors at the time of their adoption of a rights plan and subject to adjustment in certain events, payable, at the election of the directors, in cash or shares of our common stock. Immediately upon the action of a majority of the directors ordering the redemption of the rights, the rights would terminate and the only remaining right of the holders of rights would be to receive such redemption price.

        The board of directors, at its option, may exchange each right for (i) one unit of preferred stock or (ii) such number of units of preferred stock as would equal (x) the difference between the aggregate market price of the number of units of preferred stock to be received upon a triggering event and the purchase price set forth in the rights agreement, divided by (y) the market price per unit of preferred stock upon a triggering event.

        Until a right is exercised, the holder thereof, as such, would have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights would not be taxable to our stockholders, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of preferred stock (or other consideration).

        The preferred stock that might be acquired upon exercise of the rights would be nonredeemable and subordinate to any other shares of preferred stock that may be issued by us. In addition, the holders of the units of our preferred stock would be entitled to:

  •
  a minimum preferential quarterly dividend, the per unit amount of which is subject to further deliberation by our board of directors or any higher per share dividend declared on our common stock;

  •
  one vote, voting together with our common stock, for each right held, voting as a separate class, to vote on all matters submitted to a vote of our stockholders;

  •
  in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, the per share amount paid in respect of each share of our common stock; and

  •
  in the event of liquidation, a preferred liquidation payment equal to the greater of $1,000 per unit, plus an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment and the per share amount paid in respect of a share of our common stock.

        These rights of holders of the preferred stock are protected by customary anti-dilution provisions.

        Because of the nature of the preferred stock's dividend, liquidation and voting rights, the economic value of one unit of preferred stock that might be acquired upon the exercise of each right is expected to approximate the economic value of one share of our common stock.

        Any of the provisions of the rights agreement may be amended without the approval of the holders of our common stock at any time prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption would be made at such time as the rights are not redeemable.

        These rights would have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights could be to render more difficult or discourage any attempt to acquire us even if the acquisition could be favorable to the interests of our stockholders. Because our board of directors could redeem the rights or approve a tender or exchange offer, the rights should not interfere with a merger or other business combination approved by our board of directors.

        Delaware Anti-Takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date on which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and was owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date; and

  •
  an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

  •
  the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

  •
  after completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by (i) officers who are directors and (ii) certain employee stock plans; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Liability and Indemnification of Officers and Directors

        Our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability is not permitted under the Delaware General Corporation Law. That law currently does not permit limitation of liability:

  •
  for any breach of a director's duty of loyalty to us or our stockholders,

  •
  for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  •
  under Section 174 of the Delaware General Corporation Law with respect to unlawful payment of dividends or unlawful stock purchases and redemptions, or

  •
  for any transaction from which the director derives an improper personal benefit.

Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors shall automatically be limited to the fullest extent provided by law. Our certificate of incorporation and bylaws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, we will enter into indemnity agreements with our directors and officers. These provisions and agreements will have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers. See "Certain Relationships and Related Party Transactions—Indemnification of Directors and Officers."

Transfer Agent and Registrar

        Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to the offering, there has been no public trading market for our common stock. Sales of substantial amounts of common stock in the open market, or the perception that those sales could occur, could adversely affect prevailing market prices and could impair our ability to raise capital in the future through the sale of our equity securities.

        After this offering,                   shares of common stock will be outstanding, or                   shares if the underwriters exercise their over-allotment option in full. Of these             shares, the             shares sold in this offering, or                   shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act except for any shares purchased by one of our "affiliates" as defined in Rule 144 under the Securities Act. All of the shares outstanding other than the shares sold in this offering (a total of                   shares) are "restricted securities" with the meaning of Rule 144 under the Securities Act and subject to lock-up arrangements.

        In connection with this offering, we and our executive officers, directors and certain of our existing stockholders (including the selling stockholders) will have agreed prior to the commencement of this offering not to, for a period of 180 days after the date of this prospectus, offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, other than in this offering and subject to certain exceptions, without the prior written consent of Raymond James & Associates, Inc. See "Underwriting" for a description of these lock-up arrangements. Upon the expiration of these lock-up arrangements,                    shares, or                   shares if the underwriters exercise their over-allotment option in full, will be eligible for sale in the public market under Rule 144 of the Securities Act, subject to volume limitations and other restrictions contained in Rule 144.

        The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act. In connection with the Private Placement, we agreed to file with the Securities and Exchange Commission as soon as reasonably practicable, but in no event later than 90 days following the completion of the Private Placement, a registration statement registering for resale the shares of our common stock sold in the Private Placement and to use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable after filing. The holders of these shares have agreed not to effect any sales of such shares during the 60 days following the effectiveness of this registration statement. Upon the effectiveness of this registration statement and the expiration of the 60-day period,                   shares, or                   shares if the underwriters exercise their over-allotment option in full, will be eligible for sale in the public market.

        As soon as practicable after this offering, we intend to file one or more registration statements with the SEC on Form S-8 providing for the registration of                    shares of our common stock issued or reserved for issuance under our 2005 Stock Incentive Plan and our Restricted Stock Plan. Subject to the exercise of unexercised options or the expiration or waiver of vesting conditions for restricted stock and the expiration of lock-ups we and certain of our stockholders have entered into, shares registered under these registration statements on Form S-8 will be available for resale immediately in the public market without restriction.

Rule 144

        In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of common stock, which will equal approximately            shares after the closing of this offering; and

  •
  the average weekly trading volume of our common stock on the The Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of the sale on Form 144 is filed with the SEC.

Sales under Rule 144 are also subject to other provisions relating to notice and manner of sale and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold immediately upon completion of this offering.

Rule 701

        In general under Rule 701 under the Securities Act as currently in effect, any of our employees who purchased or received shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 is eligible to resell such shares beginning 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with most of its restrictions, including the holding period.

UNDERWRITING

        Subject to the terms and conditions in an underwriting agreement dated            , 2006, the underwriters named below, for whom Raymond James & Associates, Inc., A.G. Edwards & Sons, Inc. and Petrie Parkman & Co. are acting as representatives, have severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock set forth opposite their names:

Underwriter	Number of Shares
Raymond James & Associates, Inc.
A.G. Edwards & Sons, Inc.
Petrie Parkman & Co.

        The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all shares of our common stock offered by this prospectus if any of the shares are purchased, other than those covered by the over-allotment option described below.

        The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $                  per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $                  per share to other dealers. If all the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our common stock in whole or in part. In connection with the offering, we expect to incur expenses of approximately $                  .

Over-Allotment Option

        We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of             additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriters' percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.

Discounts and Expenses

        The following table shows the amount per share and total underwriting discounts we and the selling stockholders will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts to be paid by us	$	$	$
Underwriting discounts to be paid by the selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

        The expenses of the offering that are payable by us are estimated to be $            (exclusive of underwriting discounts and commissions). In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% plus .5% for bona fide due diligence.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus or the registration statement of which this prospectus is a part. However, neither we nor the selling stockholders will indemnify the underwriters if the error or omission was the result of information the underwriters supplied to us in writing for inclusion in this prospectus or the registration statement. If we and the selling stockholders cannot indemnify the underwriters, we and the selling stockholders have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. Our respective contribution would be in the proportion that the proceeds (after underwriting discounts and commissions) that we and the selling stockholders receive from this offering bear to the proceeds (from underwriting discounts and commissions) that the underwriters receive. If we and the selling stockholders cannot contribute in this proportion, we and the selling stockholders will contribute based on respective faults and benefits, as set forth in the underwriting agreement.

Lock-up Agreements

        Subject to specified exceptions, our executive officers, directors and certain of our existing stockholders (including the selling stockholders) have agreed with the underwriters, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock without the prior written consent of Raymond James & Associates, Inc. This agreement also precludes any hedging collar or other transaction designed or reasonably expected to result in a disposition of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock.

        In addition, we have agreed with the underwriters, for a period of 180 days after the date of this prospectus, not to issue, sell, offer or contract to sell, or otherwise dispose of or transfer, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our 2005 Stock Incentive Plan and our Restricted Stock Plan), without the prior written consent of Raymond James & Associates, Inc., except that we may make grants of stock options or stock awards under our 2005 Stock Incentive Plan and issue shares upon exercise of those options and grants of restricted stock under the Restricted Stock Plan. However, Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

        The 180-day period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day period, we issue a release concerning earnings or announce material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

        in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the announcement of the material news or the occurrence of the material event.

Directed Share Program

        At our request, the underwriters have reserved up to 5.0% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.

Stabilization

        Until the offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares. As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

  •
  short sales,

  •
  syndicate covering transactions,

  •
  imposition of penalty bids, and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.

        As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the The Nasdaq National Market or otherwise.

Conflicts/Affiliates

        The underwriters and their affiliates may provide in the future investment banking, financial advisory or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services.

Discretionary Accounts

        The underwriters may confirm sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority but do not expect those sales to exceed 5% of the total common stock offered by this prospectus.

Listing

        We have applied to list our common stock on The Nasdaq National Market under the symbol "STRO."

IPO Pricing

        Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price will be:

  •
  prevailing market conditions,

  •
  the ability of our management,

  •
  our capital structure,

  •
  the present stage of our development,

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  the value and historical performance of our properties,

  •
  the market capitalization and stage of development of other companies that we and the underwriters believe to be comparable to us, and

  •
  estimates of our business potential and earning prospects.

Electronic Prospectus

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

        The following is a summary of material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock by persons that are non-United States holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the "Code") and regulations, administrative rulings and court decisions thereunder now in effect, all of which are subject to change, possibly on a retroactive basis. This summary deals only with non-United States holders that will hold our common stock as "capital assets" (generally, property held for investment) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, persons that have a "functional currency" other than the U.S. dollar, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, or partnerships or other pass-through entities or holders of an interest in such entities. If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for United States federal income tax, purposes) holding our common stock, you should consult your tax advisor. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the common stock. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        To ensure compliance with Treasury Department Circular 230, prospective investors in our common stock are hereby notified that (1) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, (2) any discussion of U.S. federal tax issues in this prospectus is written to support the promotion or marketing of the transactions or matters addressed herein and (3) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

        As used in this discussion, a "non-United States holder" is a beneficial owner of common stock (other than a partnership) that for United States federal income tax purposes is not:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) if it is subject to the supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

Dividends

        We do not expect to declare or pay any dividends on our common stock in the foreseeable future. However, if we do pay a dividend on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-United States holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under "Capital Gain and Distribution on Common Stock" below. Any dividend paid to a non-United States holder of common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide us with IRS Form W-8BEN or other appropriate version of Form W-8 (or any successor form) certifying eligibility for the reduced rate.

        Dividends paid to a non-United States holder that are effectively connected with a trade or business conducted by the non-United States holder in the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the non-United States holder in the United States) generally will be exempt from the withholding tax described above and instead will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if the non-United States holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-United States holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-United States holder must provide us with an IRS Form W-8ECI (or any successor form) properly certifying eligibility for such exemption. Dividends received by a corporate non-United States holder that are effectively connected with a trade or business conducted by such corporate non-United States holder in the United States may, to the extent not reinvested in property that is connected with the conduct of a trade or business within the United States, also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Capital Gain and Distribution on Common Stock

        We believe that we are a "United States real property holding corporation" for United States federal income tax purposes. Nonetheless, a non-United States holder generally will not be subject to United States federal income tax on any gain realized on a disposition of our common stock, provided that (i) the gain is not otherwise effectively connected with a trade or business conducted by the non-United States holder in the United States (and, in the case of an applicable tax treaty, is not attributable to a permanent establishment maintained by the non-United States holder in the United States), (ii) in the case of a non-United States holder who is an individual and who holds the common stock as a capital asset, such holder is present in the United States for less than 183 days in the taxable year of the sale or other disposition and certain other conditions are met and (iii) our common stock is considered to be "regularly traded on an established securities market," within the meaning of Section 897 of the Code and the applicable Treasury Regulations, at any time during the calendar year in which the sale or other disposition occurs, and the non-United States holder does not actually or constructively own, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of our common stock. It is likely that our common stock will not be considered "regularly traded on an established securities market" prior to the effectiveness of the registration statement registering the resale of shares sold in the future. In addition, even after the registration statement becomes effective, it is possible that our common stock will not be considered regularly traded if it is not regularly quoted by brokers or dealers making a market in our common stock.

        If our common stock is not considered to be "regularly traded on an established securities market," a non-United States holder may be subject to withholding at a 10% rate and the non-United States holder generally will be taxed on its net gain derived from the disposition of our common stock at the regular graduated U.S. federal income tax rates in much the same manner as is applicable to U.S. persons and, if the non-United States holder is a foreign corporation, the additional "branch profits tax" described above may also apply. Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

        Likewise, if we make any distribution to a non-United States holder in excess of our current and accumulated earnings and profits, (i) we will withhold 10% of such distribution (unless we are provided a withholding certificate from the IRS reducing or eliminating the withholding) and (ii) the non-United States holder generally will be taxed on its net gain, if any, derived from the receipt of the distribution at the regular graduated U.S. federal income tax rates and in much the same manner as is applicable to U.S. persons and, if the non-United States holder is a foreign corporation, the additional "branch profits tax" described above may also apply. Non-United States holders should consult their own tax advisors with respect to the application of the foregoing rules.

Federal Estate Taxes

        If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS and to you the amount of dividends paid to you, your name and address, and the amount, if any, of tax withheld. Copies of the information returns reporting those dividends and amounts withheld may also be made available to the tax authorities in the country in which you reside under the provisions of any applicable tax treaty or exchange of information agreement.

        In general, backup withholding at the applicable rate (currently 28%) will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-United States holder if such non-United States holder has provided the required certification and neither we nor our paying agent has actual knowledge or reason to know that the payee is a United States person.

        Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from sources that were effectively connected with the conduct of a trade or business in the United States, (iii) is a "controlled foreign corporation" as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interests) owned by United States persons or is engaged in the conduct of a trade or business in the United States, unless in any such case the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Payment of the proceeds of a sale of common stock by a United States office of a broker will be subject to both information reporting and backup withholding unless the holder certifies its non-United States holder status under penalties of perjury and the broker does not have actual knowledge or reason to know that the payee is a United States person, or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a credit against the non-United States holder's United States federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by our counsel, Thompson & Knight LLP, Dallas, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Baker Botts L.L.P., Austin, Texas.

EXPERTS

        The consolidated financial statements of Stroud Energy, Inc. (formerly Stroud Oil Properties, Inc.) as of December 31, 2004 and 2005 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statement of combined revenues and direct operating expenses of the natural gas and oil properties acquired from Joint Resources Company and other interest owners for the year ended December 31, 2005 included in this prospectus has been audited by Rylander, Clay and Opitz, L.L.P., an independent accounting firm, as stated in their report appearing herein (which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America) and is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        The statement of combined revenues and direct operating expenses for the natural gas properties acquired from Dan A. Hughes Company and other interest owners for the year ended December 31, 2004 included in this prospectus have been audited by Rylander, Clay & Opitz, L.L.P., an independent accounting firm, as stated in their report appearing herein (which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America) and is included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

        Cawley, Gillespie & Associates, Inc., an independent engineering firm, estimated the reserves of Stroud Energy, Inc. as of December 31, 2005 and 2004 and the present value of the estimated future net reserves from those estimated reserves included in this prospectus are included in reliance upon its reports given upon the authority of such firm as an expert regarding the matters covered by its summary reserve report.

        Cawley, Gillespie & Associates, Inc., an independent engineering firm, estimated the reserves as of December 31, 2005 and the present value of the estimated future net reserves from those estimated reserves included in this document related to the certain properties of Joint Resources Company and are included in reliance upon its report given upon the authority of such firm as an expert regarding the matters covered by its summary reserve report.

        DeGolyer and MacNaughton, an independent engineering firm, estimated the reserves as of December 31, 2004 and the present value of the estimated future net reserves from those estimated reserves included in this document related to the certain properties of Dan A. Hughes Company and are included in reliance upon its reports given upon the authority of such firm as an expert.

        T.J. Smith & Company, Inc., an independent petroleum engineering firm, estimated the reserves of Stroud Oil Properties, Inc. as of December 31, 2003 and the present value of the estimated future net reserves from those estimated reserves included in this document and are included in reliance upon their reports given upon the authority of such firm as an expert.

Stroud Energy, Inc. Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2004 and 2005
Consolidated Statements of Operations for the three years ended December 31, 2005
Consolidated Statements of Cash Flows for the three years ended December 31, 2005
Consolidated Statements of Changes in Stockholders' Equity for the three years ended December 31, 2005
Notes to Consolidated Financial Statements
Natural Gas and Oil Properties Acquired from Joint Resources Company
Independent Auditor's Report
Statement of Combined Revenues and Direct Operating Expenses for the year ended December 31, 2005
Notes to Statement of Combined Revenues and Direct Operating Expenses
Supplemental Information About Natural Gas and Oil Properties
Natural Gas Properties Acquired from Dan A. Hughes Company and Other Interest Owners:
Independent Auditor's Report
Statement of Combined Revenues and Direct Operating Expenses for the year ended December 31, 2004
Notes to Statement of Combined Revenues and Direct Operating Expenses
Supplemental Information About Natural Gas Properties
Independent Accountant's Report
Unaudited Statements of Combined Revenues and Direct Operating Expenses for the six months ended June 30, 2004 and 2005
Notes to Statements of Combined Revenues and Direct Operating Expenses

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Stroud Energy, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Stroud Energy, Inc. (formerly Stroud Oil Properties, Inc.) and its subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
April 5, 2006

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares and per share data)

	At December 31,
	2004	2005
Assets
Current assets
Cash and equivalents	$2,721	$569
Accounts receivable—revenue	8,494	15,439
Accounts receivable—joint interest owners	563	6,673
Severance tax receivable	1,004	3,094
Prepaid expenses	14	230
Deferred tax asset	—	1,811
Fair value of derivative instruments	159	443

Total current assets	12,955	28,259

Property and equipment
Oil and gas properties, using the full cost method of accounting:
Properties being amortized	125,260	243,310
Unevaluated properties excluded from amortization	3,063	13,070
Other property and equipment	626	778
Less accumulated depreciation, depletion and amortization	(42,835)	(41,575)

Property and equipment, net	86,114	215,583

Fair value of derivative instruments	—	775
Severance tax receivable	1,556	113
Debt issuance costs, net	1,000	764
Other assets	6	19

Total assets	$101,631	$245,513

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,007	$11,986
Accrued liabilities	1,050	10,517
Prepayments from joint interest owners	799	—
Royalties and revenues payable	4,120	9,768
Fair value of derivative instruments	1,761	5,617
Interest payable	135	5
Preferred distributions payable	729	—
Income taxes payable	—	265

Total current liabilities	11,601	38,158

Long-term debt	21,800	10,100
Fair value of derivative instruments	1,020	3,479
Asset retirement obligation	676	1,228
Mandatorily redeemable preferred units	20,546	—
Deferred tax liability	—	37,180

Total liabilities	55,643	90,145

Minority interest	17,161	—
Commitments and contingencies (See Notes 9, 11, 12)
Stockholders' equity
Preferred stock ($.001 par value, 10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock ($.001 par value; 12,976,450 and 75,000,000 shares authorized at December 31, 2004 and 2005, respectively; 6,012,412 and 16,066,824 shares issued and outstanding at December 31, 2004 and 2005, respectively)	6	16
Additional paid-in capital	15	169,488
Unearned stock compensation	(16)	(8,553)
Notes receivable from stockholders and employees	(27)	—
Retained earnings (deficit)	28,849	(5,583)

Total stockholders' equity	28,827	155,368

Total liabilities and stockholders' equity	$101,631	$245,513

See accompanying notes to consolidated financial statements.

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share data)

	Year Ended December 31,
	2003	2004	2005
Revenues
Gas sales	$34,859	$43,710	$62,061
Oil sales	2,807	2,701	2,757
Commodity price risk management activities	(1,143)	(4,263)	(9,517)
Other	265	181	289

Total revenues	36,788	42,329	55,590

Expenses
Lease operating	2,731	3,227	5,011
General and administrative	2,471	3,551	6,161
Depreciation, depletion and amortization	12,900	17,515	20,089
Stock compensation expense	1,401	715	20,146
Litigation settlement expense	—	6,019	—

Total expenses	19,503	31,027	51,407

Operating income	17,285	11,302	4,183

Other income (expense)
Interest expense, net	(5,306)	(4,370)	(4,278)
Gain (loss) on interest rate swap	14	40	(1)
Gain (loss) on extinguishment of debt	36,330	(1,258)	—
Loss on repurchase of mandatorily redeemable preferred units	—	—	(6,241)

Total other income (expense)	31,038	(5,588)	(10,520)

Income (loss) before income taxes and minority interest	48,323	5,714	(6,337)
Income tax provision
Current income taxes	—	—	265
Deferred income taxes	—	—	24,787

Income (loss) before minority interest	48,323	5,714	(31,389)
Minority interest	(4,389)	(4,262)	(185)

Net income (loss)	$43,934	$1,452	$(31,574)

Net income (loss) per common share:
Basic	$9.17	$0.26	$(3.59)

Diluted	$7.84	$0.25	$(3.59)

Weighted average shares outstanding:
Basic	4,793,461	5,543,483	8,806,752

Diluted	5,602,857	5,721,742	8,806,752

See accompanying notes to consolidated financial statements.

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2004	2005
Cash Flows from Operating Activities
Net income (loss)	$43,934	$1,452	$(31,574)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	12,900	17,515	20,089
Amortization of debt issuance costs and discounts	402	427	356
Accretion of discount on mandatorily redeemable preferred units	—	1,066	897
Accretion of discount on asset retirement obligation	37	37	66
Change in fair value of derivative instruments	902	1,339	5,255
(Gain) loss on extinguishment of debt	(36,330)	1,258	—
Repayment of discount on manditorily redeemable preferred units	—	—	(7,790)
Loss on purchase of mandatorily redeemable preferred units	—	—	6,241
Stock compensation expense	1,401	715	20,146
Deferred tax expense	—	—	24,787
Minority interest	4,389	4,262	185
Other	—	—	(10)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,870)	(1,608)	(11,103)
Increase in severance tax receivable	(1,288)	(1,111)	(647)
(Increase) decrease in prepaid expenses	(12)	6	(216)
Decrease in inventory	111	—	—
Decrease in other assets	(1)	—	(13)
Increase (decrease) in accounts payable and accrued liabilities	2,327	(876)	10,034
Increase in royalties and revenues payable	2,730	513	5,648
Increase (decrease) in interest payable	430	(295)	(130)
Increase (decrease) in preferred return distribution payable	—	729	(729)
Increase in taxes payable	—	—	265

Net cash provided by operating activities	28,062	25,429	41,757

Cash Flows from Investing Activities
Acquisition and development of natural gas and oil properties	(26,030)	(31,999)	(97,933)
Proceeds from sales of natural gas and oil properties	807	644	99
Acquisition of other property and equipment	(22)	(46)	(142)
Increase (decrease) in prepayments from joint owners	—	799	(799)

Net cash used for investing activities	(25,245)	(30,602)	(98,775)

Cash Flows from Financing Activities
Proceeds from note payable	6,000	—	—
Repayment of note payable	—	(6,000)	—
Issuance of note payable—stockholder	400	—	—
Repayment of notes payable—stockholder	—	(625)	—
Proceeds from repayment of notes receivable—stockholder	—	—	27
Net proceeds (retirement) of line of credit and warrant (prior lender)	(33,165)	—	—
Net proceeds (repayment) on line of credit (current lender)	30,000	(8,200)	(11,700)
Treasury shares purchased	—	—	(28)
Proceeds from issuance of common stock, net of fees and costs	2,015	4,665	91,194
Debt issuance costs	(1,325)	(559)	(534)
Debt extinguishment costs	(81)	—	—
Sale of preferred units and common ownership interest of subsidiary	—	27,000	—
Repayment of original investment of preferred units of subsidiary	—	—	(19,480)
Exercise of warrants	—	—	41
Distributions to stockholders of SOP, Inc.	(111)	(11,351)	(2,858)
Distributions to minority interest owners	—	(2,505)	(1,796)
Redemption of limited partner interests in subsidiary	(844)	(1,435)	—

Net cash provided by financing activities	2,889	990	54,866

Net increase (decrease) in cash and cash equivalents	5,706	(4,183)	(2,152)
Cash and cash equivalents at beginning of period	1,198	6,904	2,721

Cash and cash equivalents at end of period	$6,904	$2,721	$569

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,598	$1,062	$1,595

Cash paid for preferred distributions	$—	$1,372	$2,297

Supplemental disclosure of non-cash investing and financing activities:
Increase (decrease) in accrued capital expenditures	$(2,154)	$(983)	$5,870

Additions to natural gas and oil properties arising from $34.0 million non-cash minority interest purchase	$—	$—	$44,626

Cancellation of treasury stock	$—	$—	$28

Cancellation of note receivable from stockholders and employees	$—	$13	$—

Assignment of overriding royalty interests	$—	$384	$—

See accompanying notes to consolidated financial statements.

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Years Ended December 31, 2003, 2004 and 2005

(in thousands, except shares)

							Notes receivable from Stockholders and Employees
	Common Stock			Treasury Stock
			Additional Paid-in Capital			Unearned Stock Compensation		Retained Earnings
	Shares	Amount		Shares	Amount				Total
Balance at December 31, 2002	4,042,071	$4	$948	—	$—	$—	$—	$(3,842)	$(2,890)
Common shares issued	1,362,527	1	3,411	—	—	—	—	—	3,412
Unearned compensation—stock options	—	—	50	—	—	(46)	—	—	4
Warrant extinguishment	—	—	(3,394)	—	—	—	—	—	(3,394)
Reduction in ownership interest in partnership	—	—	(1,015)	—	—	—	—	(209)	(1,224)
Net income	—	—	—	—	—	—	—	43,934	43,934

Balance at December 31, 2003	5,404,598	5	—	—	—	(46)	—	39,883	39,842
Common shares issued	605,222	1	5,349	—	—	—	—	—	5,350
Options exercised	2,592	—	—	—	—	—	—	—	—
Notes receivable—stockholders and employees	—	—	—	—	—	—	(40)	—	(40)
Amortization of unearned stock compensation	—	—	—	—	—	30	—	—	30
Distributions to common stockholders	—	—	—	—	—	—	—	(10,433)	(10,433)
Reduction in ownership interest in partnership, net of costs	—	—	(5,349)	—	—	—	—	(2,053)	(7,402)
Increase in ownership interest in partnership	—	—	15	—	—	—	—	—	15
Cancellation of notes receivable from employees	—	—	—	—	—	—	13	—	13
Net income	—	—	—	—	—	—	—	1,452	1,452

Balance at December 31, 2004	6,012,412	6	15	—	—	(16)	(27)	28,849	28,827
Exercise of warrants	106,371		41	—	—				41
Purchase of SOP, Inc. treasury shares				(2,595)	(28)				(28)
Distribution to stockholders of SOP, Inc.								(2,858)	(2,858)
Cancellation of treasury stock	—	—	(28)	2,595	28	—	—	—	—
Cancellation of SOP, Inc. shares in Reorganization	(6,118,783)	(6)	6	—	—	—	—	—	—
Issuance of common stock in Reorganization	8,022,761	8	49,584	—	—	—	—	—	49,592
Issuance of common stock to management and employees	1,783,297	2	28,531	—	—	(10,260)	27	—	18,300
Issuance of common stock to non-employee Directors	9,375	—	150	—	—	—	—	—	150
Proceeds from issuance of common stock, net of fees and costs of $8,806	6,250,000	6	91,188	—	—	—	—	—	91,194
Options exercised	1,391	—	1	—	—	—	—	—	1
Amortization of unearned compensation	—	—	—	—	—	1,723	—	—	1,723
Net loss	—	—	—	—	—	—	—	(31,574)	(31,574)

Balance at December 31, 2005	16,066,824	$16	$169,488	—	$—	$(8,553)	$—	$(5,583)	$155,368

See accompanying notes to consolidated financial statements.

STROUD ENERGY, INC.
(formerly Stroud Oil Properties, Inc.)

Notes to Consolidated Financial Statements

December 31, 2003, 2004 and 2005

(amounts in thousands, except shares and per unit amounts)

NOTE 1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

        Stroud Energy, Inc. ("Stroud," together with its subsidiaries "the Company") is a corporation organized under the General Corporation Law of the State of Delaware. Stroud was formerly known as Stroud Oil Properties, Inc. ("SOP") before the reorganization that occurred on September 23, 2005 (see Note 2). The Company is engaged in the development, exploitation and exploration of natural gas and oil properties, primarily in the state of Texas, with minor interests in Oklahoma. The two principal subsidiaries are Stroud Energy, Ltd. ("SE"), which owns the natural gas and oil properties and is the operator of record, and Stroud Oil Properties, LP ("SOPLP"), which is the employer of the Company's personnel.

Principles of Consolidation and Reporting

        The accompanying consolidated financial statements of the Company include the accounts of Stroud and its subsidiaries, after recognition of minority interests and elimination of all significant intercompany accounts, transactions, and profits. Prior to the reorganization discussed in Note 2, the management of the Company concluded that SE, which was partly owned by others, was a variable interest entity that required consolidation in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46, Consolidation of Variable Interest Entities, and there was a recognition of minority interests. Following the reorganization, the Company owns 100% of SE.

Comprehensive Income

        The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to stockholders of the Company. For the three years ended December 31, 2005, there were no differences between net income and comprehensive income.

Cash and Cash Equivalents

        Investments in highly liquid securities with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable

        Accounts receivable consist of amounts due from natural gas and oil purchasers and joint interest partners. The Company is able to closely monitor each account due to the low number of accounts. Should management believe that an individual account may be uncollectible, an allowance for it would be established. If further efforts to collect such an account proved unsuccessful, management would write off the receivable against the allowance account. At December 31, 2004 and 2005, management did not believe any allowance was necessary and, for each of the years ended December 31, 2003, 2004 and 2005, had not written off any receivables. See also Note 16 for concentrations of credit.

Property and Equipment

        The Company follows the full cost method of accounting for natural gas and oil properties. Accordingly, all external costs associated with the acquisition, exploration and development of natural gas and oil properties are capitalized as incurred. Internal costs are capitalized only to the extent they are directly related to acquisition, exploration or development activities and do not include any costs related to production, selling or general and administrative activities. During the years ended December 31, 2003, 2004 and 2005, internal costs of approximately $633, $999 and $687 respectively, were capitalized into the full cost pool. If the net capitalized costs of evaluated natural gas and oil properties exceed the estimated present value of future net cash flows from proved natural gas and oil properties, discounted at 10%, such excess is charged to operations as a ceiling write-down. For the years ended December 31, 2003, 2004 and 2005, the Company was not required to recognize a ceiling write-down of its net capitalized costs.

        Capitalized costs of natural gas and oil properties, including the estimated future costs to develop proved reserves, are amortized on the units-of-production method based on production and estimates of proved reserve quantities. The depreciation, depletion and amortization rate per Mcfe was $1.64, $2.01 and $2.30 for the years ended December 31, 2003, 2004 and 2005, respectively. Unevaluated properties are assessed for impairment on an annual basis at the balance sheet date, or more often as deemed necessary based upon changes in operating or economic conditions. Upon impairment, the costs of unevaluated properties are immediately included in the amortization base. Geological and geophysical costs not associated with a specific unevaluated property are included in the amortization base as incurred.

        Sales of natural gas and oil properties, except those held for resale, of which there were none at December 31, 2004 and 2005, are accounted for as adjustments to net capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between net capitalized costs and proved reserves of natural gas and oil. All costs relating to production activities and maintenance and repairs are charged to expense when incurred.

        Other property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives of the assets:

Computer equipment	5 years
Automobiles	5 years
Furniture and Fixtures	5 years
Leasehold Improvements	Life of lease

Asset Retirement Obligation

        The Company accounts for future asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS No. 143"), FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—An Interpretation of SFAS No. 143 and Staff Accounting Bulletin No. 106 ("SAB No. 106"). In general, the Company's future asset retirement obligations relate to future costs associated with plugging and abandonment of our natural gas and oil wells, removal of equipment and facilities from leased acreage and returning such land to its original condition. SFAS

No. 143 requires that the fair value of a liability for an asset retirement obligation be recorded in the period in which it is incurred, discounted to its present value using our credit adjusted risk-free interest rate ranging from 4.0% to 11.0%, and a corresponding amount capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted each period, and the capitalized cost is depreciated over the useful life of the related asset. Revisions to estimated retirement obligations will result in an adjustment to the related capitalized asset and corresponding liability. If the liability is settled for an amount other than the recorded amount, the difference is recorded to the full cost pool, unless significant. In accordance with SAB No. 106, undiscounted abandonment costs for future wells, net of related salvage value, are added to the capitalized costs of natural gas and oil properties for purposes of computing amortization expense. There was no material impact to the Consolidated Statement of Operations for the adoption of SFAS No. 143 and, accordingly, no cumulative impact for adoption has been presented.

Contingencies

        The Company accounts for loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies. Accordingly, when management determines that it is probable that an asset has been impaired or a liability has been incurred, management records the best estimate of the loss if it can be reasonably estimated. Our legal costs related to litigation are expensed as incurred.

Earnings per Common Share

        In accordance with SFAS No. 128, Earnings Per Share, the Company reports basic earnings per common share, which excludes the effect of potentially dilutive securities, and diluted earnings per common share, which includes the effect of all potentially dilutive securities unless their impact is antidilutive. The following is a reconciliation of the weighted average shares used in the basic and diluted earnings per common share computations:

	2003	2004	2005
Basic weighted average common shares	4,793,461	5,543,483	8,806,752
Effect of dilutive securities:
Stock options	709,294	76,260	—
Warrants	100,102	101,999	—

Diluted weighted average common share	5,602,857	5,721,742	8,806,752

For 2005, there were 773,842 stock options that were antidilutive and excluded from the calculations above. For 2005, there were warrants covering 106,371 shares of common stock exercised in January 2005 with none outstanding as of December 31, 2005, that would have been antidilutive and were excluded from the calculations above.

Segment Reporting

        In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, management evaluated how the Company is organized and managed, and identified only one operating segment, which is the exploration for and production of natural gas and oil. All of the Company's assets are located in the United States of America, and all revenues are attributable to United States customers.

Derivative Instruments

        The Company utilizes swaps, swaptions and collars to reduce its exposure to unfavorable changes in natural gas and oil prices. The Company also utilizes interest rate swaps to reduce its exposure to unfavorable changes in interest rates related to its long-term debt. The Company recognizes all derivative instruments on the consolidated balance sheet as either an asset or liability based on fair value and recognizes subsequent changes in fair value in earnings since they do not meet the requirements for hedge accounting, as required by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, The fair value of the derivative instruments are confirmed monthly by the counterparties to the agreement.

        Changes in the fair value of commodity derivatives are recognized monthly as gains and losses and are set out in a separate revenue line, and changes in the fair value of interest derivatives are recognized monthly as gains and losses in a separate line in other income (expense) in the Company's accompanying consolidated statement of operations. Settlements of derivatives are included in cash flows from operating activities. Based upon the credit ratings of the counterparties, management believes that credit and performance risk with its counterparties is minimal. In June 2003, the Company terminated its outstanding derivative contracts in conjunction with the extinguishment of debt discussed in Note 9. The Company recognized a loss on that termination of $1,806 for the year ended December 31, 2003, which is included as part of the commodity price risk management activities in the consolidated statement of operations.

Debt Issuance Costs

        Debt issuance costs are capitalized and amortized over the term of the related debt using the effective interest method. Accumulated amortization at December 31, 2004 and 2005, was $601 and $814, respectively. Amortization of deferred financing costs charged to operations was $222, $427 and $356 for the years ended December 31, 2003, 2004 and 2005, respectively. When the related debt was extinguished as defined by SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, unamortized financing costs were removed from the related accounts and charged to operations. The Company expensed unamortized debt issuance costs of $414 in 2005 relating to the redemption of the Mandatorily Redeemable Preferred Units and $255 in 2004 relating to the extinguishment of the loan from another prior lender (See Note 9).

Income Taxes

        Prior to September 23, 2005, the Company had elected by consent of its stockholders to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company did not pay federal or state corporate income tax on its taxable income. Instead, the stockholders were liable for individual federal and state income taxes on the Company's taxable income. Accordingly, there was no provision for federal or state income tax in the accompanying consolidated financial statements prior to September 23, 2005.

        Subsequent to the reorganization on September 23, 2005, income taxes are accounted for using the liability method, as prescribed by SFAS No. 109, Accounting for Income Taxes, under which deferred income taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities using the enacted statutory tax rates in effect at year-end. The effect on deferred taxes for a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from the estimates used. Estimates and assumptions are periodically reviewed and the effects of the revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates include natural gas and oil reserves and related depletion and amortization, impairment of gas and oil properties, severance taxes receivable, estimates of asset retirement obligations, fair value of financial derivative instruments, estimates made in the calculation of income taxes, stock compensation and accruals related to natural gas and oil production and revenues, capital expenditures and lease operating expense.

Revenue Recognition

        Natural gas and oil revenues are recognized when the products are sold and delivery to the purchaser has occurred. Any amounts due from purchasers of natural gas and oil are included in accounts receivable in the accompanying consolidated balance sheet.

        At times the Company may sell more or less than its entitled share of gas production. When this happens, the Company uses the entitlement method of accounting for gas sales, based on its net revenue interest in production. Accordingly, revenue would be deferred for gas deliveries in excess of its net revenue interest, while revenue would be accrued for any undelivered volumes. At December 31, 2003, 2004 and 2005, the Company had no production imbalances, and at December 31, 2005, the Company's aggregate pipeline imbalance liability was $231, which is included in royalties and revenues payable in the accompanying consolidated balance sheet.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments and does not purport to represent the aggregate net fair value of the Company.

        Derivative Instruments.    Derivative instruments are recorded at their estimated fair values based on current natural gas and oil prices and interest rates.

        Mandatorily Redeemable Preferred Units.    The Mandatorily Redeemable Preferred Units were recorded at their estimated fair value. The estimated fair value was determined using yield analysis and a retrospective valuation performed by a third party.

        Revolving Line of Credit.    The revolving line of credit approximates its fair value due to its variable LIBOR-based interest rate.

	2004		2005
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Financial assets:
Derivative instruments	$159	$159	$1,218	$1,218
Financial liabilities:
Mandatorily redeemable preferred units	24,918	20,546	—	—
Revolving line of credit	21,800	21,800	10,100	10,100
Derivative instruments	2,781	2,781	9,096	9,096

        Due to their short-term maturity, the fair values of cash and cash equivalents, accounts receivable and accounts payable approximate their carrying value at December 31, 2004 and 2005.

New Accounting Pronouncements

        In May 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections ("SFAS No. 154"). This new standard replaces Accounting Principles Bulletin ("APB") Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle to be applied retrospectively with all prior period financial statements presented on a new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company believes the adoption of the provisions of SFAS No. 154 will not have a material impact on its results of operations, financial positions or liquidity.

        In December 2004, FASB issued SFAS No. 123 (Revised 2004), Share-Based Payment ("SFAS No. 123(R)"), which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements. This pronouncement replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), and is effective beginning January 1, 2006. The Company previously recorded stock compensation pursuant to the intrinsic value method under APB No. 25, whereby no compensation was recognized for stock option awards as long as the exercise price equaled or exceeded the stock price on the date of grant. The Company recognized stock compensation expense for awards whereby the exercise price was less than the estimated stock price at the date of grant. For the pro forma effect of recording compensation for all stock awards at fair value, utilizing the Black-Scholes method, see Note 3.

        The Company adopted SFAS No. 123(R) on January 1, 2006 using the modified prospective application method described in the statement. Under the modified prospective application method, the Company applies the standard to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the unvested portion of awards outstanding as of the required effective date will be recognized as compensation expense as the requisite service is rendered after the required effective date. SFAS No. 123(R) allows for the use of Black-Scholes or a lattice option-pricing model to value the options for determining compensation cost. The Company has chosen to use the Black-Scholes option-pricing model. Adoption of this statement will result in our recognizing compensation costs of approximately $1.6 million in 2006 related to unvested stock options granted prior to January 1, 2006.

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29 ("SFAS No. 153"), which provides that all nonmonetary asset exchanges that have commercial substance must be measured based on the fair value of the assets exchanged, and any resulting gain or loss recorded. An exchange is defined as having commercial substance if it results in a significant change in expected future cash flows. Exchanges of operating interests by oil and gas producing companies to form a joint venture continue to be exempted. APB Opinion No. 29 previously exempted all exchanges of similar productive assets from fair value accounting, therefore resulting in no gain or loss recorded for such exchanges. The Company must implement SFAS No. 153 for any nonmonetary asset exchanges occurring on or after January 1, 2006. This change in accounting is currently not expected to have a significant effect on the reported financial position or statement of operations of the Company.

NOTE 2.    REORGANIZATION

        Stroud was incorporated on July 18, 2005 in the state of Delaware to effect a reorganization of ownership of two partnerships (SE and Stroud Energy Management, Ltd.) and an S-corporation (SOP) in anticipation of a private equity offering (the "Reorganization"). The Reorganization took place on September 23, 2005, immediately after which the private equity offering closed. Stroud Energy Management, Ltd. was converted to a limited liability company ("SEM"), and SOP was merged with and into a newly formed limited partnership, SOPLP. All subsidiaries are now consolidated and are directly or indirectly owned 100% by Stroud.

        Prior to the Reorganization, SE was partly owned by others. This ownership was historically presented as minority interest.

        On September 23, 2005, Stroud issued 8,022,761 shares of common stock to the owners of 100% of the various interests in the two partnerships and SOP.

	Common Stock
			Paid-in Capital
	Shares	Amount
Retirement of SOP common shares at par value	(6,118,783)	$(6)	$6

Issuance of new Stroud shares:
To previous majority stockholders(a)	4,923,284	$5	$(5)
To previous minority stockholders	3,099,477	$3	$49,589

Total	8,022,761	$8	$49,584

(a)
SOP shares were exchanged for new shares in Stroud in the Reorganization. The number of new shares issued to previous majority stockholders shown above reflects an approximate 19.5% dilution to satisfy their proportionate share of the Promote Interest in the SE partnership agreement (See Note 12). The overall satisfaction of the Promote Interest resulted in the issuance of 1,142,044 unrestricted and 641,253 restricted shares to management and employees and the reservation of an additional 160,608 shares for future designation to members of management.

        The issuance of shares to the previous minority owners has been accounted for as a purchase, recorded at the value of the shares issued. The value used for the shares issued was $16 per share, based on the price for which new shares were sold to third parties in the private equity offering. Accordingly, the purchase value for the shares issued to the previous minority owners of $49,592 was reduced by the outstanding minority interest of $15,548 and then tax-effected to $44,626, which has been allocated to the fair value of the assets acquired and liabilities assumed, with natural gas and oil properties, net, being increased by $44,626 and recognition of deferred tax liabilities of $10,582. The increase to natural gas and oil properties was allocated as follows:

Increase in gross value of natural gas and oil properties
Properties being amortized	$14,584
Unevaluated properties excluded from amortization	9,054
Accumulated depreciation, depletion and amortization	20,988

$44,626

        The adjustment of $20,988 to accumulated depreciation, depletion and amortization, above, represents the percentage of the total accumulated depreciation, depletion and amortization attributable to the minority interest purchased.

        During 2005, the Company repurchased 2,595 shares of its stock for $28. In conjunction with the Reorganization, these shares held in treasury were cancelled.

        Following the Reorganization, Stroud completed the sale of 6,064,359 newly-issued shares of stock to new investors for cash on September 23, 2005 in a private equity offering. Gross proceeds were $97,030, and expenses were $8,451 resulting in net proceeds of $88,579. On October 18, 2005, Stroud sold an additional 185,641 shares of stock to new investors for cash in the completion of the over-allotment in the private equity offering. Gross proceeds were $2,970, and expenses were $355 resulting in net proceeds of $2,615. Net proceeds were used to repurchase the Mandatorily Redeemable Preferred Units from EnCap Partners for $27,270 on September 23, 2005, pay down approximately $54,500 of the Company's bank debt, and for working capital. The repurchase of the Mandatorily Redeemable Preferred Units resulted in a loss of $6,241 which is reflected in the consolidated statement of operations as loss on repurchase of mandatorily redeemable preferred units. As a result of the purchase of the Mandatorily Redeemable Preferred Units and the Reorganization during the third quarter of 2005, all of EnCap's governance rights were terminated by amendment of the subsidiary partnership agreement, converting EnCap to a common stock owner of Stroud with no special rights or privileges.

        As a result of the Reorganization and the successful completion of the private equity offering and in satisfaction of the distribution of Promote Interest required by the SE partnership agreement (See Note 12), Stroud issued restricted and unrestricted shares to management and employees as follows:

Shares		Common Stock $.001 par	Additional Paid-in Capital	Unearned Compensation	Stock Compensation Expense
641,253	restricted shares (see Note 3)	$1	$10,259	$(10,260)	$—
1,142,044	unrestricted shares	1	18,272	—	(18,273)

1,783,297	shares	$2	$28,531	$(10,260)	$(18,273)

        The restricted shares vest over a three-year period. For the period from September 23, 2005 through December 31, 2005, the Company recognized $1,707 of stock compensation expense for the restricted shares. The Company also collected notes receivable from stockholders and employees of $27.

        Prior to the Reorganization, SOP was a subchapter "S" corporation formed under the laws of Oklahoma. SE and SEM were consolidated subsidiaries of SOP. SOP was the general partner ("GP") of SEM. SE was the primary business entity and was the owner and operator of the natural gas and oil properties.

        SEM was formed in 2004 and served as the GP of SE. SEM's ownership interest was 0.90% of SE. SEM was the holding company which was 96% owned by SOP with the remainder owned by the senior management of SOP.

        SE was formed in 2001 with the contribution of natural gas and oil properties from SOP and others in connection with the beginning of its activities in the Austin Chalk area in the Central Gulf Coast of Texas. In exchange for its contribution, SOP received a 74% limited partner interest and a wholly-owned subsidiary received a 1% general partner interest. In 2001, subsequent to the formation, SOP sold 7.03% of its limited partner interest to other minority owners. The level of drilling activity in the Austin Chalk in 2001, 2002 and early 2003 created a high degree of leverage for SOP. In May 2003, SE redeemed two additional limited partners who held approximately 1.85% partnership interests for approximately $237. In September 2003, SE redeemed an additional 2.22% limited partnership interest for approximately $775. Each of these redemptions, at the time of each respective redemption, resulted in an increase in the ownership of the remaining partners, including SOP. In January 2004, EnCap Energy Capital Fund IV, L.P. and EnCap IV-B Acquisitions, L.P. (the "EnCap Partners") made an investment in SE, diluting all of the partners, including SOP (See Note 11). The ownership of SE at December 31, 2003 and 2004 reflective of the above transactions is set out below:

	2003	2004
SOP	95.83%	60.50%
SEM	—	0.90
EnCap Partners	—	36.95
Others	4.17	1.65

Total	100.00%	100.00%

        In 2004 management concluded that SE was a variable interest entity that required consolidation in accordance with FASB Interpretation No. 46, Consolidation of Variable Interest Entities. Following the Reorganization, the Company owns 100% of SE and consolidates SE pursuant to SFAS No. 94 Consolidation of All Majority-Owned Subsidiaries.

        Additionally, in 2003 and 2004 sales of ownership interests of SE were accounted for as capital transactions pursuant to the Securities and Exchange Commission's Staff Accounting Bulletin No. 51, Accounting for Sales of Stock by a Subsidiary.

NOTE 3.    STOCK BASED COMPENSATION

Issuance of Shares

        During 2003, the Company issued 1,362,527 unrestricted shares to existing stockholders and members of management for prices varying from $0.00 to $1.54 per share with an estimated fair value of $2.50 per share. The excess of fair value over the issue price was recorded as stock compensation expense ($1,397).

        During 2004, the Company issued 410,575 unrestricted shares to existing stockholders and members of management at a price of $7.71 per share with a fair value of $9.37 per share. The excess of fair value over issue price is recorded as stock compensation expense ($685).

        During 2005, as part of the Reorganization (see Note 2), in partial settlement of the Promote Interest (see Note 12), the Company issued 1,142,044 unrestricted shares to existing members of management and employees at a price of $0.00 per share with a fair value of $16.00 per share. The excess of fair value over issue price is recorded as stock compensation expense ($18,273).

        On October 26, 2005, the Company granted 9,375 common shares (1,875 shares each) to Stroud's five non-employee directors under the Stroud Incentive Plan. The shares were granted when the estimated fair value of the stock was $16.00 and was recorded as stock compensation expense ($150).

Incentive Plan

        In 2001, SOP established the 2001 Stock Incentive Plan (the "SOP Incentive Plan"), whereby, at the discretion of the Board of Directors, incentive stock options, restricted stock purchase rights or stock appreciation rights could be granted to employees, officers, directors, consultants and advisors of the Company. The Company has reserved 830,493 shares of its common stock as the maximum number of shares designated for issuance under the Incentive Plan as restricted stock or through stock options.

        In 2003, the Company granted options for 51,906 shares with an exercise price of $1.54 per share under the SOP Incentive Plan, when the estimated fair value of the stock was $2.50 per share. The options had a vesting period of five years and a term of ten years. The Company recorded approximately $4 and $30 of stock compensation expense in 2003 and 2004, respectively, for these options and, in connection with the Reorganization, the Company expensed the remaining $16 in 2005.

        Effective as of September 23, 2005, the Board of Directors approved and adopted the Stroud Energy, Inc. 2005 Stock Incentive Plan (the "Stroud Incentive Plan"), which is an amendment and restatement of the SOP Incentive Plan. Under the Stroud Incentive Plan, the Board of Directors may grant incentive stock options, stock awards, restricted stock, restricted stock units, performance awards and other incentive awards to employees, directors, and other service providers of the Company. The Company has reserved 1,500,000 shares of its common stock as the maximum number of shares designated for issuance under the Stroud Incentive Plan as awards under the Stroud Incentive Plan. Under the Stroud Incentive Plan, options generally become exercisable over a three-year vesting period with the specific terms of vesting determined by the board of directors at the time of grant. The options expire over terms not to exceed ten years from the date of grant. The options are granted at the fair market value at the time of grant. These plans are administered by the Compensation Committee of Stroud's Board of Directors.

Restricted Stock Plan

        Effective as of September 23, 2005, the Board of Directors approved and adopted the Stroud Energy, Inc. Restricted Stock Plan (the "Restricted Stock Plan"). Under this plan, the Board of Directors may grant restricted stock to senior management and other employees. The number of shares available for grant under the plan is 801,861 shares of common stock plus any shares of common stock that become available under the plan due to cancellation, forfeiture or termination, plus any shares of common stock that are used to pay withholding taxes upon vesting or payment of an award.

        In connection with the Company's Reorganization and private equity offering, 575,253 restricted shares of common stock were issued to senior management in exchange for the Class B Partnership Interests in SEM. In addition, 66,000 restricted shares of common stock were issued to other employees in partial settlement of the Promote Interest (see Note 12). Pursuant to the Restricted Stock Plan, these shares of restricted stock vest over a three year period from the date of issuance. Upon issuance of the 641,253 shares of restricted stock pursuant to the Restricted Stock Plan, the Company recorded deferred compensation expense of $10,260, the market value of the shares on the grant dates as a reduction to stockholders' equity. This expense will be amortized over the applicable three year vesting period. The compensation expense recorded with respect to the restricted stock for the year ended December 31, 2005, was $1,707.

        SFAS No. 123, encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair-value. For the years through 2005, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25, and the related interpretations in accounting for the Stroud Incentive Plan and the Restricted Stock Plan. Accordingly, compensation costs for stock options and other stock-based awards are measured as the excess, if any, of the estimated market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. The following is the pro forma effect of recording stock-based compensation at the estimated fair value of awards on the grant date if the Company had applied the fair value provisions of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transaction and Disclosure:

	2003	2004	2005
	(in thousands, except per share data)
Net income (loss) as reported	$43,934	$1,452	$(31,574)
Add stock-based compensation expense included in the income statement	1,401	715	20,146
Deduct stock-based employee compensation expense determined under fair value method for all awards	(1,413)	(772)	(20,675)

Pro forma net income (loss)	$43,922	$1,395	$(32,103)

Earnings (loss) per common share:
Basic—as reported	$9.17	$0.26	$(3.59)
Basic—pro forma	9.16	0.25	(3.65)
Diluted—as reported	7.84	0.25	(3.59)
Diluted—pro forma	7.84	0.24	(3.65)

        The weighted average fair value of options granted using the Black-Scholes option-pricing model and the weighted average assumptions used in determining these fair values are as follows:

	2003	2004	2005
	(in thousands, except per share data)
Weighted average fair value of options granted	$0.12	$0.38	$4.50
Risk-free interest rate	2.74%	3.56%	4.07%
Expected life	4 years	4 years	4 years
Expected volatility	—	—	27%
Dividend yield	—	—	—

        Summarized information about the Company's stock options follows:

	2003		2004		2005
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	347,769	$0.39	786,373	$0.58	85,647	$0.74
Granted	524,249	$0.67	—	—	730,000	$16.00
Exercised	—	—	(2,593)	$0.39	(1,391)	$0.48
Forfeited	(85,645)	$0.39	(7,786)	$0.39	(29,414)	$0.39
Cancelled(1)(2)	—	—	(690,347)	$0.56	(11,000)	$1.15

Outstanding at end of year	786,373	$0.58	85,647	$0.74	773,842	$15.16

Exercisable at year end	—		864	$0.39	7,655	$0.48

(1)
2004 cancellations represent options that senior management surrendered in connection with the creation of Stroud Energy Management, Ltd. in 2004.

(2)
2005 cancellations represent the dilutive effect on then-existing options of the issuance of shares under the Reorganization in 2005. Options existing under the SOP Incentive Plan at September 23, 2005 were converted to options under the Stroud Incentive Plan, keeping their original vesting period, term and cost of exercise.

        As of December 31, 2005:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options Outstanding at 12/31/05	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable at 12/31/05	Weighted Average Exercise Price
$0.48	22,965	3.73	$0.48	7,655	$0.48
$1.92	20,877	3.73	$1.92	—	—
$16.00	730,000	3.73	$16.00	—	—

	773,842	3.73	$15.16	7,655	$0.48

        During 2003 the Company granted options with a weighted average grant-date fair value of $1.90, all at option prices below fair value. During 2005 the Company granted options with a weighted average grant-date fair market value of $4.50, all at option prices representing fair market value.

NOTE 4.    SEVERANCE TAX RECEIVABLE

        Severance tax receivable represents the payment of severance taxes on certain Texas wells that have qualified for a tax rate deduction or complete abatement, based on the cost of the well. The duration of such abatement or reduction on each well will be the lesser of ten years or until taxes that would have been paid at the statutory rate have equaled a statutorily deferred portion of the costs to drill the applicable well. In anticipation of the reduced rate to be realized on each well that qualifies, the Company has recorded severance tax expense at the applicable reduced rate and established a receivable for the excess paid. The state's program currently generally allows the collection of a maximum of $250 per well as a cash refund, with the excess required to be collected as credits against severance or other taxes owed. Because the Company's Texas production is almost all from wells that were drilled by the Company and that qualify for some reduction or complete abatement, the Company has current and long-term receivables aggregating $2,560 and $3,207 at December 31, 2004 and 2005, respectively. The portion carried as current is expected to be realized within one year.

NOTE 5.    PROPERTY AND EQUIPMENT

        At December 31, 2004 and 2005, property and equipment consisted of the following:

	2004	2005
	(in thousands)
Natural gas and oil properties:
Properties being amortized	$125,260	$243,310
Unevaluated properties excluded from amortization	3,063	13,070

Total	128,323	256,380
Accumulated depreciation, depletion and amortization	(42,495)	(41,260)

Net natural gas and oil properties	85,828	215,120

Other	626	778
Accumulated depreciation, depletion and amortization	(340)	(315)

Net other	286	463

	$86,114	$215,583

        At December 31, 2004 and 2005, unevaluated property acquisition costs of $3,063 and $13,070, respectively, were excluded from the amortization base, of which $3,063 and $12,429 were incurred during the years ended December 31, 2004 and 2005, respectively. In connection with the Reorganization, $9,054 of the 2005 unevaluated property additions were associated with the purchase of minority interests (see Note 2). Costs excluded from amortization are expected to be evaluated within three years.

NOTE 6.    DAN HUGHES ACQUISITION

        During May, 2005, the Company entered into a purchase and sale agreement with multiple parties to acquire their interests in certain natural gas and oil properties located in North Texas, all tangible personal property, equipment and water wells used in connection with operating the properties, and a gathering system for approximately $29,600, subject to normal closing adjustments. The transaction had an effective date of March 1, 2005 and was closed on July 27, 2005 with the Company paying an additional $5,620 in closing adjustments. This acquisition was recorded using the purchase method of accounting, and the results of operations from July 27, 2005 are included in the consolidated financial statements. The entire purchase price of $35,220 was allocated to proved natural gas properties.

        The following presents the unaudited pro forma results of operations for the twelve months ended December 31, 2004 and 2005, as if the acquisition had occurred at January 1, 2004. The pro forma data are not necessarily indicative of the financial results that would have been attained had the transactions occurred at the beginning of each period and should not be viewed as indicative of future operations.

	Year Ended December 31,
	2004	2005
Revenues—pro forma	$46,830	$58,669
Net income (loss)—pro forma	$1,335	$(31,625)
Earnings (loss) per common share:
Basic—pro forma	$0.24	$(3.59)
Diluted—pro forma	$0.23	$(3.59)
Weighted average shares outstanding:
Basic—pro forma	5,543,483	8,806,752
Diluted—pro forma	5,721,742	8,806,752

NOTE 7.    ASSET RETIREMENT OBLIGATION

        The Company's asset retirement obligation represents the present value of the estimated cost to plug, abandon and remediate its producing properties at the end of their productive lives. The asset retirement obligation was determined by calculating the present value of estimated cash flows related to the liability. Upon the adoption of SFAS No. 143 on January 1, 2003, the Company recorded a long-term liability for asset retirement obligations of $199, an increase in property cost of $190, an addition to accumulated depreciation, depletion and amortization of $3, and an immaterial charge representing the cumulative effect of accounting change in the consolidated statement of operations of approximately $12 which has been reflected in costs and expenses in the accompanying consolidated financial statements.

        The following is a reconciliation of the asset retirement obligation for the year ended December 31, 2004 and 2005:

	2004	2005
	(in thousands)
Asset retirement obligation, January 1	$340	$676
Liabilities incurred on wells drilled and wells acquired	244	398
Accretion of discount	37	66
Liabilities settled	—	(95)
Revisions in estimated cash flows	55	302

Asset retirement obligation, December 31	$676	$1,347

NOTE 8.    ACCRUED LIABILITIES

        Accrued liabilities consist of the following (in thousands):

	At December 31,
	2004	2005
Capital expenditures	$642	$8,748
Lease operating	26	768
Accounting and legal	41	371
Other property and equipment	—	185
Derivative settlement	—	194
Bonus and vacation	300	104
Current portion of asset retirement obligation	—	119
Other	41	28

Totals	$1,050	$10,517

NOTE 9.    LONG-TERM DEBT

        At December 31, 2004 and 2005, long-term debt consisted of the following:

	2004	2005
Borrowings under a revolving line of credit	$21,800	$10,100

	$21,800	$10,100

Revolving Line of Credit

        The line of credit was entered into in June 2003 and was amended in the third quarter of 2005. The line of credit is collateralized by all of the natural gas and oil properties of the Company. As of December 31, 2004 and 2005, the borrowing base was $30,000 and $72,000, respectively. On March 2, 2006, the Company entered into an amended and restated line of credit with an initial conforming borrowing base of $134,000 and a borrowing base of $147,000. The borrowing base under this credit facility is subject to redetermination twice a year on April 1 and October 1. The Company has the option of selecting interest rates for portions of debt, either a base reference rate (the higher of the agent bank's reference rate or 0.5% above the federal funds rate) plus 0.0% to 1.0% or the London Interbank Offered Rate ("LIBOR") plus 1.25% to 2.5%, depending on leverage. Interest is paid not less than quarterly. The line of credit matures on September 23, 2009. Amounts available to be borrowed at December 31, 2004 and 2005 were $8,200 and $61,900, respectively. The Company pays a quarterly commitment fee, which varies from 0.25% to 0.50% per annum, based on the unused portion of the borrowing base. Outstanding debt carried a weighted average interest rate of 4.25% and 6.63% at December 31, 2004 and 2005, respectively.

Debt Extinguishment (2003)

        At December 31, 2002, SE had approximately $64,000 outstanding under a credit facility entered into in May 2001. This agreement was a mezzanine facility that required a collateral cash account, carried an interest rate of 11% and required SE to convey a warrant for 35% of SE's limited partnership interest, plus a 5% ORRI on all of SE's natural gas and oil properties, proportionately reduced for SE's ownership. The credit facility had a maturity of June 2006. The warrant had an exercise price of $100 and was exercisable upon default, sale of SE or within 30 days after the repayment of the credit facility. The ORRI, valued initially at approximately $219, and the warrant, valued initially at approximately $557, were recorded as debt discount, which was amortized as additional interest expense over the expected term of the loan.

        SE made draws under this agreement that reached a maximum of approximately $70,000 during the period from May 2001 through April 2003 as SE drilling activity increased. In March, 2003, the lender sold its energy portfolio, including SE's credit facility, warrant and ORRI to an assignee. In June, 2003, the Company agreed to purchase this note, warrant and ORRI for a cash payment of $38,228. SE funded this payment through a new line of credit ($30,000), a subordinated note ($6,000) and the sale of Company stock ($2,000). In connection with this repurchase, the Company recognized a debt extinguishment gain of $36,330, net of the write-off of the debt discount of approximately $455, a decrease in equity and minority interest of $4,210 for the repurchase of the warrant and an increase to the full cost pool of approximately $1,447 for the purchase of the ORRI. SE also unwound commodity derivatives with the prior lender, recognizing a loss of $1,806. The amount of the consideration allocated to the retirement of the debt, the purchase of the warrant and the ORRI was based on the relative fair value of each instrument at the date of extinguishment.

Debt Extinguishment (2004)

        In June, 2003, the Company executed a revolving credit agreement and a subordinated note, drawing $30,000 and $6,000, respectively, to refinance the debt discussed above. In January 2004, upon receipt of a $27,000 capital contribution from the EnCap Partners (See Note 11), the Company terminated and repaid in full the subordinated note.

        A loss on debt extinguishment of $1,258 was recorded and included the write-off of the debt discount and debt issuance costs related to the subordinated note.

Covenants and Restrictions

        The revolving credit agreement contains financial covenants that apply to SE, specifically a required current ratio and a maximum leverage ratio. In addition, the agreement restricts the payment of dividends. At December 31, 2004 and 2005, SE was in compliance with all covenants.

        In addition, the revolving credit agreement provides that an event of default occurs if there is a material adverse change in the operations, business, properties or financial condition of SE, a material impairment of the ability of SE to perform under any loan document and to avoid any default, a material adverse effect upon the legality, validity, binding effect or enforceability against SE of any loan document or if certain other events occur. As stated above, SE is in compliance with all financial covenants at December 31, 2005 and it believes that no event of default has occurred. Accordingly, the outstanding debt balance has been classified as a long-term liability in the accompanying consolidated balance sheet.

NOTE 10.    RELATED PARTY TRANSACTIONS

        From time to time, certain significant stockholders of the Company, including certain of its directors, have extended loans to the Company. In 2002, a former director loaned the Company $225. In July, 2003 director Christopher A. Wright and others advanced a total of $400 to the Company for its use in repaying an obligation owed to SE. Mr. Wright then owned over 5% of the Company common stock and was a limited partner in SE. The obligation was due December 31, 2007 and had an interest rate of prime plus 1%. Also in July 2003 SOP transferred its operating assets to SE. In connection with this transfer, SE assumed the foregoing obligations. SE discharged these obligations in January 2004, paying the principal of $625 and related interest of $28.

        In 2003, Mr. Wright and others provided personal guarantees of limited amounts totaling $8,000 of SE's indebtedness. Each guarantor secured his or its guaranty with a pledge of certain assets. At the lenders' request, the guarantors also agreed to hold SE harmless from losses in excess of $2,000 in litigation pending against SE and the Company. The limited guarantees were released in January 2004, but the obligation to hold SE harmless for litigation losses in excess of $2,000 remained.

        In 2004, SOP filed suit against and was countersued by a former operating partner for breach of contract under a joint development agreement. In October 2004, this litigation was settled (See Note 12). To fund the obligation to hold SE harmless, certain existing stockholders and a new stockholder invested a total of $4,600 through the purchase of 596,917 shares of the Company. In connection with the issuance of these shares to persons who were then directors, the Company also recognized $685 of stock compensation expense.

        On January 12, 2004, the Company loaned approximately $40 to certain members of management. These non-recourse notes had interest rates of 5.01 % per annum and were scheduled to mature on January 12, 2014. The loans were made to finance the purchase of limited partnership interests in SEM. These notes were paid in full at the time of the Reorganization.

        At December 31, 2005, no related party notes payable or receivable were outstanding.

NOTE 11.    UNITS SUBJECT TO MANDATORY REDEMPTION AND MINORITY INTEREST

        Effective January 1, 2004, EnCap Partners advanced $27,000 to SE in exchange for 270,000 of mandatorily redeemable preferred partnership units of SE (the "Preferred Units") and 369,460 common limited partnership units, representing 36.946% of the ownership of SE. SE paid $1,718 as placement fees and reimbursement of expenses. This amount was allocated to the purchase of the common limited partnership units ($1,161) and as a debt discount against the value of the Preferred Units ($557). The discount has been amortized using the effective interest method. In connection with this transaction, the Company contributed its general partner interest in SE to SEM, which contributed an additional $40 to SE. In addition, 1.018% of interests of two SE limited partners were partially redeemed for $350. The resulting ownership of SE common units subsequent to these transactions was as follows:

SEM	common general partnership interest	0.90%
Stroud Oil	common limited partnership interest	60.50%
EnCap Partners	common limited partnership interests	36.95%
Other limited partners	common limited partnership interests	1.65%

        The interests of SE not owned by the Company or SEM gave rise to the minority interest in the consolidated financial statements of the Company. As a result of the Reorganization, 100% of SE was owned by the Company, eliminating the minority interest in the consolidated financial statements at December 31, 2005 (see Note 2).

        As prescribed under SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the Company recorded the Preferred Units as a liability at its estimated fair value. The Company recorded the Preferred Units at an amount of $19,480, such amount representing their estimated fair value as determined by the Company, using yield analysis and a retrospective valuation performed by an independent third party. The balance of the $27,000 investment, less the fees and expenses allocated to the common limited partnership units was recorded as contributed capital by SE representing the purchase by the EnCap Partners of its 36.9% ownership interest in SE.

        As a result of this transaction, the Company recorded a loss in 2004 of approximately $7,149 through its equity accounts. This amount represented the difference between its carrying value of SE and the estimated $7,520 purchase price (before $1,160 of related expenses) paid by EnCap for its interest. The common units purchased by the EnCap Partners diluted the Company interests from 95.8% to 61.4%, including its GP interest. The difference between the redemption amount of $27,000 and the estimated fair value of $19,480 was to be accreted over the five year term of the Preferred Units as additional interest expense.

        Following the Reorganization, Stroud completed the sale of shares of stock to new investors for cash on September 23, 2005 in a private equity offering, with the remaining over allotment stock sale closing on October 18, 2005, resulting in net proceeds of $91,194. A portion of these net proceeds were used to repurchase the Preferred Units from EnCap Partners for $27,270. The repurchase of the Preferred Units resulted in a loss of $6,241 which is reflected in the consolidated statement of operations as loss on repurchase of mandatorily redeemable preferred units. As a result of the purchase of the Preferred Units and the Reorganization during the third quarter of 2005, all of EnCap's governance rights were terminated by amendment of the subsidiary partnership agreement, converting EnCap to a common stock owner of Stroud with no special rights or privileges.

NOTE 12.    COMMITMENTS AND CONTINGENCIES

Leases

        The Company leases corporate office facilities and office machinery under operating lease agreements expiring at various times through 2011. The Company has entered into a sublease agreement for a portion of its office space, which also expires in July 2011.

        Minimum annual rental commitments under noncancellable agreements at December 31, 2005 follow:

Year Ending December 31,	Minimum Lease Commitments
2006	$166
2007	275
2008	278
2009	285
2010	293
Remaining	122

$1,419

        Rental expense included in general and administrative expense was approximately $197, $188 and $272 for the years ended December 31, 2003, 2004 and 2005, respectively.

Derivatives

        The Company has the following open natural gas commodity derivatives in place as of December 31, 2005:

Type	Base	Floor Price Fixed Price (Mmbtu)	Ceiling Price (Mmbtu)	Start Date	Maturity Date	Total Volume (Mmbtu)	Fair Value Of Net (Asset) Liability
Collar	Houston Ship Channel	6.83	10.50	1/1/06	3/31/06	457	$105
Collar	Houston Ship Channel	6.00	8.09	4/1/06	6/30/06	402	687
Collar	Houston Ship Channel	6.00	8.32	7/1/06	9/30/06	543	1,195
Collar	Houston Ship Channel	6.04	8.75	10/1/06	12/31/06	508	957
Collar	Houston Ship Channel	6.31	9.27	1/1/07	3/31/07	479	1,119
Collar	Houston Ship Channel	7.00	15.47	1/1/06	3/31/06	299	(26)
Collar	Houston Ship Channel	7.00	10.46	4/1/06	6/30/06	250	119
Collar	Houston Ship Channel	7.00	10.63	7/1/06	9/30/06	214	197
Collar	Houston Ship Channel	7.00	11.71	10/1/06	12/31/06	190	110
Collar	Houston Ship Channel	7.00	13.63	1/1/07	3/31/07	171	119
Collar	Houston Ship Channel	7.00	8.26	4/1/07	6/30/07	608	723
Collar	Houston Ship Channel	7.00	8.33	7/1/07	8/31/07	386	552
Swap	Houston Ship Channel	4.75	—	9/30/05	6/30/06	362	1,604
Collar	NGPL Mid-Continent	7.00	12.30	1/1/06	3/31/06	136	9
Collar	NGPL Mid-Continent	7.00	10.58	4/1/06	6/30/06	126	47
Collar	NGPL Mid-Continent	7.00	10.60	7/1/06	9/30/06	117	73
Collar	NGPL Mid-Continent	7.00	10.90	10/1/06	12/31/06	108	96
Collar	NGPL Mid-Continent	7.00	11.35	1/1/07	3/31/07	102	138
Collar	NGPL Mid-Continent	7.00	9.80	4/1/07	6/30/07	97	28
Collar	NGPL Mid-Continent	7.00	9.90	7/1/07	8/31/07	62	26

						5,617	$7,878

        Both the Houston Ship Channel and NGPL Mid-Continent bases are determined using Inside FERC, first of the month pricing.

Promote Interest

        Concurrent with the EnCap investment in January 2004, SEM was established as a vehicle to facilitate participating ownership by certain members of management of the Company in the growth in value of SE beyond a threshold amount. The SE and SEM agreements contemplated various possible transactions that could have resulted in the sale of substantially all of the assets of SE assets or the entire partnership, including the sale of equity in the partnership by others, which would include sale of shares in a private placement or in an initial public offering. The mechanism for sharing the capital proceeds between EnCap, the Company and the other owners of SE with management (the "Promote Interest") had a series of required rates of return with succeedingly larger participation by management upon the achievement of stipulated higher rates of return, with the final marginal participation being at 26%. The ultimate outcome of the Promote Interest was calculated using the equity value achieved in the Company's private offering concluded in October 2005. The Promote Interest was paid out in the form of 1,142,044 unrestricted shares and 641,253 restricted shares, with an additional 160,608 restricted shares that are reserved for future issuance (See Notes 2 and 3).

Litigation

        In 2001, SOP filed suit against a former operating partner for breach of contract under a joint development agreement. The former operating partner filed a counter-suit claiming damages under the terminated agreement. On October 8, 2004, the suit was settled in favor of the operating partner. SOP was required to pay approximately $6,000 to the former operating partner in settlement of all outstanding claims. SE, pursuant to agreements with EnCap, and its lenders, paid $2,000 of the settlement, inclusive of legal fees, and SOP agreed to bear the amount of the lawsuit settlement in excess of $2,000. SOP sold equity in October 2004 in the amount of $4,600 (596,917 shares) that was used to pay its share of the lawsuit settlement. SOP and SE were both named as defendants in the above-described litigation. SE paid and recognized legal fees of $504 in 2003 and 2004, and $1,496 in 2004 for its portion of the settlement, and SOP paid and recognized as an expense $4,523 of the total approximately $6,000 settlement in 2004. The sharing of the settlement was agreed upon by the related parties (SE and SOP). The payments have been reflected as litigation settlement expense in the accompanying consolidated statement of operations at December 31, 2004. The third party also filed a claim in the bankruptcy proceeding of SE's lender and its parent during this period, and the bankruptcy court allowed a claim of $1,200 against these companies. To date, none of these entities have made a request to the Company or SE for reimbursement or indemnity with respect to the claim allowed in the bankruptcy. Management believes that there is no basis for such a claim, but there is no assurance that a claim will not be asserted. However, should such a claim be asserted, the Company intends to vigorously defend itself.

        From time to time, the Company is involved in various lawsuits arising in the ordinary course of business. Management does not believe that the ultimate resolution of these claims will have a material effect on its financial position or liquidity, although an unfavorable outcome could have a material adverse effect on the operations of a given interim period or year.

NOTE 13.    EMPLOYEE BENEFIT PLAN

        The Company maintains a 401(k) profit sharing plan (the "Plan") which allows eligible employees to defer a portion of their compensation through contributions to the Plan, and provides for a discretionary matching contribution by the Company, which is determined annually by management, up to 6% of annual compensation. Eligibility requires 30 days service, with participation beginning on the first day of the next ensuing calendar month. Vesting occurs ratably over five years. The Company's contribution to the Plan for 2003, 2004 and 2005 was approximately $69, $59 and $81, respectively.

NOTE 14.    STOCKHOLDERS' EQUITY

Preferred Stock

        The Company's authorized capital stock includes 10,000,000 shares of preferred stock, none of which have been issued.

Stock Purchase Warrants

        In connection with the issuance of debt to stockholders of the Company during 2000 and 2001, the Company issued approximately 664,394 stock purchase warrants. Each warrant represented the right to purchase one share of common stock at an exercise price of $0.39 per share with expiration dates varying from November 2005 to March 2006. The warrants prohibited the Company from issuing additional shares of its common stock at a price below $0.39 per share. As of December 31, 2004, 106,371 stock purchase warrants remained outstanding, following the cancellation of the rest of the warrants in connection with the EnCap transaction. The remaining 106,371 warrants were exercised in the first quarter of 2005, with the Company issuing 106,371 shares of its common stock and receiving proceeds of $41.

NOTE 15.    INCOME TAXES

        Deferred tax assets and liabilities are the result of temporary differences between the financial statement carrying values and the tax bases of assets and liabilities. Significant components of the net deferred tax liability at December 31, 2005 are as follows:

Deferred tax asset—current:
Unrealized commodity price risk management activities	$1,811
Deferred tax assets—long term:
Unrealized commodity price risk management activities	946
Stock compensation	606

1,552
Deferred tax liabilities—long term:
Natural gas and oil properties	(38,692)
Other	(40)

(38,732)

Deferred tax liabilities—long term, net	$(37,180)

        The Company's income tax provision varies from the amount that would result from applying the federal statutory income tax rate to income before income taxes for the year ended December 31, 2005 as follows:

Income tax benefit at 35%	$(2,283)
Cumulative temporary differences recognized in reorganization from subchapter "S" corporation to subchapter "C" corporation	20,318
Income during 2005 prior to reorganization from subchapter "S" corporation to subchapter "C" corporation	(51)
Non-deductible stock compensation expense	6,395
Loss on repurchase of preferred units of subsidiary	571
Other	102

Income tax expense	$25,052

Current	$265
Deferred	24,787

Income tax expense	$25,052

NOTE 16.    CONCENTRATIONS OF CREDIT

Cash Balances

        The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to $100. The Company has not historically experienced any losses when such accounts exceed FDIC insured limits, and management does not believe there is a significant credit risk associated with those balances.

Major Customers

        The Company sold natural gas to two purchasers who represented approximately 63% and 35% of gas and oil revenues for the year ended December 31, 2003, 71% and 24% of gas and oil revenues for the year ended December 31, 2004, and 66% and 15% of natural gas and oil revenues for the year ended December 31, 2005. Receivables from these two customers were approximately $1,866 and $1,156 respectively, at December 31, 2004 and $7,648 and $1,883 respectively, at December 31, 2005. Due to the nature of the markets for natural gas and oil, the Company does not believe that the loss of any one customer would have a material adverse effect on the Company's financial condition or the results of its operations.

NOTE 17.    PARENT COMPANY STAND-ALONE FINANCIALS

        The following balance sheet and statement of operations and cash flows are presented on a parent company stand-alone basis.

Stroud Energy, Inc.
Balance Sheet—Parent Company Only

	December 31,
	2004	2005
Assets
Cash and equivalents	$88	$1
Other current assets	2	1,851
Investments in subsidiaries	289	—

Total current assets	379	1,852

Investments in subsidiaries	45,909	151,537
Oil and gas properties, using the full cost method of accounting, net		43,787

Total assets	$46,288	$197,176

Liabilities and Stockholders' Equity
Current liabilities:
Due to subsidiaries	$300	$4,051
Other	—	577

Total current liabilities	300	4,628
Deferred tax liability	—	37,180

Total liabilities	300	41,808

Minority interest	17,161	—
Stockholders' Equity:
Preferred stock ($.001 par value, 10,000,000 shares authorized, none issued and outstanding)	—	—
Common stock ($.001 par value, 75,000,000 shares authorized, 16,066,824 shares issued and outstanding)	6	16
Additional paid-in capital	15	169,488
Unearned stock compensation	(16)	(8,553)
Notes receivable from stockholders and employees	(27)	—
Retained earnings (deficit)	28,849	(5,583)

Total stockholders' equity	28,827	155,368

Total liabilities and stockholders' equity	$46,288	$197,176

Stroud Energy, Inc.
Statement of Operations—Parent Company Only

	Year Ended December 31,
	2003	2004	2005
Revenues:
Oil sales	$7	$—	$—
Gas sales	198	—	—
Other	1,056	10	1

Total revenues	1,261	10	1
Expenses:
Lease operating	61	—	—
General and administrative	1,167	87	2,633
Depreciation, depletion and amortization	87	—	839
Stock compensation	1,401	715	20,146

Total expenses	2,716	802	23,618
Other income (expense)
Equity income	49,796	11,030	17,280
Litigation settlement expense	—	(4,523)	—
Interest expense, net	(18)	(1)	—

Total other income	49,778	6,506	17,280

Income (loss) before income taxes and minority interest	48,323	5,714	(6,337)
Income tax provision
Current income taxes	—	—	265
Deferred income taxes	—	—	24,787

Income (loss) before minority interest	48,323	5,714	(31,389)
Minority interest	(4,389)	(4,262)	(185)

Net income (loss)	$43,934	$1,452	$(31,574)

Stroud Energy, Inc.
Statement of Cash Flows—Parent Company Only

	Year Ended December 31,
	2003	2004	2005
Cash Flows from Operating Activities
Net income (loss)	$43,934	$1,452	$(31,574)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation, depletion and amortization	87	—	839
Stock compensation expense	1,401	715	20,146
Deferred tax expense	—	—	24,787
Equity income in subsidiaries	(49,796)	(11,030)	(17,280)
Minority interest	4,389	4,262	185
Other	41	(14)	(41)
Changes in operating assets and liabilities:
Decrease in accounts receivable	1,051	—	—
Decrease in intercompany	451	324	2,533
Increase (decrease) in accounts payable	(5,534)	300	12
Decrease in royalties and revenues payable	(877)	—	—
Increase in taxes payable	—	—	265

Net cash used for operating activities	(4,853)	(3,991)	(128)

Cash Flows from Investing Activities
Acquisition and development of oil and gas properties	1,240	—	—
Distribution to subsidiaries	—	—	(91,196)

Net cash provided by (used in) investing activities	1,240	—	(91,196)

Cash Flows from Financing Activities
Proceeds from notes payable—stockholder	400	—	—
Repayments of notes payable—stockholder	—	(400)	—
Proceeds from issuance of common stock, net of fees and costs	2,015	4,665	91,196
Exercise of warrants	—	—	41
Other	—	(186)	—

Net cash provided by financing activities	2,415	4,079	91,237

Net increase (decrease) in cash and cash equivalents	(1,198)	88	(87)
Cash and cash equivalents at beginning of period	1,198	—	88

Cash and cash equivalents at end of period	$—	$88	$1

NOTE 18.    SUBSEQUENT EVENTS

2006 Acquisition

        On February 6, 2006, the Company entered into a purchase and sale agreement with an effective date of January 1, 2006 with Joint Resources Company and other parties to acquire their interests in certain natural gas and oil properties located in North Texas and all related facilities and equipment used in connection with the operating of the properties. The transaction was closed on March 2, 2006, with the Company paying approximately $61,021, subject to closing adjustments that are to be determined within 90 days of closing. The closing adjustments are expected to result in the recording of additional net property costs for the Company based on post-effective costs paid by the sellers less post-effective revenues received by the sellers. The acquisition will be recorded using the purchase method of accounting, and the operations from March 2, 2006 will be recorded in the Company's 2006 consolidated financial statements. The purchase price will be allocated approximately $46,277 to evaluated natural gas and oil properties and approximately $14,979 to unevaluated natural gas and oil properties, both pending closing adjustments. In connection with this acquisition, the Company expects to record an asset retirement obligation of approximately $235.

Preferred Stock Purchase Rights Plan

        On February 17, 2006 the Company entered into a Stockholder Rights Plan, pursuant to which one right is attached to each respective common share. Each right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock from us, at a purchase price of $50.00 per share. These rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire the Company in certain circumstances. Accordingly, the existence of these rights may deter certain acquirors from making takeover proposals or tender offers.

NOTE 19.    SUPPLEMENTAL FINANCIAL INFORMATION FOR NATURAL GAS AND OIL PRODUCING ACTIVITIES (Unaudited)

        All of the Company's operations are directly related to natural gas and oil producing activities located in the United States.

Costs Incurred

        Costs incurred and capitalized in natural gas and oil property acquisition and development activities are as follows:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Property acquisitions:
Proved properties	$2,938	$1,201	$37,935	(2)
Proved properties—step-up(1)	—	—	14,584
Unproved properties	5,025	6,062	3,375
Unproved properties—step-up(1)	—	—	9,054
Exploration	—	—	13,511
Development	15,607	23,454	48,982
Asset retirement obligations	306	299	615

Total costs incurred	$23,876	$31,016	$128,056

(1)
The step-up in basis in 2005 of proved properties ($14,584) and unproved properties ($9,054) arose in connection with the purchase of minority interests, recorded using the purchase method (See note 2). Also in connection with this purchase, the Company reduced accumulated depletion, depreciation and amortization by $20,988 for the depreciation, depletion and amortization associated with the amortized interest repurchased in the Reorganization.

(2)
Includes $35,220 for the purchase price of the 2005 Acquisition.

Proved Reserves

        The Company's proved natural gas and oil reserves have been estimated by independent petroleum engineers. Proved natural gas and oil reserves are quantities of reserves that, based on geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known reservoirs under existing economic and operating activities. Proved developed natural gas and oil reserves are quantities of reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

        There are numerous uncertainties inherent in estimating quantities of proved reserves, production rates, and timing of development costs. Such estimates are subject to change as additional information becomes available.

        Estimates of reserve quantities, reported at 14.65 psi, are as follows:

Natural Gas (MMcf)

	Year Ended December 31,
	2003	2004	2005
Proved reserves—beginning of year	61,811	74,645	87,763
Revisions of previous estimates	(9,694)	(12,614)	(2,769)
Extensions and discoveries	27,894	28,447	26,232
Production	(7,319)	(8,306)	(8,418)
Purchase of reserves in place	2,357	5,591	22,820
Sales of reserves in place	(404)	—	—

Proved reserves—end of year	74,645	87,763	125,628

Proved developed reserves—
Beginning of year	28,374	31,727	37,841

End of year	31,727	37,841	72,531

Proved reserves attributable to minority interest owners	3,110	33,908	N/A

Oil (Mbbl)

	Year Ended December 31,
	2003	2004	2005
Proved reserves—beginning of year	1,847	1,421	1,052
Revisions of previous estimates	(366)	(395)	(61)
Extensions and discoveries	9	62	27
Production	(91)	(67)	(51)
Purchase of reserves in place	33	31	—
Sales of reserves in place	(11)	—	—

Proved reserves—end of year	1,421	1,052	967

Proved developed reserves—
Beginning of year	784	537	381

End of year	537	381	427

Proved reserves attributable to minority interest owners	59	407	N/A

Standardized Measure of Discounted Future Net Cash Flows and Changes in Such Cash Flows Relating to Proved Natural Gas and Oil Reserves

        The Standardized Measure represents value-based information about the Company's proved natural gas and oil reserves based on estimates of future cash flows from production of proved reserves assuming continuation of year-end economic and operating conditions. These estimates include the use of year-end prices for natural gas and oil and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows after income taxes are calculated using a 10% discount rate. As noted in Note 1, until September 22, 2005, Stroud Oil was taxed under the provisions of Subchapter S of the Internal Revenue Service, therefore no effect for estimated future income taxes is included in the Standardized Measure calculation for estimates prior to that date. As of December 31, 2005, future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and natural gas properties.

        The Standardized Measure does not represent the fair market value of the Company's natural gas and oil properties or Management's estimate of its future cash flows. Probable and possible reserves are excluded from the calculations.

        Standardized Measure of Discounted Future Net Cash Flows Related to Proved Reserves:

	Year Ended December 31,
	2003	2004(a)	2005(a)
	(in thousands)
Future cash inflows	$460,143	$518,267	$1,018,876
Future production costs	(75,535)	(90,133)	(153,456)
Future development costs	(62,198)	(105,246)	(129,587)

Future net cash flows before income taxes	322,410	322,888	735,833
Future income taxes	—	—	(220,509)

Future net cash flows	322,410	322,888	515,324
10% annual discount	(117,683)	(141,770)	(229,185)

Standardized measure	$204,727	$181,118	$286,139

Standardized measure attributable to minority interest owners	$8,530	$69,976	N/A

  Changes in Standardized Measure of Discounted Future Net Cash Flows

	Year Ended December 31,
	2003	2004(a)	2005(a)
	(in thousands)
Beginning of year	$129,404	$204,727	$181,118
Sales, net of production costs	(34,935)	(43,184)	(59,806)
Net change in sales prices, net of production costs	54,646	3,403	133,819
Extensions and discoveries, net of future production and development costs	70,911	48,154	72,417
Changes in estimated future development costs	(4,200)	(4,343)	(13,503)
Development costs incurred during the period that reduce future development costs	18,279	17,423	32,072
Revision of quantity estimates	(35,667)	(44,230)	(12,486)
Accretion of discount	12,940	20,473	18,112
Net change in income tax	—	—	(117,857)
Purchase of reserves in place	2,919	2,737	53,682
Sale of reserves in place	(1,103)	—	—
Changes in production rates and other	(8,467)	(24,042)	(1,429)

End of year	$204,727	$181,118	$286,139

Prices used:
Natural Gas (Mcf)	$5.32	$5.50	$7.53
Oil (Bbl)	$31.66	$42.20	$58.73

(a)
The Standardized Measures at the end of 2004 and 2005 have been reduced by estimated future general and administrative expense with undiscounted amounts of $9,002 and $9,702 and discounted amounts of $4,669 and $5,086, respectively. These expenses relate to costs associated with gas and oil producing activities.

Independent Auditor's Report

To the Partners
Stroud Energy, Ltd.
Fort Worth, Texas

        We have audited the accompanying statement of combined revenues and direct operating expenses of the natural gas and oil properties acquired from Joint Resources Company and other interest owners for the year ended December 31, 2005. This financial statement is the responsibility of the management of Stroud Energy, Ltd. and Joint Resources Company. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-1 of Stroud Energy, Inc. as described in Note 2 and is not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenues and direct operating expenses of the natural gas and oil properties acquired from Joint Resources Company and other interest owners for the year ended December 31, 2005, in conformity with the basis of accounting described in Note 2.

/s/ Rylander, Clay & Opitz, L.L.P.

Fort Worth, Texas
February 28, 2006

Statement of Combined Revenues and Direct Operating Expenses of the Natural Gas and Oil
Properties Acquired from Joint Resources Company and Other Interest Owners

(in thousands)

Year Ended December 31, 2005
Revenues	$9,952
Direct operating expenses	1,697

Excess of revenues over direct operating expenses	$8,255

See accompanying notes to financial statement.

Notes to Statement of Combined Revenues and Direct Operating Expenses of the Natural Gas and Oil

Properties Acquired from Joint Resources Company and Other Interest Owners

Year Ended December 31, 2005

NOTE 1.    THE PROPERTIES

        As of February 6, 2006, Stroud Energy, Ltd. (the "Company") entered into a purchase and sale agreement with multiple parties including Joint Resources Company and other interest owners (referred to collectively as the "Sellers"), to acquire their interests in certain natural gas properties located in North Texas (the "Acquired Properties") for approximately $61.0 million, subject to normal closing adjustments, with an effective date of January 1, 2006. The transaction closed on March 2, 2006.

NOTE 2.    BASIS OF PRESENTATION

        During the period presented, the Acquired Properties were not accounted for or operated as a separate division by the Sellers. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties. Accordingly, complete separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practicable to obtain.

        Combined revenues and direct operating expenses included in the accompanying statement represent the Company's net working interest in the Acquired Properties. Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing natural gas and oil produced by the Acquired Properties, as well as production taxes. Excluded from direct lease operating expenses are depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes. The financial statement presented is not indicative of the results of operations of the Acquired Properties going forward due to changes in the business and the need to include the above mentioned expenses on a prospective basis.

        Revenues associated with sales of natural gas and oil are recognized when title passes to the customer, net of royalties, discounts and allowances, as applicable. Natural gas and oil produced and used in operations is not included in revenues. Revenues from natural gas and oil production related to the properties in which the Sellers have an interest with other producers are recognized on the basis of the Sellers' net working interest (entitlement method).

NOTE 3.    COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the purchase and sale agreement between the Sellers and the Company, any claims, litigation or disputes pending as of the effective date (January 1, 2006), or any matters arising in connection with ownership of the Acquired Properties prior to the effective date are retained by the Sellers. Notwithstanding this indemnification, management of Joint Resources Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the accompanying statement of combined revenues and direct operating expenses.

Supplemental Information About Natural Gas and Oil Producing Properties

Acquired from Joint Resources Company and Other Interest Owners

(unaudited)

        The following estimates of proved natural gas reserves, both developed and undeveloped, represent interests acquired by the Company in the transaction described above, and are located solely within the United States. Proved reserves represent estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed natural gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped natural gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

        Disclosures of natural gas reserves which follow are based on estimates as of December 31, 2004, prepared by the Company's engineers and, as of December 31, 2005 from the report prepared by Cawley, Gillespie & Associates, Inc., an independent engineering firm, in accordance with guidelines established by the Securities and Exchange Commission. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves. The information provided does not represent the Company's estimate of expected future cash flows or value of proved natural gas reserves. The reserve gas volumes are reported at 14.65 psi.

Changes in estimated reserve quantities

        The net interest in estimated quantities of proved developed and undeveloped reserves of natural gas at December 31, 2005, and changes in such quantities during the year then ended were as follows (in thousands):

	Oil (Mbbls)	Natural Gas (MMcf)
Total proved reserves:
Balance, beginning of year	40	4,927
Revisions of previous estimates	2	322
Extensions and discoveries	97	23,328
Production	(6)	(1,420)

Balance, end of year	133	27,157

Proved developed reserves:
Balance, December 31, 2004	34	3,737
Balance, December 31, 2005	70	14,565

        The Standardized Measure has been prepared assuming year-end sales prices adjusted for fixed and determinable contractual price changes, current costs and statutory tax rates (adjusted for tax credits and other items), and a ten percent annual discount rate. No deduction has been made for depreciation, depletion and any indirect costs such as general corporate overhead or interest expense. Cash outflows for future production and development costs include cash flows associated with the ultimate settlement of the asset retirement obligation.

Supplemental Information About Natural Gas and Oil Producing Properties

Acquired from Joint Resources Company and Other Interest Owners (Continued)

(unaudited)

        The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Future income tax expense on the Acquired Properties is based on the Company's purchase price allocation. This information does not purport to present the fair market value of the Acquired Properties' oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

Standardized Measure of discounted future net cash flows from estimated production of proved oil and gas reserves (in thousands) as of December 31, 2005:

Future cash inflows	$213,214
Future production costs	(51,880)
Future development costs	(26,557)

Future net cash flows	134,777
10% annual discount for estimated timing of cash flows	(59,675)

Standardized Measure of discounted future net cash flows	$75,102

Average sales price at December 31, 2005:
Natural gas ($/Mcf)	$7.68
Oil ($/Bbl)	$58.75

Principal sources of change in discounted future net cash flows (in thousands) for the year ended December 31, 2005:

Beginning of year	$7,405
Sales, net of production costs	(8,255)
Net change in sales prices and production costs	4,602
Extensions and discoveries	69,244
Changes in estimated future development costs	(783)
Development costs incurred during the period that reduce future development costs	895
Accretion of discount	741
Revisions of previous quantity estimates	906
Change in production rates and other	347

End of year	$75,102

Independent Auditor's Report

To the Partners
Stroud Energy, Ltd.
Fort Worth, Texas

        We have audited the accompanying statement of combined revenues and direct operating expenses of the natural gas properties acquired from Dan A. Hughes Company and other interest owners for the year ended December 31, 2004. This financial statement is the responsibility of the management of Stroud Energy, Ltd. and Dan A. Hughes Company. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the prospectus of Stroud Energy, Inc., and for subsequent inclusion in the Registration Statement on Form S-1 of Stroud Energy, Inc. as described in Note 2 and is not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America.

        In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenues and direct operating expenses of the natural gas properties acquired from Dan A. Hughes Company and other interest owners for the year ended December 31, 2004, in conformity with the basis of accounting described in Note 2.

/s/ Rylander, Clay & Opitz, L.L.P.

Fort Worth, Texas
May 11, 2005

Statement of Combined Revenues and Direct Operating Expenses of the Natural Gas Properties
Acquired from Dan A. Hughes Company and Other Interest Owners

(in thousands)

Year Ended December 31, 2004
Revenues	$4,501
Direct operating expenses	1,247

Excess of revenues over direct operating expense	$3,254

See accompanying notes to financial statement.

Notes to Statement of Combined Revenues and Direct Operating Expenses of the Natural Gas Properties
Acquired from Dan A. Hughes Company and Other Interest Owners

Year Ended December 31, 2004

NOTE 1.    THE PROPERTIES

        As of March 31, 2005, Stroud Energy, Ltd. (the "Company") entered into a purchase and sale agreement with multiple parties including Dan A. Hughes Company and other interest owners (referred to collectively as the "Sellers"), to acquire their interests in certain natural gas properties located in North Texas (the "Acquired Properties") for approximately $29.6 million, subject to normal closing adjustments, with an effective date of March 1, 2005. The transaction closed on July 27, 2005.

NOTE 2.    BASIS OF PRESENTATION

        During the period presented, the Acquired Properties were not accounted for or operated as a separate division by the Sellers. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties. Accordingly, complete separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practicable to obtain.

        Combined revenues and direct operating expenses included in the accompanying statement represent the Company's net working interest in the Acquired Properties. Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing natural gas produced by the Acquired Properties, as well as production taxes. Excluded from direct lease operating expenses are depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes. The financial statement presented is not indicative of the results of operations of the Acquired Properties going forward due to changes in the business and the need to include the above mentioned expenses on a prospective basis.

        Revenues associated with sales of natural gas are recognized when title passes to the customer, net of royalties, discounts and allowances, as applicable. Natural gas produced and used in operations is not included in revenues. Revenues from natural gas production from properties in which the Sellers have an interest with other producers are recognized on the basis of the Sellers' net working interest (entitlement method).

NOTE 3.    COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the purchase and sale agreement between the Sellers and the Company, any claims, litigation or disputes pending as of the effective date (March 1, 2005) or any matters arising in connection with ownership of the Acquired Properties prior to the effective date are retained by the Sellers. Notwithstanding this indemnification, management of Dan A. Hughes Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the accompanying statement of combined revenues and direct operating expenses.

Supplemental Information About Natural Gas Producing Properties

Acquired from Dan A. Hughes Company and Other Interest Owners

(unaudited)

        The following estimates of proved natural gas reserves, both developed and undeveloped, represent interests acquired by the Company in the transaction described above, and are located solely within the United States. Proved reserves represent estimated quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed natural gas reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped natural gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells for which relatively major expenditures are required for completion.

        Disclosures of natural gas reserves which follow are based on estimates as of December 31, 2003 and 2004, prepared by, respectively, the Company's engineers and from the report as of December 31, 2004 prepared by DeGolyer and MacNaughton, an independent engineering firm, in accordance with guidelines established by the Securities and Exchange Commission. Such estimates are subject to numerous uncertainties inherent in the estimation of quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. These estimates do not include probable or possible reserves. The information provided does not represent the Company's estimate of expected future cash flows or value of proved natural gas reserves. The reserve gas volumes are reported at 14.65 psi.

Changes in estimated reserve quantities

        The net interest in estimated quantities of proved developed and undeveloped reserves of natural gas at December 31, 2004, and changes in such quantities during the year then ended were as follows (in thousands):

Natural Gas (MMcf)
Total proved reserves:
Balance, beginning of year	287
Extensions and discoveries	24,361
Production	(1,147)
Revisions of previous estimates	1

Balance, end of year	23,502

Proved developed reserves:
Balance, December 31, 2003	287

Balance, December 31, 2004	8,357

        The Standardized Measure has been prepared assuming year-end sales prices adjusted for fixed and determinable contractual price changes, current costs and statutory tax rates (adjusted for tax credits and other items), and a ten percent annual discount rate. No deduction has been made for depreciation, depletion and any indirect costs such as general corporate overhead or interest expense. Cash outflows for future production and development costs include cash flows associated with the ultimate settlement of the asset retirement obligation.

        The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Future income tax expense on the Acquired Properties is based on the Company's purchase price allocation. This information does not purport to present the fair market value of the Acquired Properties' oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

Supplemental Information About Natural Gas Producing Properties

Acquired from Dan A. Hughes Company and Other Interest Owners (Continued)

(unaudited)

Standardized Measure of discounted future net cash flows from estimated production of proved oil and gas reserves (in thousands) as of December 31, 2004:

Future cash inflows	$110,019
Future production costs	(24,413)
Future development costs	(18,675)

Future net cash flows	66,931
10% annual discount for estimated timing of cash flows	(37,584)

Standardized Measure of discounted future net cash flows	$29,347

Average sales price at December 31, 2004:
Natural gas ($/Mcf)	$4.68

Principal sources of change in discounted future net cash flows (in thousands) for the year ended December 31, 2004:

Beginning of year	$659
Extensions and discoveries	31,791
Sales, net of production costs	(3,325)
Net change in sales prices and production costs	(342)
Accretion of discount	66
Revisions of previous quantity estimates	4
Change in production rates and other	494

End of year	$29,347

Independent Accountant's Report

To the Partners
Stroud Energy, Ltd.
Fort Worth, Texas

        We have reviewed the accompanying statements of combined revenues and direct operating expenses of the natural gas properties acquired from Dan A. Hughes Company and other interest owners for the six months ended June 30, 2005 and 2004, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All of the information included in these statements is the representation of the management of Stroud Energy, Ltd. and Dan A. Hughes Company.

        A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the prospectus of Stroud Energy, Inc., and for subsequent inclusion in the Registration Statement on Form S-1 of Stroud Energy, Inc. as described in Note 2 and is not intended to be a complete presentation in conformity with accounting principles generally accepted in the United States of America.

        Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with the basis of accounting described in Note 2.

/s/ Rylander, Clay & Opitz, L.L.P.

Fort Worth, Texas
August 15, 2005

Unaudited Statements of Combined Revenues and
Direct Operating Expenses of the Natural Gas Properties
Acquired from Dan A. Hughes Company and Other Interest Owners

(in thousands)

	Six Months Ended June 30,
	2004	2005
Revenues	$1,413	$2,738
Direct operating expenses	444	528

Excess of revenues over direct operating expenses	$969	$2,210

See accompanying notes to financial statements.

Notes to Unaudited Statements of Combined Revenues and
Direct Operating Expenses of the Natural Gas Properties
Acquired from Dan A. Hughes Company and Other Interest Owners

Six Months Ended June 30, 2004 and 2005

NOTE 1.    THE PROPERTIES

        As of March 31, 2005, Stroud Energy, Ltd. (the "Company") entered into a purchase and sale agreement with multiple parties including Dan A. Hughes Company and other interest owners (referred to collectively as the "Sellers"), to acquire their interests in certain natural gas properties located in North Texas (the "Acquired Properties") for approximately $29.6 million, subject to normal closing adjustments, with an effective date of March 1, 2005. The transaction closed on July 27, 2005.

NOTE 2.    BASIS OF PRESENTATION

        During the periods presented, the Acquired Properties were not accounted for or operated as a separate division by the Sellers. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties. Accordingly, complete separate financial statements prepared in accordance with accounting principles generally accepted in the United States of America do not exist and are not practicable to obtain.

        Combined revenues and direct operating expenses included in the accompanying statements represent the Company's net working interest in the Acquired Properties. Direct lease operating expenses are recognized on the accrual basis and consist of all costs incurred in producing, marketing and distributing natural gas produced by the Acquired Properties, as well as production taxes. Excluded from direct lease operating expenses are depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes. The financial statements presented are not indicative of the results of operations of the Acquired Properties going forward due to changes in the business and the need to include the above mentioned expenses on a prospective basis.

        Revenues associated with sales of natural gas are recognized when title passes to the customer, net of royalties, discounts and allowances, as applicable. Natural gas produced and used in operations is not included in revenues. Revenues from natural gas production from properties in which the Sellers have an interest with other producers are recognized on the basis of the Sellers' net working interest (entitlement method).

NOTE 3.    COMMITMENTS AND CONTINGENCIES

        Pursuant to the terms of the purchase and sale agreement between the Sellers and the Company, any claims, litigation or disputes pending as of the effective date (March 1, 2005) or any matters arising in connection with ownership of the Acquired Properties prior to the effective date are retained by the Sellers. Notwithstanding this indemnification, management of Dan A. Hughes Company is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the accompanying statements of combined revenues and direct operating expenses.

Appendix A

GLOSSARY OF NATURAL GAS AND OIL TERMS

        The following are abbreviations and definitions of terms commonly used in the natural gas and oil industry and this report. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel.

        "Bbl" means a barrel of 42 U.S. gallons of oil.

        "Bcf" means one billion cubic feet of natural gas.

        "Bcfe" means one billion cubic feet of natural gas equivalent.

        "Completion" means the installation of permanent equipment for the production of oil or gas.

        "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

        "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

        "Exploratory well" means a well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new productive reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

        "Gross" when used with respect to acres or wells refers to the total acres or wells in which we or another specified person has a working interest.

        "Mbbls" means one thousand barrels of oil.

        "Mcf" means one thousand cubic feet of natural gas.

        "Mcfe" means one thousand cubic feet of natural gas equivalent.

        "MMbbs" means one million barrels of oil.

        "MMcf" means one million cubic feet of natural gas.

        "MMcfe" means one million cubic feet of natural gas equivalent.

        "Net" when used with respect to acres or wells, refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by us.

        "Net production" means production we own less royalties and production due others.

        "Oil" means crude oil or condensate.

        "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

        "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        "Proved developed non-producing" means reserves (i) expected to be recovered from zones capable of producing but which are shut-in because no market outlet exists at the present time or whose date of connection to a pipeline is uncertain or (ii) currently behind the pipe in existing wells, which are considered proved by virtue of successful testing or production of offsetting wells.

A-1

        "Proved developed producing" means reserves expected to be recovered from currently producing zones under continuation of present operating methods. This category may also include recently completed shut-in gas wells scheduled for connection to a pipeline in the near future.

        "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

        "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        "PV-10" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

        "R/P Index" means an index of total reserve volumes divided by most recent full-year production.

        "Recompletion" means the completion for production of an existing well bore in another formation from which the well has been previously completed.

        "Reserve life" means the calculation derived by dividing year-end reserves by total production in that year.

        "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

        "Spud" means to commence drilling operations on a well.

        "Tcf" means one trillion cubic feet of natural gas.

        "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

A-2

Appendix B

SUMMARY REPORT
OF
CAWLEY, GILLESPIE & ASSOCIATES, INC.

REGARDING

STROUD ENERGY, INC. INTERESTS

TOTAL PROVED RESERVES AS OF DECEMBER 31, 2005

Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-249-7000 FAX 512-233-2618	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817-336-2461 FAX 817-877-3728	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944 FAX 713-651-9980

March 16, 2006

Mr. Pat Noyes
President and CEO
Stroud Energy, Inc.
801 Cherry Street
Suite 3800, Unit 19
Fort Worth, TX 76102

  Re:
  Evaluation Summary—SEC Price Case
   Stroud Energy, Inc. Interests
  Total Proved Reserves
  Certain Oklahoma and Texas Properties
  As of December 31, 2005

Dear Mr. Noyes:

        As requested, we are submitting our estimates of total proved reserves and forecasts of economics attributable to Stroud Energy, Inc. interests in certain oil and gas properties located in Oklahoma and Texas. The results of this evaluation are presented in the accompanying tabulations, with a composite summary presented below:

	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Net Reserves
Oil—Mbbl	310.3	116.6	539.7	966.7
Gas—MMcf	60,733.5	11,797.4	53,096.9	125,627.8
Revenue
Oil—M$	18,217.2	6,860.0	31,702.4	56,779.7
Gas—M$	455,875.2	92,794.2	413,426.5	962,095.9
Severance Taxes—M$	17,132.7	2,543.1	8,900.2	28,575.9
Ad Valorem Taxes—M$	9,821.6	2,116.2	9,349.8	21,287.6
Operating Expenses—M$	60,364.4	8,863.1	34,364.6	103,592.0
Workover Expenses—M$	0.0	0.0	0.0	0.0
3rd Party COPAS—M$	0.0	0.0	0.0	0.0
Other Deductions—M$	0.0	0.0	0.0	0.0
Investments—M$	0.0	12,896.6	116,690.3	129,586.9
Net Operating Income (BFIT)—M$	386,773.8	73,235.3	275,824	735,833.0
Discounted @ 10%—M$	221,593.9	38,661.1	143,740.7	403,995.7

The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc. ("CG&A")

Presentation

        This report is divided into four reserve category sections: Total Proved ("TP"), Proved Developed Producing ("PDP"), Proved Developed Non-Producing ("PDNP") and Proved Undeveloped ("PUD"). Within the PDP, PDNP and PUD sections there is a grand total Table I, a Table II "oneline" summary and individual tables. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. The Table II "oneline" summary presents estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. Following Table II are sequentially numbered individual tables that represent the detailed reserves and economics for each property in the particular reserve category section. The data presented in the individual tables are explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix. For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter.

Hydrocarbon Pricing

        As requested, adjustments were applied to the Stroud furnished initial oil and gas prices of $57.75 per bbl WTI posted and $10.08 per MMBtu Henry Hub, respectively as quoted on December 31, 2005. Prices were not escalated. Oil and gas price differentials were forecast on a per property basis. Gas price differentials include adjustments for heating value, gas shrinkage, transportation and basis differential.

Expenses and Taxes

        Lease operating expenses and investments were forecast as furnished by your office and were not escalated. Severance tax values were provided by Stroud Energy. Ad valorem tax rates were forecast as provided by your office. We have included general and administrative overhead by reserve category at the request of Stroud Energy.

Miscellaneous

        An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included except as noted above.

        The proved reserve classifications used herein conform to the criteria of the Securities and Exchange Commission as defined in page 3 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

        The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials, expenses, investments and tax rates were furnished by your office and were accepted as furnished. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

        This report was prepared for the use of Stroud Energy, Inc. in connection with its Registration Statement. Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,
CAWLEY, GILLESPIE & ASSOCIATES, INC.

Appendix C

SUMMARY REPORT
OF
CAWLEY, GILLESPIE & ASSOCIATES, INC.

REGARDING

JOINT RESOURCES INTERESTS

TOTAL PROVED RESERVES AS OF DECEMBER 31, 2005

Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117 AUSTIN, TEXAS 78729-1106 512-249-7000 FAX 512-233-2618	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817-336-2461 FAX 817-877-3728	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944 FAX 713-651-9980

March 28, 2006

Mr. Pat Noyes
President and CEO
Stroud Energy, Inc.
801 Cherry Street
Suite 3800, Unit 19
Fort Worth, TX 76102

  Re:
  Evaluation Summary—SEC Price Case
   Joint Resources Interests
  Total Proved Reserves
  Barnett Shale Properties
  As of December 31, 2005

Dear Mr. Noyes:

        As requested, we are submitting our estimates of total proved reserves and forecasts of economics attributable to Stroud Energy, Inc. interests in certain oil and gas properties located in Oklahoma and Texas. The results of this evaluation are presented in the accompanying tabulations, with a composite summary presented below:

	Proved Developed Producing	Proved Developed Non-Producing	Proved Undeveloped	Total Proved
Net Reserves
Oil—Mbbl	32.0	37.6	63.3	132.9
Gas—MMcf	10,009.3	4,555.4	12,592.5	27,157.2
Revenue
Oil—M$	1,882.1	2,211.1	3,716.0	7,809.2
Gas—M$	77,066.1	32,172.4	96,165.9	205,404.4
Severance Taxes—M$	5,866.5	1,611.4	2,709.7	10,187.6
Ad Valorem Taxes—M$	1,096.2	491.6	1,457.6	3,045.4
Operating Expenses—M$	19,683.0	3,621.2	15,342.8	38,647.0
Workover Expenses—M$	0.0	0.0	0.0	0.0
3rd Party COPAS—M$	0.0	0.0	0.0	0.0
Other Deductions—M$	0.0	0.0	0.0	0.0
Investments—M$	0.0	5,308.9	21,247.9	26,556.8
Net Operating Income (BFIT)—M$	52,302.4	23,350.4	59,123.9	134,776.7
Discounted @ 10%—M$	30,669.8	12,478.3	31,953.6	75,101.6

The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc. ("CG&A")

Presentation

        This report is divided into four reserve category sections: Total Proved ("TP"), Proved Developed Producing ("PDP"), Proved Developed Non-Producing ("PDNP") and Proved Undeveloped ("PUD").

Within the PDP, PDNP and PUD sections there is a grand total Table I, a Table II "oneline" summary and individual tables. The Table I presents composite reserve estimates and economic forecasts for the particular reserve category. The Table II "oneline" summary presents estimates of ultimate recovery, gross and net reserves, ownership, revenue, expenses, investments, net income and discounted cash flow for the individual properties that make up the corresponding Table I. Following Table II are sequentially numbered individual tables that represent the detailed reserves and economics for each property in the particular reserve category section. The data presented in the individual tables are explained in page 1 of the Appendix. The methods employed in estimating reserves are described in page 2 of the Appendix. For a more detailed explanation of the report layout, please refer to the Table of Contents following this letter.

Hydrocarbon Pricing

        As requested, adjustments were applied to the Stroud furnished initial oil and gas prices of $57.75 per bbl WTI posted and $10.08 per MMBtu Henry Hub, respectively as quoted on December 31, 2005. Prices were not escalated. Oil and gas price differentials were forecast on a per property basis. Gas price differentials include adjustments for heating value, gas shrinkage, transportation and basis differential.

Expenses and Taxes

        Lease operating expenses and investments were forecast as furnished by your office and were not escalated. Severance tax values were provided by Stroud Energy. Ad valorem tax rates were forecast as provided by your office. We have included general and administrative overhead by reserve category at the request of Stroud Energy.

Miscellaneous

        An on-site field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined, nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included except as noted above.

        The proved reserve classifications used herein conform to the criteria of the Securities and Exchange Commission as defined in page 3 of the Appendix. The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date, except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

        The reserve estimates and forecasts were based upon interpretations of data furnished by your office and available from our files. Ownership information and economic factors such as liquid and gas prices, price differentials, expenses, investments and tax rates were furnished by your office and were accepted as furnished. To some extent, information from public records was used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.

        This report was prepared for the use of Stroud Energy, Inc. in connection with its Registration Statement. Our work papers and related data are available for inspection and review by authorized, interested parties.

Yours very truly,
CAWLEY, GILLESPIE & ASSOCIATES, INC.

No dealer, salesperson or other individual has been authorized to give any information or to make representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the initial purchaser. Neither the delivery of this prospectus nor any offer or sale made hereunder shall under any circumstances create any implication that there has not been any changes in our affairs since the date hereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer of solicitation.

TABLE OF CONTENTS

Where You Can Find Information
Prospectus Summary
Risk Factors
Cautionary Statements Concerning Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Holders of Our Common Stock
Unaudited Pro Forma Financial Data
Selected Historical Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business and Properties
Management
Certain Relationships and Related Party Transactions
Security Ownership of Certain Beneficial Owners and Management
Selling Stockholders
Description of Our Capital Stock
Shares Eligible for Future Sale
Underwriting
Material U.S. Federal Tax Consequences for Non-U.S. Holders
Legal Matters
Experts

Glossary of Natural Gas and Oil Terms
Summary Report of Cawley, Gillespie & Associates, Inc. (Stroud Energy, Inc.)
Summary Report of Cawley Gillespie & Associates, Inc. (Joint Resources)

Until                    , 2006 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                      Shares

Stroud Energy, Inc.

Common Stock

PRELIMINARY PROSPECTUS

RAYMOND JAMES

A.G. EDWARDS

PETRIE PARKMAN & CO.

             , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimates of all expenses payable by the registrant in connection with the sale of common stock being registered. The selling stockholders will not bear any portion of such expenses. With the exception of SEC registration fee, the NASD filing fee and the Nasdaq National Market application and entry listing fee, the amounts set forth below are estimates.

SEC registration fee		$8,491
NASD filing fee		8,780
Nasdaq National Market application and entry listing fee		105,000
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving		*
Advisory fee		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our certificate of incorporation provides that no director or officer will be liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer occurring on or after the date of incorporation; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct, fraud or a knowing violation of the law, (iii) the payment of dividends in violation of Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. In addition, if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Our bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the General Corporation Law of the State of Delaware.

        Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

        Our charter also contains indemnification rights for our directors and our officers. Specifically, the charter provides that we shall indemnify our officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware. Further, we may maintain insurance on behalf of our officers and directors against expenses, liability or loss asserted incurred by them in their capacities as officers and directors.

        We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities.

        We have entered into written indemnification agreements with our directors and executive officers. Under these agreement, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

        The registration rights agreement we entered into in connection with our earlier financings provide for the indemnification by the investors in those financings of our officers and directors for certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the three years preceding the filing of this registration statement, we have issued and sold the following securities that were not registered under the Securities Act:

          1.     On September 23, 2005 and in connection with the Combination, we issued 9,740,058 shares of our common stock to the equity holders of our predecessor, Stroud Oil Properties, Inc., and its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd., and in consideration thereof the equity holders assigned to us their respective equity interests in our predecessor and its operating subsidiaries. These shares were issued in a transaction exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

          2.     On September 23, 2005, we issued 6,064,359 shares of our common stock in consideration of $97,029,744 before expenses to qualified institutional buyers, non-U.S. persons and accredited investors in transactions exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. We paid Raymond James & Associates, Inc., Petrie Parkman & Co., and A.G. Edwards and Sons, Inc., who acted as co-placement agents in connection with this transaction, an aggregate of $6,792,082 in placement fees.

          3.     On September 23, 2005, we issued 66,000 shares of restricted common stock to certain of our employees pursuant to our Restricted Stock Plan. These shares were issued in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

          4.     On October 18, 2005, we issued 185,641 shares of our common stock in consideration of $2,970,256 before expenses to qualified institutional buyers, non-U.S. persons and accredited investors in transactions exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act. We paid Raymond James & Associates, Inc., Petrie Parkman & Co., and A.G. Edwards and Sons, Inc., who acted as co-placement agents in connection with this transaction, an aggregate of $207,918 in placement fees.

          5.     On October 26, 2005, we issued 9,375 shares of common stock to certain members of our board of directors or, in the case of Mr. Miller, his designee, pursuant to our 2005 Stock Incentive

  Plan. These shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

          6.     On December 29, 2005, one of our employees exercised options to purchase 1,391 shares of our common stock at an exercise price of $0.48 per share. These shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

          7.     On March 6, 2006, we issued 35,000 shares of restricted common stock pursuant to our Restricted Stock Plan to one of our executive officers. These shares were issued in a transaction exempt from the registration requirements of the Securities Act pursuant to Rule 701, promulgated under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
3.1		Certificate of Incorporation of Stroud Energy, Inc.
3.2		Bylaws of Stroud Energy, Inc.
4.1		Second Amended and Restated Registration Rights Agreement among Stroud Energy, Inc. and equity holders identified in the Combination Agreement, dated September 21, 2005.
4.2		Registration Rights Agreement among Stroud Energy, Inc. and investors identified therein, dated September 23, 2005.
4.3		Specimen Common Stock Certificate.
4.4		Rights Agreement by and between Stroud Energy, Inc. and American Stock Transfer & Trust Company as rights agent dated February 17, 2006.
5.1	*	Opinion of Thompson & Knight LLP regarding legality of securities issued.
10.1		$400,000,000 Senior Secured Revolving Amended and Restated Credit Agreement by and among Stroud Energy, Ltd., as borrower, J.P. Morgan Securities Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent, BNP Paribas, as Syndication Agent, and the financial institutions party thereto, dated March 2, 2006.
10.2		Form of Indemnification Agreement between Stroud Energy, Inc. and each of its directors and officers.
10.3		Stroud Energy, Inc. 2005 Stock Incentive Plan, effective as of September 23, 2005.
10.4		Stroud Energy, Inc. Restricted Stock Plan, effective as of September 23, 2005.
10.5		Combination Agreement by and among Stroud Energy, Inc., its predecessor, Stroud Oil Properties, Inc., its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd., and the equity holders identified therein, dated August 1, 2005.
10.6		Amendment to Combination Agreement by and among Stroud Energy, Inc., its predecessor, Stroud Oil Properties, Inc., its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd., and the equity holders identified therein, dated September 19, 2005.
10.7		Amendment No. 1 to the Stroud Energy, Inc. 2005 Stock Incentive Plan, effective as of September 23, 2005.
10.8		Amendment No. 1 to the Stroud Energy, Inc. Restricted Stock Plan, effective as of September 23, 2005.

10.9		Employment Agreement by and between Stroud Energy, Inc. and Patrick J. Noyes dated October 1, 2005.
21.1		List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Rylander, Clay & Opitz, L.L.P.
23.3		Consent of Cawley, Gillespie & Associates, Inc.
23.4		Consent of DeGolyer and MacNaughton, Inc.
23.5		Consent of T.J. Smith & Company, Inc.
23.6	*	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).
24		Power of Attorney (contained on the signature page hereto).

*
To be filed by amendment.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   To provide the underwriter(s) at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (c)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (d)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, and State of Texas, on the 6th day of April, 2006.

STROUD ENERGY, INC.
By:	/s/ PATRICK J. NOYES Patrick J. Noyes President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 6, 2006. Each person whose signature appears below constitutes and appoints Patrick J. Noyes and Stephen M. Clark, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This document may be executed by the signatories hereto on any number of counterparts, all of which constitute one and the same instrument.

Signature	Title

/s/ PATRICK J. NOYES Patrick J. Noyes	President, Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)
/s/ STEPHEN M. CLARK Stephen M. Clark	Chief Financial Officer, Senior Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)
/s/ CHRISTOPHER A. WRIGHT Christopher A. Wright	Director
/s/ DAVID B. MILLER David B. Miller	Director
/s/ SAMUEL J. ATKINS Samuel J. Atkins	Director
/s/ DAN M. KRAUSSE Dan M. Krausse	Director
/s/ PHILIP S. SMITH Philip S. Smith	Director

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of Stroud Energy, Inc.
3.2	Bylaws of Stroud Energy, Inc.
4.1	Second Amended and Restated Registration Rights Agreement among Stroud Energy, Inc. and equity holders identified in the Combination Agreement, dated September 21, 2005.
4.2	Registration Rights Agreement among Stroud Energy, Inc. and investors identified therein, dated September 23, 2005.
4.3	Specimen Common Stock Certificate.
4.4	Rights Agreement by and between Stroud Energy, Inc. and American Stock Transfer & Trust Company as rights agent dated February 17, 2006.
5.1*	Opinion of Thompson & Knight LLP regarding legality of securities issued.
10.1	$400,000,000 Senior Secured Revolving Amended and Restated Credit Agreement by and among Stroud Energy, Ltd., as borrower, J.P. Morgan Securities Inc., as Lead Arranger and Book Manager, JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent, BNP Paribas, as Syndication Agent, and the financial institutions party thereto, dated March 2, 2006.
10.2	Form of Indemnification Agreement between Stroud Energy, Inc. and each of its directors and officers.
10.3	Stroud Energy, Inc. 2005 Stock Incentive Plan, effective as of September 23, 2005.
10.4	Stroud Energy, Inc. Restricted Stock Plan, effective as of September 23, 2005.
10.5	Combination Agreement by and among Stroud Energy, Inc., its predecessor, Stroud Oil Properties, Inc., its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd., and the equity holders identified therein, dated August 1, 2005.
10.6	Amendment to Combination Agreement by and among Stroud Energy, Inc., its predecessor, Stroud Oil Properties, Inc., its operating subsidiaries, Stroud Energy Management, Ltd. and Stroud Energy, Ltd., and the equity holders identified therein, dated September 19, 2005.
10.7	Amendment No. 1 to the Stroud Energy, Inc. 2005 Stock Incentive Plan, effective as of September 23, 2005.
10.8	Amendment No. 1 to the Stroud Energy, Inc. Restricted Stock Plan, effective as of September 23, 2005.
10.9	Employment Agreement by and between Stroud Energy, Inc. and Patrick J. Noyes dated October 1, 2005.
21.1	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Rylander, Clay & Opitz, L.L.P.
23.3	Consent of Cawley, Gillespie & Associates, Inc.
23.4	Consent of DeGolyer and MacNaughton, Inc.
23.5	Consent of T.J. Smith & Company, Inc.
23.6*	Consent of Thompson & Knight LLP (contained in Exhibit 5.1).
24	Power of Attorney (contained on the signature page hereto).

*
To be filed by amendment.